Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

with respect to the acquisition by

9559-2796 QUÉBEC INC.

of all of the issued and outstanding shares of

EDDYFI HOLDING INC.

and

NDT NATION INC.

and

NDT ALLIANCE INC.

and

HMT INC.

and

GESTION MICHAEL SIROIS INC.

and

GESTION FLORIAN HARDY INC.

Dated as of January 31, 2026

- i -

- ii -

Exhibit A:	VENDORS OWNERSHIP AND DESIGNATED PERCENTAGES
Exhibit B:	EXAMPLE OF CLOSING SCHEDULE
Exhibit C:	DISCLOSURE SCHEDULES
Exhibit D:	OPTION HOLDERS AND OPTIONS
Exhibit E:	PRE-CLOSING REORGANIZATION

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement dated as of January 31, 2026 is made

BY AND AMONG:	9559-2796 QUÉBEC INC., a corporation governed by the laws of the Province of Quebec (the “Purchaser”);

AND:	NOVACAP INTERNATIONAL TMT V, L.P., a limited partnership formed under the laws of the Province of Quebec (“Novacap International”);

AND:	NOVACAP TMT V CO-INVESTMENT (PREVIAN), L.P., a limited partnership formed under the laws of the Province of Quebec (“Novacap Co-Investment”);

AND:	NOVACAP TMT V, L.P., a limited partnership formed under the laws of the Province of Quebec (“Novacap TMT V”);

AND:	NOVACAP TMT V-A, L.P., a limited partnership formed under the laws of the Province of Quebec (“Novacap TMT V-A”);

AND:	NVC TMT V, L.P., a limited partnership formed under the laws of the Province of Quebec (“NVC TMT V”);

AND:	NVC TMT V-A, L.P., a limited partnership formed under the laws of the Province of Quebec (“NVC TMT V-A” and together with Novacap International, Novacap Co-Investment, Novacap TMT V, Novacap TMT V-A and NVC TMT V, the “Novacap Vendors”, and each, individually, a “Novacap Vendor”);

AND:	CDP INVESTISSEMENTS INC., a corporation governed under the laws of the Province of Quebec, (“CDP” and, together with the Novacap Vendors, the “Principal Shareholders”);

AND:	each of the Employee Shareholders (as defined below) pursuant to the Joinder Agreement (as defined below) delivered prior to the Closing;

AND:	MICHAEL SIROIS, a physical person residing in the Province of Quebec (“Michael”);

AND:	9519-8420 QUÉBEC INC., a corporation incorporated under the laws of the Province of Quebec (“8420”);

AND:	FIDUCIE FAMILIALE MICHAEL SIROIS, a trust formed under the laws of the Province of Quebec (the “Michael Trust”);

AND:	PLACEMENTS MSR INC., a corporation incorporated under the laws of the Province of Quebec (“InvestCo Michael” and, together with Michael, 8420 and the Michael Trust, the “Gestion Michael Shareholders”);

AND:	FLORIAN HARDY, a physical person residing in the Province of Quebec (“Florian”);

AND:	9519-8404 QUÉBEC INC., a corporation incorporated under the laws of the Province of Quebec (“8404”);

AND:	9519-8388 QUÉBEC INC., a corporation incorporated under the laws of the Province of Quebec (“8388”);

AND:	FIDUCIE FAMILIALE FLORIAN HARDY, a trust formed under the laws of the Province of Quebec (the “Florian Trust”);

AND:	FIDUCIE FAMILIALE FLORIAN HARDY 2023, a trust formed under the laws of the Province of Quebec (the “Florian 2023 Trust”);

AND:	INVESTISSEMENTS FLORIAN HARDY INC., a corporation incorporated under the laws of the Province of Quebec (“InvestCo Florian” and, together with Florian, 8404, 8388, the Florian Trust and the Florian 2023 Trust, the “Gestion Florian Shareholders”);

AND:	EDDYFI HOLDING INC., a corporation incorporated under the laws of the Province of Quebec (the “Corporation”);

AND:	NDT NATION INC., a corporation incorporated under the laws of the Province of Quebec (“NDT Nation”);

AND:	NDT ALLIANCE INC., a corporation incorporated under the laws of the Province of Quebec (“NDT Alliance” and, together with NDT Alliance and NDT Nation, the “Eddyfi Holdcos”);

AND:	HMT INC., a corporation incorporated under the laws of the Province of Quebec (“HMT”);

AND:	GESTION MICHAEL SIROIS INC., a corporation incorporated under the laws of the Province of Quebec (“Gestion Michael”);

AND:	GESTION FLORIAN HARDY INC., a corporation incorporated under the laws of the Province of Quebec (“Gestion Florian” and, together with Gestion Michael, the “Gestion Holdcos” and, together with HMT and the Eddyfi Holdcos, the “Holdcos”);

AND:	MARTIN THÉRIAULT, a physical person residing in the Province of Quebec (“Martin”);

AND:	H3A INC., a corporation incorporated under the laws of the Province of Quebec (“H3A”);

AND:	FIDUCIE FAMILIALE MARTIN THÉRIAULT, a trust formed under the laws of the Province of Quebec (the “Martin Trust”);

AND:	3ALPHA CAPITAL INC., a corporation incorporated under the laws of the Province of Quebec (“InvestCo Martin” and, together with Martin, H3A and the Martin Trust, the “HMT Shareholders”);

AND:	SAMUEL NASSO, a physical person residing in the Province of Quebec (“Samuel”);

AND:	ANDRÉ LÉVESQUE, a physical person residing in the Province of Quebec (“André”); and

TO WHICH INTERVENES:	ESAB CORPORATION, a corporation incorporated under the laws of the State of Delaware (the “Parent”).

RECITALS:

(A)	The Principal Shareholders, together with the Eddyfi Holdcos, are the registered and beneficial owners of all of the issued and outstanding shares in the capital of the Corporation.

(B)	HMT, the Gestion Holdcos and the Employee Shareholders are the registered and beneficial owners of all of the issued and outstanding shares in the capital of the Eddyfi Holdcos.

(C)	In accordance with the terms of this Agreement, among other things, (i) the Purchaser wishes to purchase, and the Principal Shareholders wish to sell, all of the shares they hold in the issued and outstanding capital of the Corporation, (ii) the Purchaser wishes to purchase, and the Employee Shareholders wish to sell, all of the shares they hold in the issued and outstanding capital of the Eddyfi Holdcos (which, for the avoidance of doubt, excludes all issued and outstanding shares in the capital of the Eddyfi Holdcos held by the Gestion Holdcos and HMT), and (iii) the Purchaser wishes to purchase, and the Gestion Florian Shareholders, the Gestion Michael Shareholders and the HMT Shareholders wish to sell, all of the shares they hold in the issued and outstanding capital of the Gestion Holdcos and HMT, the whole as set out in Exhibit A (collectively, the “Purchased Shares”), subject to the terms and conditions set out herein.

(D)	Immediately prior to the Closing (as defined below), all Options (as defined below) that will be outstanding immediately before the Closing Date will be surrendered to the Corporation for consideration payable by the Corporation to the Option Holders (as defined below) in an aggregate amount equal to the Cash Out Options Amount (as defined below).

(E)	The Parent is not a Party but is a signatory to this Agreement for the limited and sole purpose of agreeing to provide the Guaranty in Section 11.15.

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1
INTERPRETATION

Section 1.1 Definitions.

In this Agreement:

“2017 Option Plan” means the Employee Plan that is the 2017 Stock Option Plan of Previan Technologies (as successor to NDT Québec Inc.) dated and effective as of March 3, 2017, as amended from time to time.

“2018 Option Plan” means the Employee Plan that is the Stock Option Plan – Eddyfi 2018 (formerly the 2018 stock option plan of Eddyfi NDT Inc.) of Previan Technologies (as successor to NDT Québec Inc.) dated and effective as of January 23, 2020, as amended from time to time.

“2020 (April) Option Plan” means the Employee Plan that is the 2020 Stock Option Plan of Previan Technologies (as successor to NDT Québec Inc.) dated April 29, 2020 but effective as of February 3, 2020.

“2020 (September) Option Plan” means the Employee Plan that is the 2020 Stock Option Plan of Previan Technologies (as successor to NDT Québec Inc.) dated September 1, 2020 but effective as of February 3, 2020.

“2024 Option Plan” means the Employee Plan that is the 2024 Stock Option Plan of Previan Technologies (as successor to Previan Holding Inc.) dated November 6, 2024.

“Accounting Principles” means in the following order of priority: (a) the accounting methods, categorizations, practices, estimation techniques, assumptions, principles and calculations utilized in the preparation of Exhibit B; (b) to the extent not addressed in the immediately preceding clause (a), the accounting principles, policies, treatments, categorizations, practices, methods, bases and estimates applied (including in the exercise of management judgment and discretion) used in the preparation of the most recent Annual Financial Statements; and (c) to the extent not addressed in the preceding clauses (a) and (b), IFRS.

“Affiliate” means, with respect to any Person, any other Person who or which directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Agreement” means this Share Purchase Agreement and all Exhibits and Schedules attached hereto, as the same may be amended or supplemented from time to time.

“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement.

“André” has the meaning set out in the recitals hereto.

“Annual Financial Statements” means the audited consolidated financial statements of Previan Technologies for the fiscal year ended December 31, 2024.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the UK Bribery Act 2010, and any other applicable anti-corruption laws or regulations.

“Anti-Money Laundering Laws” means Laws relating to money laundering, including financial recordkeeping and reporting requirements, in any jurisdiction in which the Corporation or its Subsidiaries is incorporated or does business.

“Antitrust Clearances” means the HSR Clearance and, if required, the Competition Act Clearance.

“Antitrust Laws” means the Competition Act, the HSR Act, and any other applicable national, regional, domestic or foreign Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (a) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement having the force of law, and (b) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (the immediately preceding clauses (a) and (b), collectively, “Law”), in each case relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of Law (or any part thereof) by any Person having jurisdiction over it or charged with its administration or interpretation.

“Auditors” means KPMG LLP.

“Authorization” means, with respect to any member of the Group, any Order, permit, approval, consent, waiver, license, or similar authorization of any Governmental Authority having jurisdiction over such member of the Group.

“Books and Records” means any books, records and accounts of the Group related to the Business including, without limitation, invoices, financial data and records and copies of filed Tax Returns but excludes all privileged communications and all documents containing such communications related to the Transactions or any other transactions contemplated in any Ancillary Agreements.

“Business” means the business carried on by the Group as of the date hereof, consisting of providing diagnostic technology products, software and solutions for infrastructures and critical assets.

“Business Day” means any day except Saturday, Sunday or any day on which the principal commercial banks are generally not open for business in Quebec City, Quebec or North Bethesda, Maryland, USA.

“Carved-Out IP Rights” has the meaning set out in Section 4.13(1).

“Cash” means the aggregate sum of all cash and cash equivalents (including marketable securities that are convertible into cash within ninety (90) days, checks, bank deposits and short-term investments and deposits with third parties, but net of all issued but uncleared checks, wires in transit and drafts) of the Group and the Holdcos, on a consolidated basis, as determined in accordance with the Accounting Principles.

“Cash Out Options Amount” means the amount equal to the aggregate “in-the-money” value of the Options payable to the Option Holders, before any applicable withholding, for the cancellation of their Options in accordance with the Option Notice.

“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, as amended, and the regulations promulgated thereunder.

“CDP” has the meaning set out in the recitals hereto.

“CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Governmental Authority acting in its capacity as a member of CFIUS or directly involved in CFIUS’s review of the Transactions.

“Claim” means claims, demands, complaints, proceedings, actions, objections, appeals, arbitrations, suits, audits, hearings, inquiries, investigations, assessments, reassessments or grievances commenced, brought, conducted or heard by or before, any Governmental Authority.

“Classified Government Contracts” means any contracts, orders, and tasks of the Group that are held or received by, or requested of, the Group or any member of the Group in connection with which the Group or one or more members of the Group is required by Law to hold a Facility Clearance (as defined under the NISPOM) or for which one or more members of the Group is otherwise required to have access to classified information to perform certain contract, order or task requirements.

“Closing” means the completion of the purchase and sale of the Purchased Shares in accordance with the provisions of this Agreement on the Closing Date.

“Closing Cash” means the Cash as of immediately prior to the Effective Time, calculated in accordance with the Accounting Principles.

“Closing Date” has the meaning set out in Section 6.1.

“Closing Date Balance Sheet” means the consolidated balance sheet of the Group audited by the Auditors, for the period ending as of immediately prior to the Effective Time.

“Closing Indebtedness” means the Indebtedness as of immediately prior to the Effective Time, calculated in accordance with the Accounting Principles.

“Closing Payment” has the meaning set out in Section 2.3(g).

“Closing Schedule” means the statement substantially in the form of the statement attached hereto as Exhibit B calculating the (a) Closing Cash, (b) Closing Working Capital, (c) Closing Indebtedness, and (d) Closing Transaction Expenses; in each case, prepared in accordance with the illustrative calculation attached in Exhibit B.

“Closing Transaction Expenses” means the amount of Corporation Transaction Expenses as of immediately prior to the Effective Time.

“Closing Working Capital” means the Working Capital as of immediately prior to the Effective Time, calculated in accordance with the Accounting Principles and the illustrative calculation attached in Exhibit B.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition established under subsection 7(1) of the Competition Act and any Person authorized to perform duties on behalf of the Commissioner of Competition.

“Competition Act” means the Competition Act (Canada), as amended, and the regulations promulgated thereunder.

“Competition Act Clearance” means, if required, the following with respect to the Transactions:

(a)	(i) the expiry or termination of the applicable waiting period under section 123 of the Competition Act, or the waiver of compliance with Part IX of the Competition Act under section 113 of the Competition Act and, unless waived in writing by the Purchaser, (ii) the Commissioner advising the Purchaser in writing that he or she does not intend, at such time, to make an application for an order under section 92 of the Competition Act and the Commissioner has not amended or rescinded that notice; or

(b)	the issuance by the Commissioner of an advance ruling certificate under section 102 of the Competition Act.

“Computer Systems” means all computer hardware, peripheral equipment, software and firmware, processed data, technology infrastructure and other computer systems and services that are used by or accessible to any member of the Group to receive, store, process or transmit data, to carry on the Business or to carry on its day-to-day operations and affairs.

“Confidentiality Agreement” has the meaning set out in Section 4.5.

“Contracts” means all contracts, agreements, licences, leases, purchase orders, arrangements and legally enforceable commitments, in each case, whether oral or written.

“Corporation” has the meaning set out in the recitals hereto.

“Corporation Transaction Expenses” means the aggregate amount of all fees, costs, expenses or other amounts incurred or payable by any member of the Group in connection with or triggered by the Transactions, without duplication with and excluding any liabilities and items included in the calculation of the Working Capital, the Indebtedness and the Vendors’ Transaction Expenses, including, without limitation, (a) the out-of-pocket fees and expenses of investment bankers, legal counsel, accountants, consultants, independent contractors, brokers, finders or similar service providers, and other advisors in connection with or triggered by the negotiation, execution and delivery of this Agreement and the consummation of the Transactions, (b) any change of control, special, transaction, retention or termination bonuses and severance or other similar payments owed or that become payable in the future to any of the Employees, directors or officers of any member of the Group or any other Person in connection with the Transactions (but excluding the Cash Out Options Amount and any “double trigger” severance payments caused by actions taken by the Purchaser or its Affiliates at or after the Closing), including the employer portion of any payroll, employment or other Tax associated with any of the foregoing payments, as well as, the employer portion of payroll Taxes payable in respect of the Cash Out Options Amount, and that are triggered in connection with the Transactions, and (c) the premium and other costs and expenses due and unpaid by the Corporation at the Closing in connection with the purchase of the Tail Policy.

“Current Assets” means the aggregate sum of the values of the accounts receivable (net of reserves), current Tax credits receivables, work-in-progress, pre-paid expenses, government remittances receivable, inventories (net of reserves) and contract assets of the Group and the Holdcos, on a consolidated basis, calculated in accordance with the Accounting Principles, but excluding (a) any amount, without duplication, that is included within Cash or that is an intercompany or related party receivable amount and, (b) for greater certainty, any income Taxes receivable and future or deferred Tax assets.

“Current Liabilities” means the aggregate sum of the accounts payable, accrued expenses and liabilities, current and non-current deferred revenues and customer deposits of the Group and the Holdcos, on a consolidated basis, including full accrual for all goods and services incurred, delivered or otherwise related to the period prior to the Effective Time, all employee-related liabilities with respect to any current or former Employee, officer or director of a member of the Group (including salary, accrued vacation, employee benefits, unfunded or underfunded deferred compensation, unpaid severance, workers’ compensation claims, any historical transaction bonus still due and any liability in respect of accrued or anticipated but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of fiscal year that includes the Closing Date and ending on the Closing Date) and all related benefits and the employer portion of payroll Taxes payable thereon by any member of the Group or any Holdco at or as of immediately prior to the Effective Time, and any non-income Tax payables, calculated in accordance with the Accounting Principles, but excluding (a) any amount that is included within Indebtedness or Corporation Transaction Expenses or that is an intercompany or related party receivable amount, (b) any liabilities payable or accrued relating to Claims, and (c) any current income Tax liabilities or future or deferred Tax liability.

“Customs & Trade Laws” means all applicable export, import, customs and trade, controlled goods and anti-boycott Laws in any relevant jurisdiction to the extent they are applicable to the Group, including: the Customs Act (Canada), the Customs Tariff (Canada), the Export and Import Permits Act (Canada), the Special Import Measures Act (Canada) and the Defence Production Act (Canada).

“Data Room” means the virtual data room maintained by Goldman Sachs with DataSite LLC and entitled “Van Halen”.

“DCSA” has the meaning set out in Section 3.2(19)(b).

“DCSA Approval” means the Parties have received from DCSA, and any other Governmental Authority (to the extent required), all necessary approvals under the National Industrial Security Program established by Executive Order 12829 in order to mitigate foreign ownership, control, or influence (“FOCI”) that arises from the Transactions over any Subsidiary of the Corporation that operates pursuant to a facility security clearance administered by DCSA.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date of this Agreement, among the Purchaser and the Debt Financing Sources, together with any related fee letters (which fee letters may be redacted to omit the fee amounts and other economic terms and the “flex” provisions thereof or any other provision thereof as may be required by the lenders that are counterparties thereto, it being agreed that no such redacted terms would adversely affect the availability of the Debt Financing or expand the conditions to obtaining such Debt Financing on the Closing Date), as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with Section 4.17(6), pursuant to which such Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide to the Purchaser the amount of Debt Financing set forth therein.

“Debt Financing” means any credit facility, issuance of debt securities or other debt financing that may be obtained or consummated by the Purchaser for the purposes of financing all or any portion of the Transactions.

“Debt Financing Documents” means the definitive documentation with respect to the Debt Financing on the respective terms and conditions contained in the Debt Commitment Letter.

“Debt Financing Sources” means the agents, arrangers, bookrunners, lenders and other entities that have committed to provide or arrange, or have otherwise entered into agreements in connection with, all or any part of the Debt Financing in connection with the Transactions, including the parties to the Debt Commitment Letter, any joinder agreements, credit agreements or securities purchase and offering materials entered into or provided in connection therewith, together with their respective Affiliates, officers, directors, employees, controlling persons, agents, advisors and representatives and their respective successors and assigns.

“Designated Amounts” has the meaning set out in Section 8.1(2).

“Designated Percentage” means, for each Vendor, the percentage as specified opposite the name of such Vendor in Exhibit A or as otherwise provided in a joint written notice by the Vendors’ Representatives to the Purchaser prior to Closing.

“Designated Transferee” has the meaning set out in Section 4.13(1).

“Disclosure Schedules” means the disclosure schedules forming part of this Agreement and attached hereto as Exhibit C and the disclosure schedules delivered separately by a member of the Group in connection with this Agreement.

“Draft Closing Statement” has the meaning set out in Section 2.6(1).

“Eddyfi Holdcos” has the meaning set out in the recitals hereto.

“Effective Time” means 0:01 a.m. Eastern time on the Closing Date.

“Employee” means any individual who is employed as of the Closing by a member of the Group, whether on a full-time or part-time basis.

“Employee Plans” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (b) employee benefit, vacation, paid time off and other fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing savings, commission, termination, redundancy, change of control, retention, pension, retirement, deferred compensation, profits interest, phantom equity, restricted stock unit, restricted stock or unit, stock or unit option, stock or unit purchase, stock or unit appreciation, health, welfare, medical, dental, prescription, short- or long-term disability, accident, hospitalization, life insurance or other health or welfare benefit insurance, retiree medical or life insurance, supplemental retirement, and similar agreements, plans, programs or arrangements relating to current or former Employees, officers, consultants, independent contractors or other service providers of a member of the Group (or the beneficiaries or dependents of such Persons) in each case, that is (i) maintained, sponsored, contributed to, required to be contributed to, or funded by the members of the Group or any of their ERISA Affiliates or (ii) under which any member of the Group or any of their ERISA Affiliates has any liability, contingent or otherwise, in each case, other than government sponsored pension, health insurance and employment insurance plans.

“Employee Shareholders” means, collectively, all shareholders of each of the Eddyfi Holdcos, other than the Gestion Holdcos; and “Employee Shareholder” means any one of them.

“Environmental Law” means Applicable Law in respect of the protection of the natural environment or any species or organisms that make use of it, public or occupational health or safety, or the manufacture, importation, exportation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

“Equity Financing” has the meaning set out in Section 4.18.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with any member of the Group and that, together with any member of the Group, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means an escrow agent carrying on business in Canada as appointed by the Parties for the purposes of the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into at Closing between the Vendors’ Representatives, the Purchaser and the Escrow Agent, in form and substance satisfactory to the Vendors’ Representatives and the Purchaser, each acting reasonably.

“Escrow Amount” means $14,500,000.

“Estimated Cash” has the meaning set out in Section 2.3(a).

“Estimated Cash Out Options Amount” has the meaning set out in Section 2.3(e).

“Estimated Closing Statement” has the meaning set out in Section 2.3.

“Estimated Indebtedness” has the meaning set out in Section 2.3(b).

“Estimated Purchase Price” has the meaning set out in Section 2.3(f).

“Estimated Transaction Expenses” has the meaning set out in Section 2.3(c).

“Estimated Working Capital” has the meaning set out in Section 2.3(e).

“Existing Credit Agreement” means the credit agreement dated as of June 4, 2025 among, inter alios, the Corporation, as parent, Previan Technologies, as borrower, the lenders from time to time party thereto, as lenders, and NBC, as administrative agent.

“Existing HSBC France Facility Agreement” means the letter dated February 26, 2025 between HSBC France, as lender, and Eddyfi Europe, as borrower.

“Existing HSBC UK Facility Agreement” means the uncommitted facility agreement dated November 24, 2025 between HSBC UK, as lender, and Eddyfi Holding UK Ltd., Eddyfi UK Limited and Senceive Limited, as borrowers.

“Existing HSBC US Facility Agreement” means the facility agreement dated August 25, 2025 between HSBC US, as lender, and Eddyfi Corp., as borrower.

“Florian” has the meaning set out in the recitals hereto.

“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements.

“FOCI” has the meaning set out in the definition of DCSA Approval.

“FOCI Mitigating Measures” means any measures, including but not limited to a Special Security Agreement, identified by DCSA or any other Governmental Authority as may be required for the Purchaser and the Corporation to mitigate FOCI identified by DCSA or any other applicable cognizant security office or cognizant security agency under the NISPOM, or other applicable U.S. national industrial security regulations, that arise as a result of the Transactions.

“FOCI Mitigation Plan” has the meaning set out in Section 4.4(3).

“Foreign Investment Clearances” means, collectively, the DCSA Approval, the French Foreign Investment Clearance, the Italian Foreign Investment Clearance, and, if required, the ICA Approval.

“Foreign Investment Laws” means any national, regional, domestic or foreign Law regarding foreign direct investment, including Laws requiring approval related to national security in the context of foreign direct investment.

“Foundation Option Plan” means the stock option plan of Previan Technologies (as successor to Previan Holding Inc.) governed by the Option Agreement dated April 4, 2023 between Previan Holding Inc. and Previan Foundation.

“Fraud” means, with respect to any Party, the intentional and willful making of any false or incorrect representation or warranty contained in this Agreement by such Party with the intent to deceive another Party or to induce another Party to enter into this Agreement, provided that: (a) at the time such representation or warranty was made, such Party’s Specified Persons had actual knowledge that it was inaccurate or constituted a misrepresentation; (b) another Party relied on such false or incorrect representation or warranty; and (c) another Party incurred or suffered losses, damages, claims or expenses (including attorneys’ fees) as a result of, in respect of, in connection with, pursuant to or arising out of such false or incorrect representation or warranty. For purposes of this definition, “actual knowledge of a Party” shall be deemed to refer to the actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of a Party’s Specified Persons.

“French Foreign Investment Clearance” means either of (a) the express authorization of the Transactions by the French Ministre de l’Economie pursuant to the Foreign Investment Laws applicable in France, or (b) the written confirmation by the French Ministre de l’Economie to the Purchaser that the Transactions are not subject to the authorization process provided by the Foreign Investment Laws applicable in France.

“Fundamental Representations and Warranties” means, collectively, the representations and warranties given by the Vendors, the Corporation or the Purchaser, as applicable, in Section 3.1(1) [Formation and Corporate Power], Section 3.1(4) [Enforceability of Obligations], Section 3.1(5) [Ownership of the Purchased Shares], Section 3.1(7) [Tax Status], Section 3.2(1) [Organization and Capitalization of the Members of the Group and the Holdcos], Section 3.2(2) [Enforceability of Obligations], Section 3.2(3) [Holdcos], Section 3.2(5)(a) [No Contravention], Section 3.2(8) [Bankruptcy, Insolvency and Reorganization], Section 3.3(1) [Incorporation and Corporate Power], and Section 3.3(4) [Enforceability of Obligations].

“Gestion Holdcos” has the meaning set out in the recitals hereto.

“Government Assistance Programs” has the meaning set out in Section 3.2(15).

“Governmental Authority” means any (a) multinational, federal, national, provincial, regional, municipal, local government, domestic or foreign government, legislative, executive, judicial or administrative body or person, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency, (b) any subdivision, agent, nominee, commission, board, or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, self-regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange.

“Government Contract” means any contract or agreement with any Governmental Authority that is material to the Business.

“Group” or “members of the Group” means, collectively, the Corporation and all of its Subsidiaries and, for purposes of Section 3.2(29) and Article 8, the Holdcos, collectively; and “member of the Group” means any one of them.

“Group Intellectual Property” means any Intellectual Property that is used or owned or purported to be owned by any member of the Group in the conduct of the Business, including all Group Registered Intellectual Property.

“Group Registered Intellectual Property” means all of the Registered Intellectual Property owned by, registered or filed in the name of any member of the Group.

“GST/HST/QST” means all goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada), the Quebec sales tax imposed under the Act Respecting the Quebec Sales Tax and any other similar value added or sales tax imposed under any Applicable Law.

“Guaranty” has the meaning set forth in Section 11.15.

“Hazardous Substance” means any material, waste, product, pollutant, contaminant, hazardous substance, compound, mixture, solid, liquid, vapor, mineral or gas, in each case, whether naturally occurring or manmade that is subject to regulation, investigation, control, or remediation under any Environmental Law, or to which exposure is now prohibited, limited, or regulated by, or under any Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, lead, poly- and perfluoroalkyl substances, radon, urea formaldehyde insulation, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HMT” has the meaning set out in the recitals hereto.

“Holdcos” or “Holdco” has the meaning set out in the recitals hereto.

“HSBC France” means HSBC Continental Europe.

“HSBC UK” means HSBC UK Bank plc.

“HSBC US” means HSBC Bank USA, National Association.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Clearance” means the expiration or termination of any and all waiting periods required under the HSR Act, including, as applicable, any extensions of such waiting periods or any timing Contracts with the United States Department of Justice or Federal Trade Commission having the purpose or effect of committing a Party not to close any of the Transactions before a certain date or event.

“ICA” means the Investment Canada Act (Canada), as amended, and the regulations promulgated thereunder.

“ICA Approval” means, if required, in respect of the Transactions, that: (a) the Purchaser shall have received written evidence from the responsible Minister under the ICA that the Minister is satisfied or is deemed to be satisfied that the Transactions are likely to be of net benefit to Canada pursuant to the ICA; and (b) there shall be no Order prohibiting Closing under the ICA.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as applied using the same accounting methods, policies, principles, practices and procedures with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Annual Financial Statements.

“Indebtedness” means, with respect to the Group and the Holdcos, on a consolidated basis, the amount, positive or negative, equal to (without duplication with any Current Liabilities and any Corporation Transaction Expenses): (a) all outstanding principal amount of, accrued and unpaid interest on, borrowed money (including overdraft facilities), whether short term or long term, or any loans from shareholders or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, whether current or funded, or secured or unsecured; (b) all obligations evidenced by any note, bond, debenture, mortgage or other debt instrument, or debt security; (c) all obligations for the deferred purchase price of property (whether real or intangible or movable or immovable or corporeal or incorporeal) arising out of any prior acquisition or business combination, including the maximum amounts potentially payable pursuant to any earnout or other contingent consideration arrangements relating thereto; (d) all indebtedness arising under financing arrangements for conditional sales contracts and other similar title retention instruments (for clarity, including vehicle leases but excluding operational leases); (e) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien; (f) any liability of such Person in respect of banker’s acceptances; (g) all obligations, determined after offsetting with any cash collateral deposits and any asset positions against any liability position, under mark to market hedging arrangements and other similar agreements and derivative instruments measured at their fair market value, provided that, for greater certainty, an asset under such arrangements or agreements would reduce Indebtedness; (h) any income Taxes payable for all Pre-Closing Tax Periods (with such Taxes for a Straddle Period allocated in accordance with Section 8.3), net of: (i) any Tax instalments and estimated payments made prior to the Closing, (ii) income Taxes receivable and long term Tax credits receivable, and (iii) an amount equal to the Specified Tax Benefit; provided that, for greater certainty, this clause (h) can result in a negative amount which would reduce the amount of Indebtedness; (i) all obligations for declared dividends to the extent they remain unpaid; (j) any intercompany and related party receivable amounts or balances that are not fully eliminated upon consolidation; and (k) all accrued or incurred interest, fees, prepayment penalties or other similar obligations with the foregoing; provided, that Indebtedness with respect to the Group and the Holdcos shall not include (i) accounts payable to trade creditors and accrued expenses arising in the Ordinary Course of Business to the extent such liabilities are included in the definitions of Working Capital or Corporation Transaction Expenses or taken into account in the computation of the Cash Out Options Amount, and (ii) any deferred Tax liabilities.

“Independent Accountant” has the meaning set out in Section 2.7(2).

“Independent Contractors” has the meaning set out in Section 3.2(23)(a).

“Initial Undertakings” has the meaning set out in Section 4.4(2)(d).

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists and all documentation relating to any of the foregoing; (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law Trademarks and service marks, Trademark and service mark and trade dress registrations and applications therefor; and (f) any other forms of intellectual property rights and all rights of action, powers, and benefits relating thereto, including the right to bring proceedings and claim or recover damages or other remedies in relation to any infringement, including past infringements.

“Interim Financial Statements” means the unaudited balance sheet of the Group as of September 30, 2025 on a consolidated basis and the related unaudited consolidated statements of income and cash flows.

“Interim Period” means the period commencing on the date of this Agreement and ending on the earlier of (a) the Closing Date, and (b) the date this Agreement is terminated in accordance with the terms hereof.

“International Trade Laws” means all applicable Sanctions and Customs and Trade Laws.

“ITA” means the Income Tax Act (Canada), and the regulations promulgated thereunder.

“Italian Foreign Investment Clearance” means approval of the Transactions by the Presidency of the Council of Ministers of the Italian Government or any other office, department or branch of the Italian Government competent under the Foreign Investment Laws applicable in Italy, whether express or tacit, upon expiry of the applicable law term, or by confirming the non-applicability of the Foreign Investment Laws applicable in Italy.

“Joinder Agreements” has the meaning set out in Section 4.12.

“Lien” means any mortgage, charge (whether fixed or floating), pledge, hypothecation, assignment, assignment by way of security, lien (statutory or otherwise), option, deed of trust, encumbrance, right of pre-emption, right of first refusal, or other security interest or similar restriction or arrangement, in each case howsoever created or arising.

“Michael” has the meaning set out in the recitals hereto.

“made available to the Purchaser” and like terms when used in reference to a document, means that the document was made available for viewing in the Data Room as the Data Room existed as of 10:00 a.m. (Eastern time) on the date that is two Business Days prior to the date of this Agreement.

“Martin” has the meaning set out in the recitals hereto.

“Material Adverse Change” means any change that (a) is material and adverse to the Business, the results of operations or financial condition of the Group, taken as a whole, or (b) would materially and adversely affect the ability of the Vendors to consummate the Transactions, except, with respect to the immediately preceding clause (a), for any change caused by, pertaining to or arising from the following: (i) the execution of this Agreement or the announcement, pendency or completion of the Transactions or the performance of any obligation hereunder; (ii) any action or omission of the Vendors or the Group in response to a written request, or with the written consent, of the Purchaser; (iii) any action or omission taken by the Vendors or the Group solely as a result of the refusal by the Purchaser to provide any consent required by the Vendors or the Group to take such action pursuant to the terms of this Agreement; (iv) changes in the Canadian, American or foreign economies or in the capital markets in general, including changes in interest rates, credit ratings, exchange rates or currencies or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (v) conditions generally affecting the industries, markets or sectors in which the Group operates or the markets for any of the products or services of the Group; (vi) any strikes, slowdowns, work stoppages or other labour unrest; (vii) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions; (viii) any change or proposed change in Applicable Laws, regulatory conditions, government programs or policies or IFRS, or the interpretation, application or non-application of Laws or IFRS; (ix) earthquakes, hurricanes, tsunamis, tornadoes, floods, wild fires or other natural disasters; (x) any epidemic or pandemic; (xi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions or other financial performance or results of operations for any period; (xii) the identity of, or the effects of any facts or circumstances relating to, the Purchaser; (xiii) any action taken or statement made by the Purchaser or any of its Affiliates or its or their respective Representatives; (xiv) compliance with the provisions of, or the taking of any action required by, this Agreement; (xv) any matter disclosed in the Disclosure Schedules; (xvi) the effect of any breach, violation or non-performance of any provision of this Agreement by the Purchaser or any of its Affiliates or any action taken by the Purchaser or its Affiliates with respect to the Transactions; (xvii) any action taken in connection with obtaining any Authorizations, including the Regulatory Approvals, or any other approvals, licenses or consents of any other Person or any event, change or effect resulting therefrom; and (xviii) any adverse change or effect that is cured prior to Closing; provided, however, that in the case of each of the immediately preceding clauses (iv) to (x), such event does not specifically relate to or does not disproportionately affect the Group relative to others engaged in the same industries, markets or sectors.

“Material Contract” means any of the following Contracts to which a member of the Group is a party or bound by (in each case excluding all Contracts entered into among members of the Group only):

(a)	a distributor or an agency Contract that exclusively relates to the Business either with annual sales to such distributor or agency in excess of $2,000,000 over the 9-month period starting on January 1, 2025 and ending on September 30, 2025;

(b)	a Contract which involves or may reasonably be expected to involve the payment to or by a member of the Group of more than $2,000,000 over the 9-month period starting on January 1, 2025 and ending on September 30, 2025;

(c)	a Contract which limits or restricts the ability of a member of the Group to engage in any line of business or carry on business in any geographic area;

(d)	a Contract between a member of the Group, on the one hand, and any of the Vendors, their respective Affiliates or any related person (within the meaning of the ITA) to a member of the Group, on the other hand;

(e)	a Contract involving a partnership or joint venture or other Contract (however named) involving a sharing of profits, losses, costs or liabilities by any member of the Group;

(f)	a Contract providing for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of any member of the Group, requiring aggregate payments of more than $1,000,000;

(g)	a Contract for the employment of any Employee of any member of the Group providing for annual base salary in excess of $150,000 or providing severance to any Employee or director of a member of the Group and any agreement relating to loans to directors or Employees;

(h)	a Contract for the engagement of any consultant or individual independent contractor of any member of the Group providing for annual payments in excess of $150,000;

(i)	a Contract that is a collective bargaining agreement or other Contract with any labour union, employee association or labour organization;

(j)	a current Government Contract; and

(k)	any commitment by a member of the Group to enter into any Contract of the type described in the immediately preceding clauses (a) through (f).

“NBC” means National Bank of Canada.

“NDT Alliance” has the meaning set out in the recitals hereto.

“NDT Global” means NDT Global Holding Inc..

“NDT Nation” has the meaning set out in the recitals hereto.

“NISPOM” means the National Industrial Security Program Operating Manual or other applicable national or industrial security regulations.

“Novacap Co-Investment” has the meaning set out in the recitals hereto.

“Novacap International” has the meaning set out in the recitals hereto.

“Novacap TMT V” has the meaning set out in the recitals hereto.

“Novacap TMT V-A” has the meaning set out in the recitals hereto.

“Novacap Vendor” and “Novacap Vendors” have the meanings set out in the recitals hereto.

“NVC TMT V” has the meaning set out in the recitals hereto.

“NVC TMT V-A” has the meaning set out in the recitals hereto.

“Objection Notice” has the meaning set out in Section 2.7(1).

“Option Holders” means, collectively, the Option Holders listed in Exhibit E.

“Option Notice” means the written notice to be sent to the Option Holders before the Closing Date.

“Option Plans” means, collectively, the 2017 Option Plan, the 2018 Option Plan, the 2020 (April) Option Plan, the 2020 (September) Option Plan, the Foundation Option Plan and the 2024 Option Plan.

“Options” means, collectively, all of the issued and outstanding options to purchase shares of Previan Technologies, as currently listed in Exhibit D.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Ordinary Course of Business” means, with respect to any action taken by a member of the Group, that such action is consistent in nature, scope and magnitude with the past practices of such member of the Group.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the memorandum of association, articles of association, certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, stockholders’ agreement, shareholders’ agreement, limited liability company agreement, trust agreement or other similar constitutional, governing or organizational document or agreement, as applicable, of such Person (in each case, as amended from time to time).

“Outside Date” means November 30, 2026, provided however that the period will automatically extend by three (3) months if the Purchaser is in active discussions with a Governmental Authority to obtain any of the Regulatory Approvals, unless the Parties agree otherwise in writing.

“Over Payment” has the meaning set out in Section 2.8(1).

“Parent” has the meaning set out in the recitals hereto.

“Party” means a party to this Agreement, and any reference to a Party includes its successors and permitted assigns, and “Parties” means every Party.

“Paying Agent” means a paying agent carrying on business in Canada as appointed by the Parties for the purposes of the Paying Agent Agreement.

“Paying Agent Agreement” means the paying agent agreement to be entered at Closing between the Vendors’ Representatives, the Purchaser and the Paying Agent, in form and substance satisfactory to the Vendors’ Representatives and the Purchaser, each acting reasonably.

“Payout Creditors” means, collectively (a) NBC in connection with the Existing Credit Agreement; (b) HSBC UK in connection with the Existing HSBC UK Facility Agreement; (c) HSBC US in connection with the Existing HSBC US Facility Agreement; and (d) HSBC France in connection with the Existing HSBC France Facility Agreement.

“Payout Letter” means the customary payout letter from the Payout Creditors addressed to the Corporation (or other members of the Group, as applicable), in form and substance satisfactory to the Vendors’ Representatives and the Purchaser, each acting reasonably.

“Permitted Liens” means: (a) Liens for Taxes, assessments or governmental charges or levies which relate to obligations not yet due or delinquent or, if due, the validity of which are being contested in good faith by appropriate proceedings; (b) Liens for capital leases and other leasing agreements; (c) licenses of or other grants of rights to use or obligations with respect to Intellectual Property; and (d) Liens securing any Indebtedness owing to any Payout Creditor to be discharged pursuant to the Payout Letters.

“Person” is to be broadly interpreted and includes an individual, a corporation, a company, a body corporate, a partnership, a firm, a joint venture, an association, a trust, an unincorporated organization (in each case, whether or not having separate legal personality), a Governmental Authority or other entity and the executors, administrators or other legal representatives of an individual in such capacity.

“Personal Information” means any and all information that is defined as “personal data”, “personally identifiable information”, “individually identifiable health information”, “protected health information”, “personal information” or any substantially equivalent term under any Applicable Laws, and any such information that identifies, relates to, describes, is reasonably capable of being associated with, or could be reasonably linked, directly or indirectly, to an identifiable individual, and to the extent provided under Applicable Laws, device or household.

“Policies” has the meaning set out in Section 3.2(28)(a).

“Pre-Closing Reorganization” means the actions and steps described in Exhibit E.

“Pre-Closing Tax Period” means a taxation year or other fiscal period that ends on or before the Closing and the portion of any Straddle Period that ends immediately before the Closing.

“Previan Technologies” means Previan Technologies Inc. (previously named Previan Holdings Inc.).

“Principal Shareholders” has the meaning set out in the recitals hereto.

“Privacy Requirements” means, as they relate to data privacy, protection and security, cybersecurity, data breach notification, data localization, artificial intelligence, automated decision-making technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Information throughout the world: (a) all Applicable Laws and guidelines from Governmental Authorities, including CASL (collectively, “Privacy Laws”), (b) reputable industry practice, standards, self-governing rules and policies, to the extent adopted by a member of the Group, including the Payment Card Industry Data Security Standard, to the extent applicable; (c) all contractual obligations binding upon any member of the Group; and (d) each member of the Group’s own written policies and procedures, and any statements or representations made by any member of the Group.

“Process”, “Processed” or “Processing” means any operation or set of operations performed, whether by manual or automated means, on data (including Personal Information) or on sets of data (including Personal Information), including the collection, use, sale, storage, transfer, disclosure, analysis, deletion or modification thereof.

“PSPC” means the Department of Public Services and Procurement Canada.

“PSPC Clearance” means, in respect of the Transactions, that: (a) the PSPC Filing shall have been received by PSPC; (b) thirty-two (32) Business Days shall have elapsed from the date of such filing; and (c) PSPC shall not have indicated prior to the Closing that it intends to suspend or revoke Eddyfi Canada Inc.’s registration under the Canadian Controlled Goods Program (CGP) upon the consummation of the Transactions.

“PSPC Filing” means the notification required under subsection 9(2) of the Controlled Goods Regulations (Canada) to be made to the PSPC in connection with the Transactions.

“Public Official” means any officer or employee of a government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization. It also includes any members of a royal family, and political parties or officials thereof or any candidate for political office.

“Purchase Price” has the meaning set out in Section 2.2(1).

“Purchased Shares” has the meaning set out in the recitals hereto.

“Purchaser” has the meaning set out in the recitals hereto.

“Real Property Leases” means all offers to lease (unless a lease with respect thereto has been entered into which supersedes any such offer to lease), agreements to lease (unless a lease with respect thereto has been entered into which supersedes any such agreement to lease), leases, renewals of leases, and other rights or licenses granted to possess or occupy space to which it relates now or hereafter together with all security, guarantees and indemnities of the tenants’ and licensees’ obligations thereunder, in each case as amended, renewed or otherwise varied, and including any parking and storage space leases, if any; and “Real Property Lease” means any one of the Real Property Leases.

“Registered Intellectual Property” means all (a) patents and patent applications (including provisional applications), (b) registered Trademarks and service marks, trade dress and applications to register Trademarks and service marks and trade dress, intent-to-use applications, or other registrations or applications related to Trademarks and service marks and trade dress, (c) registered copyrights and applications for copyright registration, (d) domain name registrations, and (e) registered designs.

“Regulatory Approvals” means, collectively, the Antitrust Clearances, the Foreign Investment Clearances, the PSPC Clearance and such additional clearances listed in Schedule 1.1, in each case on terms that permit Closing to occur in accordance with the terms of this Agreement and without any restriction, limitation, condition or other term to which the Purchaser would not have been required to agree pursuant to Section 4.4.

“Release” means an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage, migration or disposal of a Hazardous Substance, including the movement of Hazardous Substances through air, soil, subsoil, ground or surface water.

“Released Party” has the meaning set out in Section 7.3.

“Releasing Party” has the meaning set out in Section 7.3.

“Representative” when used with respect to a Person means each director, officer, employee, consultant, financial adviser, legal counsel, accountant and other agent, adviser or representative of that Person.

“R&W Insurance Policy” has the meaning set out in Section 7.5.

“Samuel” has the meaning set out in the recitals hereto.

“Sanctions” means all applicable economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures, as applicable, that are administered, enacted or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the Government of Canada (including, but not limited to, Global Affairs Canada, the Minister of Foreign Affairs, Public Safety Canada and the Department of Justice Canada); the United States government (including, but not limited to, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Bureau of Industry and Security of the U.S. Department of Commerce, and the U.S. Department of State); the European Union and any member state of the European Union having jurisdiction over the Group or its Subsidiaries and the competent national authorities thereof; the United Kingdom (including, but not limited to, the Office of Financial Sanctions Implementation of His Majesty’s Treasury and the Export Control Joint Unit of the UK Department of International Trade); Switzerland; and the United Nations Security Council.

“Sanctioned Jurisdiction” means a country or territory which is, or during the past five years has been, the subject or target of comprehensive, territory-wide Sanctions issued by any Sanctions Authority.

“Sanctioned Person” means a Person (a) identified on the Consolidated Canadian Autonomous Sanctions List; the United States’ Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identification List, and Foreign Sanctions Evaders List; the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions; the United Kingdom’s Sanctions List; the United Nations Security Council’s Consolidated List; or any other similar list maintained by any Sanctions Authority having jurisdiction over the Group or its Subsidiaries; (b) located, organized or ordinarily resident in a Sanctioned Jurisdiction or (c) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (a) or (b) above.

“Shareholders Agreements” means, collectively, (a) the shareholders agreement in respect of the Corporation (convention entre actionnaires de Eddyfi Holding inc.) dated September 9, 2025, among the Novacap Vendors, CDP, NDT Nation, NDT Alliance and HMT, to which intervened the Corporation and Martin, (b) the shareholders agreement in respect of NDT Nation (convention entre actionnaires) dated January 31, 2020, among Martin and the shareholders thereto, to which intervened NDT Nation, NDT Québec Inc. and Eddyfi NDT Inc., and (c) the shareholders’ agreement in respect of NDT Alliance dated March 31, 2021, among, inter alios, Martin, to which intervened NDT Alliance, NDT Québec Inc. and Eddyfi NDT Inc., as supplemented by a 2022 transaction shareholders’ agreement dated October 6, 2022, among Martin, the shareholders thereto and NDT Alliance, to which intervened Previan Holding Inc. and Previan Technologies (as successor-in-interest to NDT Québec Inc. and Eddyfi NDT Inc.).

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination: (a) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Specified Persons” means, in the case of: (a) the Novacap Vendors, David Lewin; (b) CDP, André Lévesque; (c) the Corporation, Martin and Louis-Georges Gauvin; (d) each Employee Shareholder who has executed and delivered a Joinder Agreement prior to the Closing, such Employee Shareholder; and (e) the Purchaser, Curtis Jewell and Kevin Johnson.

“Specified Tax Benefit” means the amount obtained when multiplying (a) the total of each portion of a Corporation Transaction Expense incurred by the members of the Group that do not otherwise reduce the amount of income Tax payable under clause (h) of the definition of Indebtedness (for example, because they are deductible in a taxation year beginning on or after the Closing Date or result in a loss for the taxation year ending by reason of the Closing), and (b) the applicable combined federal and provincial income Tax rate of a corporation resident in the Province of Quebec.

“Straddle Period” has the meaning set out in Section 8.3.

“Subsidiary” means, with respect to any Person, any corporation, company, body corporate, partnership, association or other business entity (in each case whether or not having separate legal personality) of which (a) if a corporation, company or body corporate, a majority of the total voting rights entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly (including, in the case of a limited partnership, the control of the general partner), by that Person or one or more Subsidiaries of that Person or a combination thereof. For these purposes, a Person or Persons are deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons are allocated a majority of partnership, association or other business entity gains or losses or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tail Policy” has the meaning set out in Section 4.10.

“Target Working Capital” means $76,000,000.

“Taxes” means all supranational, national, federal, provincial, state, territorial, county, municipal, foreign, local or other taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Authority, including those levied on, or measured by, or referred to as, income, gross income, net income, business, royalty, branch, profits, capital gains, gross receipts, profits, windfall profits, value added, GST/HST/QST, stamp, occupation, premium, capital stock, severance, ad valorem, immovable or real property, land transfer, personal property, capital, net worth, production, sales, use, licence, excise, franchise, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, transfer tax, employment insurance premiums, overpayment or similar adjustment of governmental assistance in respect of COVID-19, Canada pension plan premiums or contributions, Quebec pension plan premiums or contributions, any other pension plan premiums or contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, together with any interest, additions, fines or penalties with respect thereto, and any liability for any of the foregoing as a transferee, successor, guarantor, member of an affiliated, consolidated, combined or unitary group, or by contract, statute (including, for greater certainty, under section 159 and 160 of the ITA), operation of law or otherwise, and “Tax” means any one of such Taxes.

“Tax Contest” has the meaning set out in Section 8.6.

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, written information or statements of, or in respect of, Taxes that are filed or required to be filed with or supplied to any Governmental Authority, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

“Termination Fee” has the meaning set out in Section 9.7(1).

“Threatened” means a Claim or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice has been given in writing.

“Time of Closing” has the meaning set out in Section 6.1.

“Top Clients” has the meaning set out in Section 3.2(25)(a).

“Top Suppliers” has the meaning set out in Section 3.2(25)(b).

“Trademarks” means all trademarks, service marks, official marks, certification marks and collective marks, trade names, logos, designs, slogans, brand names, trade dress, common law trademarks and service marks, corporate names, partnership names, business names, fictitious names and other trade names, and all registrations and applications and renewals therefor and all goodwill associated therewith.

“Transaction Personal Information” means any Personal Information in the possession or control of a member of the Group at the Effective Time, which may include Personal Information about Employees, suppliers, clients, directors, officers or shareholders of a member of the Group that is:

(a)	disclosed to the Purchaser or any of its Representatives prior to the Effective Time by any member of the Group, or its respective Representatives; or

(b)	collected by the Purchaser or any of its Representatives prior to the Effective Time from any member of the Group, or any its respective Representatives,

in either case, in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement or in any other Ancillary Agreements.

“Under Payment” has the meaning set out in Section 2.8(3).

“Vendor Counsel” has the meaning set out in Section 11.14.

“Vendors” means, collectively, the Principal Shareholders, the Gestion Florian Shareholders, the Gestion Michael Shareholders, the HMT Shareholders and each of the Employee Shareholders or other Person pursuant to the Pre-Closing Reorganization who have executed and delivered a Joinder Agreement, prior to the Closing, and “Vendors” means any one of them.

“Vendors Pre-Closing Communications” has the meaning set out in Section 11.14.

“Vendors’ Representatives” means Martin, Samuel and André.

“Vendors’ Transaction Expenses” means the aggregate amount of all fees, costs, expenses of legal counsel, accountants, financial advisors, consultants, experts, investment bankers, brokers or other third party representatives incurred or otherwise payable by the Vendors, including other amounts incurred or payable in connection with the negotiation, execution and delivery of this Agreement, and the consummation of the Transactions that, in each case, remains unpaid as of immediately prior to Closing, without duplication with any Corporation Transaction Expenses and any liabilities included in the calculation of the Working Capital or the Indebtedness.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988 or any similar U.S. state or local law.

“Working Capital” means, the amount, as of immediately prior to the Effective Time, whether positive or negative, equal to (a) the sum of the Current Assets, minus (b) the sum of the Current Liabilities, provided, however, that any item that is included in the calculation of Cash, Indebtedness or Corporation Transaction Expenses for the purposes of this Agreement shall be excluded from the determination of Working Capital.

Section 1.2 Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with IFRS, unless specified otherwise herein.

Section 1.3 Actions on Non-Business Days.

If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

Section 1.4 Currency and Payment Obligations.

Except as otherwise expressly provided in this Agreement:

(a)	all dollar amounts referred to in this Agreement are stated in lawful currency of the United States of America; and

(b)	any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, or by any other method acceptable to the payee, acting reasonably, that provides immediately available funds.

Section 1.5 Calculation of Interest.

In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

Section 1.6 Calculation of Time.

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Eastern time) on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. (Eastern time) on the next succeeding Business Day.

Section 1.7 Knowledge.

Where any representation, warranty or other statement in this Agreement is expressed to be made by the Corporation to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Corporation or of which the Corporation is aware, it shall be deemed to refer to the actual knowledge, after due internal inquiry, of Martin, Louis-Georges Gauvin and Jeffrey Anderson, in their capacity as directors or officers of the Corporation, as applicable, and without personal liability on the part of any of them.

Section 1.8 Additional Rules of Interpretation.

(1)	Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2)	Headings and Table of Contents. The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3)	Section References. Unless the context requires otherwise, references in this Agreement to Articles, Sections, Schedules or Exhibits are to Articles or Sections of this Agreement, Schedules to the Disclosure Schedules and Exhibits to this Agreement.

(4)	Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list. The word “or” need not be exclusive.

(5)	References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Article, Section or portion of it.

(6)	Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

Section 1.9 Exhibits and Schedules.

All Exhibits and Schedules attached to this Agreement form an integral part of this Agreement, and references to Schedules in this Agreement refer to Schedules to the Disclosure Schedules. The following Exhibits are attached to this Agreement:

EXHIBITS

A	Vendors’ Ownership and Designated Percentages
B	Example of Closing Schedule
C	Disclosure Schedules
D	Option Holders and Options
E	Pre-Closing Reorganization

Article 2
PURCHASE OF SHARES

Section 2.1 Purchase and Sale.

Subject to the terms and conditions of this Agreement, each Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from each Vendor as of the Time of Closing, the number and class of Purchased Shares set forth opposite to each Vendor’s name in Exhibit A.

Section 2.2 Purchase Price.

(1)	Subject to the adjustments pursuant to this Article 2, the aggregate price payable by the Purchaser to the Vendors for the Purchased Shares (the “Purchase Price”) shall be equal to:

(a)	$1,450,000,000; plus

(b)	the amount of Closing Cash (if any); minus

(c)	the amount of Closing Indebtedness (if any); minus

(d)	the amount of Closing Transaction Expenses (if any); minus

(e)	the Cash Out Options Amount; plus

(f)	the amount by which the Closing Working Capital exceeds the Target Working Capital, if applicable; minus

(g)	the amount by which the Target Working Capital exceeds the Closing Working Capital, if applicable.

(2)	The Purchase Price shall be allocated among the Vendors based on their respective Designated Percentage.

Section 2.3 Estimated Purchase Price.

No later than two Business Days prior to the Closing Date, the Vendors’ Representatives will deliver to the Purchaser a statement substantially in the form of the statement attached hereto as Exhibit B (the “Estimated Closing Statement”) that will be comprised of:

(a)	an estimate of the Closing Cash (the “Estimated Cash”);

(b)	an estimate of the Closing Indebtedness (the “Estimated Indebtedness”);

(c)	an estimate of the Closing Transaction Expenses (the “Estimated Transaction Expenses”);

(d)	an estimate of the Closing Working Capital (the “Estimated Working Capital”);

(e)	an estimate of the Cash Out Options Amount payable to the Option Holders (the “Estimated Cash Out Options Amount”);

(f)	an estimate of the Purchase Price based on clauses (a) to (e) immediately above and the principles set forth in Section 2.2(1) (the “Estimated Purchase Price”); and

(g)	the cash payment payable to the Vendors at Closing, which shall be an amount equal to the Estimated Purchase Price, minus the Escrow Amount (the “Closing Payment”); and

(h)	wire transfer instructions for the payment of the Purchase Price in accordance with Section 2.4 and Section 2.5.

Following receipt of the Estimated Closing Statement but prior to the Closing Date, the Purchaser shall have an opportunity to comment on the Estimated Closing Statement. The Vendors’ Representatives shall consider such comments in good faith and adjust the Estimated Closing Statement to the extent necessary. Thereafter, the Estimated Closing Statement shall be binding on the Vendors, on the one hand, and the Purchaser, on the other hand, for purposes of this Section 2.3.

Section 2.4 Payment of the Purchase Price.

(1)	The Purchase Price shall be paid as follows, in each case by wire transfer of immediately available funds in accordance with the wire transfer instructions provided in Section 2.3:

(a)	by the payment by the Purchaser to the Paying Agent, on behalf and for further distribution to the Vendors, at Closing of the Closing Payment minus the amount of any Vendors’ Transaction Expenses to be paid by the Purchaser on behalf of the Vendors in accordance with Section 2.5(1)(c), which Closing Payment shall be allocated between the Vendors based on their respective Designated Percentage;

(b)	by the payment by the Purchaser at Closing of the Escrow Amount to the Escrow Agent; and

(c)	by the payment by the Purchaser to the Paying Agent, on behalf and for further distribution to the Vendors, or by the Vendors to the Purchaser, as applicable, of any adjustment to the Purchase Price pursuant to Section 2.8.

Section 2.5 Other Closing Payments.

(1)	At the Closing, and in addition to the payments contemplated by Section 2.4(1)(a) and Section 2.4(1)(b), the Purchaser shall pay or cause to be paid, in each case by wire transfer of immediately available funds, the following payments, for and on behalf of and as directed by the applicable member of the Group or the applicable Holdco (with each such payment constituting a non-interest bearing advance from the Purchaser to each relevant member of the Group or relevant Holdco) or the Vendors’ Representatives, as applicable:

(a)	the amount equal to that portion of the Estimated Indebtedness needed in the applicable amount to each of the payees set forth in the Payout Letters provided by the Corporation to the Purchaser not less than two Business Days prior to the Closing Date;

(b)	the Estimated Transaction Expenses as directed by the Corporation to the Purchaser not less than two Business Days prior to the Closing Date;

(c)	the Vendors’ Transaction Expenses as directed by the Vendors’ Representatives to the Purchaser not less than two Business Days prior to the Closing Date; and

(d)	the Estimated Cash Out Options Amount to Previan Technologies pursuant to Section 2.9.

Section 2.6 Preparation of the Closing Statement.

(1)	No later than 120 days following the Closing Date, the Purchaser shall prepare and deliver, or cause to be prepared and delivered, to the Vendors’ Representatives, together with reasonably detailed supporting documentation, the Purchaser’s good faith calculation of (a) the Closing Date Balance Sheet, (b) the Closing Schedule, and (c) the calculation of the Purchase Price, each prepared in accordance with the Accounting Principles (the immediately preceding clauses (a), (b) and (c), collectively, the “Draft Closing Statement”). The Parties agree that the purpose of preparing the Draft Closing Statement and the components thereof is solely to assess the accuracy of the Purchase Price calculations (including components thereof) depicted in the Estimated Closing Statement. The cost payable to the Auditors for the audit of the Closing Date Balance Sheet shall be borne by the Vendors.

(2)	During the period from the date of delivery of the Draft Closing Statement until the date that is no later than 60 days after delivery of the Draft Closing Statement, the Vendors’ Representatives shall be permitted reasonable access to the audit, related working papers of the Group and the Auditors in respect of the Draft Closing Statement, along with other books and records relevant for the preparation or the review of the Draft Closing Statement, the whole in accordance with customary protocols regarding such access.

(3)	The Purchase Price adjustments set forth in this Section 2.6 and in Section 2.7 are not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those set forth in the Accounting Principles and used to determine the amount of the Target Working Capital, except for any differences between the Closing Working Capital and Target Working Capital as expressly described in Exhibit B; it being the intent of the Parties that the Closing Working Capital be calculated consistently with the Target Working Capital, except for any differences between the Closing Working Capital and the Target Working Capital expressly described in Exhibit B.

Section 2.7 Objection Settlement.

(1)	If the Vendors’ Representatives object to any matter in the Draft Closing Statement, the Vendors’ Representatives shall deliver notice to the other Parties no later than 60 days after delivery of the Draft Closing Statement (an “Objection Notice”). Any Objection Notice given by the Vendors’ Representatives shall set forth in reasonable detail the dollar value of the adjustment, the reason for the adjustments based on the terms of this Agreement and the Vendors’ Representatives’ recalculation of the adjustment as it applies to the Draft Closing Statement. If no Objection Notice is delivered within the period and in the manner specified in this Section 2.7(1), or if the Purchaser and the Vendors’ Representatives confirm in writing that they accept the Draft Closing Statement prior to the end of such 60-day period, then the Draft Closing Statement shall be conclusive, final and binding on all the Parties without possibility of amendment or appeal, absent manifest error, and shall constitute the final Closing Statement.

(2)	If an Objection Notice is delivered in the manner and within the 60-day period specified in Section 2.7(1), the Purchaser and the Vendors’ Representatives shall then use reasonable efforts to resolve any disputed matters set out in the Objection Notice within a period of 30 days following the giving of the Objection Notice. If the matter is not resolved by the end of such 30-day period, then the dispute with respect to such matter may be submitted by any Party to Deloitte LLP or, if Deloitte LLP is unwilling or unable to accept the mandate to resolve the dispute, to such other independent nationally recognized firm of chartered accountants as the Purchaser and the Vendors’ Representatives may agree in writing or, failing such agreement, either the Vendors’ Representatives or the Purchaser may request that the Superior Court of Quebec, judicial district of Quebec City, appoint a nationally recognized independent firm of chartered accountants (in either case, the “Independent Accountant”). Amounts set forth in a Draft Closing Statement that are not subject to dispute in an Objection Notice shall be deemed final for purposes of this Section 2.7. The Vendors’ Representatives and the Purchaser shall enter into a customary engagement agreement with the Independent Accountant and agree to cooperate in good faith with the Independent Accountant during the term of its engagement. The Independent Accountant shall act as an expert and not as an arbitrator and the scope of the disputes to be resolved by the Independent Accountant shall be limited to (a) whether the Draft Closing Statement was prepared in accordance with the terms of this Agreement with respect to the matters that were submitted for resolution to the Independent Accountant pursuant to this Section 2.7 and (b) whether there were mathematical or clerical errors in the Draft Closing Statement. The Vendors’ Representatives and the Purchaser shall jointly instruct the Independent Accountant that it (i) shall review only the unresolved disputed items contained in the Objection Notice, (ii) shall make its determination based solely upon the written submissions of the Vendors’ Representatives and the Purchaser (i.e., not by independent review), except to the extent that the Accounting Principles require adjustment to other items as a result thereof, and the terms and conditions of this Agreement, including the definitions set forth herein, and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by either the Vendors’ Representatives or the Purchaser, as the case may be, or less than the smallest value for such item claimed by either the Vendors’ Representatives or the Purchaser, as the case may be. As promptly as practicable following the Independent Accountant’s engagement, the Purchaser and the Vendors’ Representatives shall each prepare and submit a presentation to the Independent Accountant regarding each item in dispute and shall deliver a copy of same to the other Party. Following the delivery of the presentations, the Purchaser and the Vendors’ Representatives may each submit a response to the other Party’s presentation to the Independent Accountant and to the other Parties. The Independent Accountant shall not consider any initial report or rebuttal unless delivered in accordance with the deadlines set forth herein. For greater certainty, the Independent Accountant shall be bound by the Accounting Principles. All determinations made by the Independent Accountant shall be conclusive, final and binding on all the Parties without possibility of amendment or appeal and shall constitute the final Closing Statement, absent fraud or manifest error.

(3)	While the Independent Accountant is making its determination hereunder, the Parties shall not communicate with the Independent Accountant on the subject matter of its review, except by conference call or meeting in the presence of the Vendors’ Representatives and the Purchaser or letter with copy simultaneously delivered to the Vendors’ Representatives and the Purchaser.

(4)	The fees and expenses of the Independent Accountant shall be allocated rateably between the Purchaser, on the one hand, and the Vendors, on the other hand, in the same proportion as the amounts by which the respective calculations of the Purchaser and the Vendors of the items in dispute in the Draft Closing Statement, in the aggregate, differ from the calculations of such items by the Independent Accountant (for example, if the total amount of all disputed items submitted by the Vendors’ Representatives is equal to $1,000,000 and the Independent Accountant determines that $200,000 of such items should be adjusted in favour of the Vendors, then the Vendors shall bear 80% of such expenses and the Purchaser shall bear 20% of such expenses). For greater certainty, each Party shall be responsible for all fees and expenses (other than those of the Independent Accountant) incurred by it in connection with the dispute of items included in the Draft Closing Statement.

(5)	To the extent that there are no questions of Law or contractual interpretation involved, the process set forth in this Section 2.7 shall be the exclusive remedy of the Parties for any disputes related to matters adjusted for in this Section 2.7. In no event shall any Party be entitled to any duplicative recovery as a result of the matters adjusted for in this Section 2.7.

Section 2.8 Payment of the Post-Closing Adjustment.

(1)	If the Purchase Price, as finally determined pursuant to Sections 2.6 and 2.7, is less than the Estimated Purchase Price by an amount exceeding $2,500,000 (the total amount of such difference from the first dollar, represented by a positive number, being the “Over Payment”), then, within five Business Days following such final determination, the Purchaser and the Vendors’ Representatives shall give joint written instructions to the Escrow Agent:

(a)	to release from the Escrow Amount to the Purchaser an amount equal to the Over Payment up to the total Escrow Amount available by wire transfer of immediately available funds to an account specified in writing by the Purchaser; and

(b)	to release the remaining Escrow Amount, if any, to the Vendors, as allocated among the Vendors in accordance with their respective Designated Percentage, by wire transfers of immediately available funds.

(2)	If the Over Payment exceeds the Escrow Amount, then the Vendors shall, jointly and not solidarily (the equivalent of severally and not jointly and severally at common law) in accordance with their respective Designated Percentage, within five Business Days following the final determination, make payment of an amount equal to such excess to the Purchaser by wire transfers of immediately available funds to an account specified in writing by the Purchaser.

(3)	If the Purchase Price, as finally determined pursuant to Sections 2.6 and 2.7, is greater than the Estimated Purchase Price by an amount exceeding $2,500,000 (the total amount of such difference from the first dollar, represented by a positive number, being the “Under Payment”), then, within five Business Days following such final determination:

(a)	the Purchaser shall pay to the Vendors, by wire transfers of immediately available funds to the accounts provided to the Purchaser at Closing in accordance with Section 2.3, an amount equal to the Under Payment, as allocated among the Vendors in accordance with their respective Designated Percentage; and

(b)	the Purchaser and the Vendors’ Representatives shall give joint written instructions to the Escrow Agent to release the Escrow Amount to the Vendors, as allocated among the Vendors in accordance with their respective Designated Percentage.

Section 2.9 Treatment of Options.

The Corporation shall cause Previan Technologies to take the required corporate actions such that, effective as of immediately prior to the Closing, (a) all Options outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall, without any further action by or on behalf of the Option Holder thereof and in accordance with the Option Notice, be surrendered by the Option Holders to Previan Technologies for an aggregate cash payment from Previan Technologies equal to the Cash Out Options Amount, and (b) each of the Option Plans shall be terminated and be of no further force and effect. Subject to Section 2.10, the Cash Out Options Amount required to be paid by Previan Technologies to the Option Holders in accordance with this Section 2.9 shall be made through the Corporation’s payroll system via a special payroll after such amount has become due and payable, net of appropriate withholding, and the Purchaser shall cause Previan Technologies to make all appropriate Tax payment or remittance when due to the applicable Governmental Authority, provided that if an Option Holder is not and was not previously an employee of Previan Technologies at the payment date, the Cash Out Options Amount payable to such Option Holder shall be paid by Previan Technologies in accordance with the wire instructions provided to Previan Technologies in writing by such Option Holder.

Section 2.10 Allocation of the Purchase Price.

The Purchase Price shall be allocated among the Purchased Shares and the Vendors in the manner set out in Exhibit A, which the Vendors’ Representatives may update by written notice to the Purchaser from time to time up to the Closing. The Parties shall report the Transactions in a manner consistent with Exhibit A, and shall not take any position inconsistent therewith, in the filing of their Tax Returns or in the course of any audit by any Governmental Authority, Tax review or Tax proceeding relating to such Tax Returns.

Section 2.11 Withholding.

The Purchaser, the members of the Group, or any of their agents (each a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld under any Applicable Law with respect to such payment, with withheld amounts to be paid over to the appropriate Governmental Authority in the time and manner required by Applicable Law, provided that the Purchaser shall provide written notice to the Vendors’ Representatives of any anticipated withholding from any consideration payable or otherwise deliverable pursuant to this Agreement promptly upon it becoming aware of such withholding and no later than five (5) Business Days before the date of the payment on which withholding obligations can possibly apply, together with a reasonably detailed explanation regarding the basis for such withholding, and provided further that the Purchaser and the Vendors’ Representatives shall cooperate in good faith to reduce or eliminate any such withholding. Upon remittance to the appropriate Governmental Authority, the withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholdings were made. If any withholding Tax is assessed against and paid by a Withholding Agent, then the Person in respect of which such deduction or withholding should have been made will indemnify and hold harmless such Withholding Agent from and against such Tax, but only to the extent such Person actually received the amount that should have been deducted or withheld by the Withholding Agent.

Article 3
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Vendors as to Themselves.

Acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendors set out in this Section 3.1, each Vendor, individually (severally and non solidarily), represents and warrants, in respect of itself only, to the Purchaser as follows:

(1)	Incorporation or Formation and Corporate Power. Each Vendor is validly incorporated or formed, organized, subsisting and in good standing under the Laws of its jurisdiction of incorporation or formation. Each Vendor that is not an individual has the power, authority and capacity under the terms of its constituting documents to execute and deliver this Agreement and the Ancillary Agreements to which such Vendor is a party and to perform the obligations of such Vendor under this Agreement and the Ancillary Agreements to which such Vendor is a party. Each Vendor who is an individual has the capacity to execute and deliver this Agreement and the Ancillary Agreements to which such Vendor is a party and to perform the obligations of such Vendor under this Agreement and the Ancillary Agreements to which such Vendor is a party.

(2)	Authorization. The execution and delivery of this Agreement, the Ancillary Agreements to which each Vendor that is not an individual is a party and all other agreements and instruments to be executed by it as contemplated herein and the completion of the Transactions, the Ancillary Agreements and all such other agreements and instruments have been duly authorized by all necessary corporate action on the part of such Vendor.

(3)	No Contravention. Subject to receipt of the Regulatory Approvals, the execution, delivery and performance of this Agreement by each Vendor and the Ancillary Agreements to which such Vendor is a party and the completion of the Transactions by such Vendor do not and shall not result in or constitute any of the following:

(a)	a default, breach or violation of, or an event that, with notice or lapse of time or both, would be a material default, breach or violation of, or conflict with, any of the terms, conditions or provisions of the Organizational Documents of such Vendor;

(b)	the violation of any Applicable Law; or

(c)	the creation or imposition of any Lien upon the Purchased Shares,

except, in each case of the immediately preceding clauses (a) and (b), for such breaches, violations, conflicts and defaults which would not reasonably be expected to adversely affect such Vendor’s ability to perform its obligations under this Agreement and the Ancillary Agreements to which such Vendor is a party.

(4)	Enforceability of Obligations. This Agreement constitutes, and each of the Ancillary Agreements to which each Vendor is a party shall, when executed, constitute a valid and binding obligation of such Vendor enforceable against such Vendor in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other Applicable Laws affecting the enforcement of the rights of creditors and others and to the extent that remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(5)	Ownership of the Purchased Shares. Each Vendor is the sole registered and beneficial holder of the number and class of Purchased Shares set opposite to such Vendor’s name in Exhibit A with good and valid title thereto, free and clear of all Liens. No Person other than the Purchaser has, or has any right capable of becoming, any written or oral agreement, option, right or privilege (whether by Law or by Contract) with or granted by such Vendor for the purchase or other acquisition from such Vendor of any of such Vendor’s Purchased Shares. There are no restrictions of any kind on the transfer of the Purchased Shares of such Vendor except those set out in the Shareholders Agreements, the articles of the Corporation and pursuant to applicable securities Laws.

(6)	Litigation. There are no Claims or Order pending or, to the knowledge of such Vendor, Threatened against any Vendor which, if adversely determined, would reasonably be expected to affect adversely such Vendor’s ability to enter into this Agreement and the Ancillary Agreements to which such Vendor is a party or to perform its obligations hereunder or thereunder.

(7)	Tax Status. With respect to each Vendor, either: (a) such Vendor is not a non-resident of Canada, or if it is a partnership, is a “Canadian partnership”, in each case within the meaning of the ITA; or (b) if such Vendor is not described in (a), such Vendor’s respective Purchased Shares are not “taxable Canadian property” for purposes of the ITA or “taxable Québec property” for purposes of the Taxation Act (Quebec).

Section 3.2 Representations and Warranties of the Corporation as to the Group.

Acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Corporation set out in this Section 3.2, the Corporation represents and warrants to the Purchaser as follows:

(1)	Organization and Capitalization of the Members of the Group and the Holdcos.

(a)	Each member of the Group and each Holdco is validly incorporated, organized, subsisting and in good standing under the Laws of its jurisdiction of incorporation. Each member of the Group and each Holdco has the corporate or legal power and authority to own its assets and carry on its businesses as currently owned and carried on.

(b)	The authorized and issued and outstanding shares of each member of the Group and Holdco are described in Schedule 3.2(1). The Purchased Shares have been duly authorized, are validly issued, fully paid and non-assessable in compliance with all applicable Laws in all material respects. Upon completion of the Transactions, the Purchaser will own, directly or indirectly, all issued and outstanding securities of the Group and the Holdcos.

(c)	Except (i) for the Options set forth in Schedule 3.2(1) and (ii) as set forth in the Shareholders Agreements and this Agreement, there are no preemptive or other outstanding rights, subscriptions, warrants, options, stock appreciation rights, phantom interests, profits interests, restricted units or other compensatory equity or equity-linked rights, conversion rights, rights of first refusal or offer, calls, rights of repurchase or forfeiture, rights of participation, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire, or to require the allotment or transfer of, any shares or other securities of any member of the Group or any Holdco, including any securities convertible into or exchangeable or exercisable for shares or other securities of any member of the Group or any Holdco.

(d)	Schedule 3.2(1) sets forth, with respect to each Option that is outstanding as of the date of this Agreement: (a) the name of the Option Holder of such Option; (b) the total number of shares of Previan Technologies that are subject to each Option; (c) the exercise price per each share of Previan Technologies purchasable under such Option; (d) the grant date; and (e) the current vesting status for such Option.

(e)	Other than the Shareholders Agreements, no member of the Group or any Holdco is a party to any shareholders’ agreement governing the affairs of the Group or any Holdco, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of any member of the Group or any Holdco.

(2)	Enforceability of Obligations. This Agreement constitutes, and each of the Ancillary Agreements to which the Corporation and each Holdco is a party shall, when executed, constitute a valid and binding obligation of the Corporation and the Holdcos enforceable against the Corporation and the Holdcos in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other Applicable Laws affecting the enforcement of the rights of creditors and others and to the extent that remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(3)	Holdcos. The Holdcos are, and always have been, since their respective date of incorporation, holding companies and, other than with respect to the ownership of shares in the issued and outstanding capital of the Corporation, do not engage in, nor have they ever engaged in, any business activities, do not have, nor have they ever had, any employees and do not own, nor have they ever owned, any assets or properties or any interests therein of any nature or kind whatsoever, except the shares they own in the capital of the Corporation. Except for obligations or liabilities incurred in connection with their respective incorporation, organization, maintenance, capitalization and the ownership of shares in the issued and outstanding capital of the Corporation, the Holdcos have not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind.

(4)	Subsidiaries and Investments. Except as set forth in Schedule 3.2(4), no member of the Group or any Holdco (a) owns or holds, directly or indirectly, any shares, securities, equity, proprietary interest or any other similar interest in any business or Person or (b) is a party to any joint venture, partnership or similar relationship, or buy-sell agreement, stockholders’ agreement or similar Contract. No member of the Group or any Holdco is subject to any obligation or requirement to provide funds to or make any investment in any business or Person by way of loan, capital contribution or otherwise.

(5)	No Contravention. Except as set forth in Schedule 3.2(5), and subject to the receipt of the Regulatory Approvals, the execution, delivery and performance of this Agreement by the Corporation and the Holdcos and the Ancillary Agreements to which the Corporation or any Holdco is a party and the completion of the Transactions do not and shall not result in or constitute any of the following, except, in each case, as would not reasonably be expected to be material to the Business, taken as a whole:

(a)	a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the Organizational Documents of any member of the Group or any Holdco;

(b)	a default, breach or violation of, or conflict with, or allow any other Person to exercise any rights under, any of the terms, conditions or provisions of any Material Contracts to which any member of the Group is a party or pursuant to which any of its assets, business or capital may be affected;

(c)	the creation or imposition of any Lien on any property or asset of any member of the Group or any Holdco; or

(d)	conflict with any Applicable Law.

(6)	Private Issuer. Each of the Corporation and the Holdcos is a “private issuer” within the meaning of Regulation 45-106 respecting Prospectus Exemptions (Quebec).

(7)	Corporate Records. The minute books and corporate records of each member of the Group (including all statutory books and registers required to be maintained under Applicable Law) have been maintained in accordance with Applicable Law in all material respects and contain in all material respects true, correct and complete copies of its Organizational Documents, the material minutes of meeting of its board of directors and every committee thereof and of its shareholders and material written resolutions of its directors and shareholders. All meetings of directors and shareholders of each member of the Group have been duly called and held and all resolutions have been duly passed in all material respects in accordance with Applicable Law and the Shareholders Agreements at such meetings or by written resolution.

(8)	Bankruptcy, Insolvency and Reorganization. No member of the Group (a) is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or is insolvent in accordance with Applicable Law in its jurisdiction of incorporation, (b) unable to pay its debts as they fall due, (c) nor has made an assignment in favour of its creditors, nor a voluntary arrangement or a proposal in bankruptcy to its creditors or any class thereof, (d) had any petition for a winding up, bankruptcy order and/or receiving order served on it or (e) initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No administrator, administrative receiver, or receiver has been appointed in respect of a member of the Group or any of its property or assets and no execution or distress or other process has been levied upon any of its property or assets. No act or proceeding has been taken or authorized by or against any member of the Group with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, any member of the Group nor have any such proceedings been authorized by any other Person.

(9)	Financial Statements. The Annual Financial Statements have been prepared in accordance with IFRS. The Interim Financial Statements are prepared in accordance with IFRS and are subject to usual year-end adjustments which are not material in the aggregate and the absence of notes. Each balance sheet contained in the Financial Statements fairly presents in all material respects, individually and in the aggregate, the financial position of the Group on a consolidated basis, as of their respective dates and each statement of earnings and retained earnings contained in the Financial Statements fairly presents in all material respects, individually and in the aggregate, the revenues, earnings and results of operations of the Group for the periods indicated thereto in accordance with IFRS, consistently applied throughout the periods to which they relate, subject, in the case of the Interim Financial Statements, to usual year-end adjustments and absence of notes. The Corporation has made available to the Purchaser true and complete copies in all material respects of the Financial Statements.

(10)	Books and Records. All material financial transactions of the members of the Group have been accurately recorded in the Books and Records of the members of the Group in accordance with sound business and financial practices.

(11)	Title to Assets. Except as disclosed in Schedule 3.2(11), each member of the Group has good and marketable legal and beneficial title to (or a valid leasehold interest in, as applicable) all of its tangible and corporeal property and assets, free and clear of any and all Liens, except for Permitted Liens, except for such assets the absence of which would not reasonably be expected to be material to the Business, taken as a whole. Except as disclosed in Schedule 3.2(11), there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from any member of the Group of the Business or any part thereof or of any of the tangible and corporeal property or assets of a member of the Group, other than the purchase of inventories in the Ordinary Course of Business.

(12)	Data Privacy and Cybersecurity.

(a)	Except as disclosed in Schedule 3.2(12), each member of the Group, and its respective Representatives, contractors and all Persons that Process or have Processed Personal Information on their behalf, are and have been in compliance since January 1, 2023, in all material respects, with the Privacy Requirements. No member of the Group has received any notice of, or is or has been subject to, any Claim regarding the Processing of Personal Information or alleging non-compliance with, or breach of, any Privacy Requirements. Each member of the Group has established, implemented and at all times maintained reasonable technical, physical, administrative and organizational measures and policies to ensure the confidentiality, integrity, availability and security of all Group data and all Personal Information that is Processed by or on behalf of any member of the Group, and to prevent any unlawful, accidental or unauthorized access thereto or use, disclosure, acquisition, exfiltration, theft, loss, alteration, modification, corruption, destruction, Processing or unavailability thereof.

(b)	No member of the Group has experienced any material incident, including any breach of security, in which any Personal Information that is or was Processed by or on behalf of any member of the Group was or may have been accessed, used, disclosed, acquired, exfiltrated, stolen, lost, altered, modified, corrupted, destroyed, Processed or rendered unavailable unlawfully, accidentally or without authorization, nor are there any facts or circumstances which could reasonably suggest the likelihood of the foregoing.

(c)	The execution of this Agreement and the consummation of the transactions contemplated hereby will not violate, or require any notices to (or consents from) any Person under, any Privacy Requirements.

(d)	Each member of the Group has established, maintained and enforced appropriate policies and procedures for the use, development, deployment and training of artificial intelligence and automated decision-making technology by the Group, and its respective Representatives and contractors, to the extent applicable. To the knowledge of the Corporation, no member of the Group has used or currently uses, including through the use of products or services licensed from or otherwise provided by a third-party vendor, any artificial intelligence or automated decision-making technology (i) as a material component of, or in the development, deployment or provision of, any member of the Group’s products or services or (ii) for any high-risk purposes, including significant or consequential decisions concerning a Person or profiling of a Person.

(13)	Real Property.

(a)	Schedule 3.2(13) sets forth a correct and complete list of all Real Property Leases to which any member of the Group is a party and true and correct copies of all material documentation pertaining to the Real Property Leases have been provided in the Data Room.

(b)	Each of the Real Property Leases is valid and subsisting, in full force and effect, unamended by oral or written Contract except as expressly identified in Schedule 3.2(13), and the member of the Group that is a party to the applicable Real Property Lease is exclusively entitled to the full benefits and advantages of such Real Property Lease in accordance with its terms. Except for such breach or default which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, no member of the Group, and to the knowledge of the Corporation, no other party thereto, is in breach of, or in default under, any Real Property Lease, nor does there exist, any event or circumstance that, with notice or lapse of time, or both, would constitute a material default by the party that is the lessee or lessor of such Real Property Lease. To the knowledge of the Corporation, there are no violations of covenants, restrictions, Authorizations or Orders of any Governmental Authority affecting a Real Property Lease or the use or occupancy thereof. Since January 1, 2023, no member of the Group has received notice of any proposed re-zoning of all or any part of the property related to any Real Property Lease that would be reasonably likely to materially impair the use of the Real Property Lease. The Corporation has no knowledge of any material defect in construction, state of repair or completion of any building or any material adverse condition of land, as to any Real Property Lease, and the Corporation has no knowledge of any notice or Order directing any repair, alteration or improvement in respect of any Real Property Lease from any party thereto or any Governmental Authority and has no knowledge of any repair, alteration or improvement in respect of any Real Property Lease that may be required.

(c)	Except as disclosed in schedule 3.2(11), no member of the Group has mortgaged or pledged its leasehold interest in any Real Property Lease, nor agreed to do any of the foregoing.

(d)	The Group does not presently own any immovable or real property or any interest in immovable or real property, and except for the real property set out in Schedule 3.2(13), the Group has never owned any immovable or real property or any interest in immovable or real property since January 1, 2023.

(e)	The Real Property Leases constitute all material real property currently leased, licensed, used, occupied or held for use by the Group. Except for the leasehold or subleasehold interests created under the Real Property Leases, there is no real property or any interest in real property used or utilized (or anticipated to be used or utilized prior to the Closing Date) in connection with, or necessary for, the operation of the Business, except for such use or utilization that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Each Real Property Lease is being used or utilized in connection with, and is suitable for, the Business as presently conducted in the Ordinary Course of Business in all material respects. There is no pending or, to the knowledge of the Corporation, Threatened Claim for revocation of any certificate of occupancy or condemnation relating to any Real Property Lease.

(14)	Material Contracts; Government Contracts.

(a)	Except for the Material Contracts listed in Schedule 3.2(14), no member of the Group is a party to or bound by a Material Contract. Each Material Contract is in full force and effect and in good standing, and each member of the Group is entitled to the full benefit and advantage of the respective Material Contracts to which such member of the Group is a party in accordance with their respective terms, subject, however, to limitations with respect to enforcement imposed by Applicable Law in connection with bankruptcy, insolvency, arrangement or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought. Except for such breach or default which would not reasonably be expected to be material to the Business, taken as a whole, no member of the Group is, nor to the knowledge of the Corporation is any other party to any Material Contract, in default under, or in breach of, any Material Contract, except as set forth in Schedule 3.2(14). Except as set forth in Schedule 3.2(14), no party to any Material Contract has given the Group written notice of its intention to (a) cancel, terminate, renegotiate or change the scope of rights or obligations under any Material Contract, (b) fail or refuse to renew any Material Contract, or (c) file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions. The Corporation has made available to the Purchaser true and complete copy of each Material Contract.

(b)	Since January 1, 2023, the Group has complied in all material respects with all Applicable Laws and contractual obligations relating to each Government Contract, including all clauses, provisions and requirements incorporated therein expressly, by reference or by operation of Applicable Law. To the knowledge of the Corporation, each Government Contract has been legally awarded to the Group. No Government Contract is subject to termination for default, suspension, or material modification, and the Group member that is a party to any Government Contract has not received, since January 1, 2023, any written notice of intent to terminate, suspend, or materially amend any Government Contract. All representations and certifications executed, acknowledged or set forth in or pertaining to any bid submitted by Group member with respect to any Government Contract awarded to any Group member, in each case since January 1, 2023, were current, accurate and complete in all material respects as of their respective effective dates, and, since January 1, 2023, any Group member has, in accordance with such Government Contract, complied in all material respects with all notice and disclosure obligations, if necessary, with respect to such representations and certifications. Neither any Group member nor any of their, directors, officers or current employees is, or has been since January 1, 2023, suspended or debarred from doing business with any Governmental Authority, or is, or has been since January 1, 2023, deemed ineligible for contracting with any Governmental Authority; and, to the knowledge of the Corporation, there are no circumstances that would reasonably be expected to warrant the institution of suspension or debarment proceedings, criminal or civil fraud or other criminal or civil proceedings or a determination of non-responsibility or ineligibility against any Group member or any of its directors, officers or employees. Each applicable Group member and its employees, independent contractors or consultants (collectively, for purposes of this 3.2(14)(b), the “Personnel”) hold such security clearances as are required to perform the Government Contracts.

(c)	To the knowledge of the Corporation, there are no facts or circumstances in existence that would reasonably be expected to result in the suspension or termination of such clearances or that would reasonably be expected to render any Group member or any of its Personnel ineligible for such security clearances in the future, and each Group member and its Personnel have complied in all material respects with all security measures required by the Government Contracts.

(15)	Government Assistance. Schedule 3.2(15) contains a complete and accurate list of all grants, funding arrangements, subsidies or loans paid to any member of the Group by any Governmental Authority since January 1, 2023 (collectively, the “Government Assistance Programs”) in favour of any member of the Group. Each member of the Group has performed its obligations in all material respects under the Government Assistance Programs, and no default on the part of such member of the Group exists under any Government Assistance Programs.

(16)	Intellectual Property.

(a)	Schedule 3.2(16)(a) sets forth a true and complete list of all Group Registered Intellectual Property owned by any member of the Group and the jurisdictions where each is registered (if any). Each member of the Group, as applicable, has paid all maintenance fees, renewal fees or annuity expenses due for payment prior to the Closing Date for maintenance of all Group Registered Intellectual Property. All Group Registered Intellectual Property is in good standing, subsisting and unexpired.

(b)	Schedule 3.2(16)(b) sets forth a true and complete list of all material Group Intellectual Property that is licensed by any member of the Group. All Group Intellectual Property that is licensed by the Group or is licensed to the Group pursuant to a written and enforceable Contract, and true and complete copies of all such Contracts have been made available to the Purchaser.

(c)	Except as set forth in Schedule 3.2(16)(c), the members of the Group exclusively own, or have a valid right or license to, all Group Intellectual Property, including Group Registered Intellectual Property, free and clear of all Liens, other than Permitted Liens.

(d)	The Group Intellectual Property constitute all of the Intellectual Property owned or used by the members of the Group to operate the Business. The transactions contemplated by this Agreement will not (i) violate or breach in any material respect the terms of any Contract related to the material Group Intellectual Property necessary to operate the Business; or (ii) result in any member of the Group being obligated to pay any royalties or other amounts to any third party regarding Group Intellectual Property in excess of those payable by any member of the Group in the absence of this Agreement.

(e)	The Group has not received any government or third-party funding that grants rights in the Group Intellectual Property that is owned or purported to be owned by any member of the Group or that imposes any restrictions or obligations that are still in effect in respect of the exploitation, use, assigning, licensing or any other disposition or grant of interest in the Group Intellectual Property that is owned or purported to be owned by any member of the Group

(f)	Except as set forth in Schedule 3.2(16)(f), no member of the Group has granted any Contract to a third party (excluding a member of the Group), except in the Ordinary Course of Business for use of any material Group Intellectual Property owned by any member of the Group necessary to operate the Business.

(g)	To the knowledge of the Corporation, neither the use of Group Intellectual Property by any member of the Group nor the conduct of the Business in the Ordinary Course of Business misappropriates, infringes upon or conflicts with any Intellectual Property of any third party in any material respect. No Person has filed a Claim or, to the knowledge of the Corporation, Threatened to file a Claim, since January 1, 2020 against any member of the Group alleging that such member of the Group has violated, infringed on or otherwise improperly used the material Intellectual Property rights of such party. To the knowledge of the Corporation, no Person has infringed, misappropriated or otherwise violated any Group Intellectual Property in any material respect since January 1, 2020.

(h)	Since January 1, 2023, the members of the Group have taken all commercially reasonable steps (including security precautions) to protect and preserve its material Group Intellectual Property.

(17)	Computer Systems.

(a)	The Computer Systems adequately meet the data processing and other computing needs of the Business as presently conducted. The Computer Systems operate and perform in all material respects in accordance with their documentation and functional specifications.

(b)	The data processing and data storage facilities used by the members of the Group in connection with the operation of the Business are protected by reasonable physical, technical and organizational security measures, consistent with the current standards and practices of a reasonably prudent business operating in a similar industry.

(c)	Except as set forth in Schedule 3.2(17), to the knowledge of the Corporation, since January 1, 2023, no Person has obtained unauthorized access to any Computer Systems or any data comprised thereby, which would reasonably be expected to be material to the Business, taken as a whole.

(18)	Authorizations. Except for such Authorizations the absence of which would not reasonably be expected to be material to the Business, taken as a whole, the Group holds all Authorizations required to carry on the Business and operate its properties and assets as now being conducted, as listed in Schedule 3.2(18). Except for such default or breach which would not reasonably be expected to be material to the Business, taken as a whole, no member of the Group is in default or breach of such Authorizations listed in Schedule 3.2(18). None of the representations and warranties in this Section 3.2(18) shall be deemed to relate to Authorizations issued under any Environmental Law (which are governed by Section 3.2(22)).

(19)	Compliance with Applicable Law.

(a)	Each member of the Group is, and has been since January 1, 2023, conducting the Business in compliance in all material respects with any Applicable Laws or Orders applicable to them, the operation of their respective businesses and the maintenance and operation of their respective properties and assets. Since January 1, 2023, no member of the Group has received any notice in writing from any Governmental Authority that notifies, nor is any member of the Group aware of any information to suggest, that it is not in compliance with any Applicable Laws in any material respect. None of the representations and warranties in this Section 3.2(19) shall be deemed to relate to Privacy Law matters (which are governed by Section 3.2(12)), Authorization matters (which are governed by Section 3.2(18)), compliance with Environmental Laws (which are governed by Section 3.2(22)),Tax matters (which are governed by Section 3.2(29)), Employee matters (which are governed by Section 3.2(23)), Employee Plans (which are governed by Section 3.2(23)(a)) and compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws (which are governed by Section 3.2(31), Section 3.2(32) and Section 3.2(33), respectively).

(b)	The Group is in material compliance with the NISPOM and any other applicable personnel or facility clearances regulations or contract provisions and, since January 1, 2024, all members of the Group with a facility security clearance have held at least a “satisfactory” rating from the Defense Counterintelligence and Security Agency (“DCSA”) with respect to the facility security clearances the respective members of the Group are required to possess in order to perform the Classified Government Contracts. The Group has no unresolved audit or findings with DCSA or its predecessor agency or other relevant cognizant security agencies concerning any facility security clearance.

(20)	Undisclosed Liabilities. No member of the Group has any material liabilities of any nature, except for (a) liabilities disclosed or provided for in the Annual Financial Statements and the Interim Financial Statements, (b) current liabilities incurred in the Ordinary Course of Business since the date of such Annual Financial Statements, and (c) liabilities incurred in connection with the Transactions that will either be paid in full prior to the Effective Time or included in Closing Transaction Expenses.

(21)	Litigation. Except as set forth and described in Schedule 3.2(21), there is no Claim pending or, to the knowledge of the Corporation, Threatened against any member of the Group. There is no Order outstanding against any member of the Group.

(22)	Environmental Matters. Except as set forth and described in Schedule 3.2(22):

(a)	The Business and the property and assets as carried on or used by the members of the Group since January 1, 2023 have been carried on and used and are currently carried on and used in compliance with all Environmental Laws in all material respects.

(b)	Each member of the Group holds and is in compliance with, and since January 1, 2023 has been in compliance with, all material Authorizations that are required pursuant to Environmental Laws for its operations as currently or then conducted, except where any failure to hold or instance of such noncompliance with such Authorizations would not reasonably be expected to result in material liability under Environmental Law.

(c)	Each member of the Group has obtained all material Authorizations required under Environmental Laws for the conduct of the Business and each member of the Group is in material compliance with its obligations with respect to each such material Authorization and, to the Corporation’s knowledge, no proceedings are pending or Threatened to revoke or limit any such material Authorizations. Schedule 3.2(22)(c) contains a complete list of all material Authorizations held by each member of the Group for the conduct of the Business.

(d)	No member of the Group has used any of its or their property or assets, or permitted them to be used, to Release, generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in compliance with all Environmental Laws in all material respects and, since January 1, 2023, there has been no Release or threatened Release of Hazardous Materials by any member of the Group at, on or under real property in a quantity or manner that requires remediation, removal or investigation under Environmental Law.

(e)	There are no Claims pending or, to the knowledge of the Corporation, Threatened to which a member of the Group is subject, and no member of the Group has received any written notice from any Governmental Authority since January 1, 2023 concerning (i) investigating or alleging the violation or possible violation of any Environmental Law, (ii) to determine whether any study or remedial action is required to respond to a Release or the presence of a Hazardous Substance on the premises owned or leased by any member of the Group pursuant to the Real Property Leases, or (iii) requiring or alleging responsibility of a member of the Group for remediation, clean-up or corrective action of any kind pursuant to any Environmental Law.

(f)	The Group has made available to Purchaser all audits and other reports or assessments pertaining to compliance with or liability under Environmental Law and all “Phase I,” “Phase II” or other environmental reports in its or any of its members’ possession, or to which any of the foregoing have reasonable access, addressing every location ever owned, operated or leased by any member of the Group or in relation to which any member of the Group actually, potentially or allegedly may have liability under any Environmental Law.

(g)	To the knowledge of the Corporation and each member of the Group, there are no Hazardous Substances present in the soil, sediment, groundwater, or surface water at any real property that is currently or was formerly owned, leased, or occupied by any member of the Group that could reasonably be expected to result in (i) a material Claim against any member of the Group, or (ii) any liability of any member of the Group under any Environmental Laws.

(23)	Employment Matters.

(a)	Schedule Section 3.2(23) contains a complete list as of the date hereof of all the Employees, providing for each such Employee, without showing names, (i) his or her position, (ii) status of employment, (iii) date of hire, (iv) length of service, (v) annual base compensation or hourly wage rate, (vi) U.S. Fair Labor Standards Act classification (as applicable), (vii) commission, bonus or other incentive-based compensation arrangement (including target bonus or commission, if applicable), (viii) whether such individual is currently actively employed and, if not, the nature of the leave of absence, when such leave began and the expected return to work date, (ix) location of employment, and (x) participation in the Employee Plans. All vacation pay for Employees of any member of the Group is properly reflected and accrued in the Books and Records of the applicable member of the Group.

(b)	The Corporation has made available to the Purchaser a true and complete list as of the date hereof of all independent contractors, consultants and freelancers who are providing services to any member of the Group (collectively, the “Independent Contractors”), providing for each Independent Contractor, the start date and expected end date of the Contract, the location of the services rendered, and applicable fees or charges for the services rendered.

(c)	The Corporation has made available to the Purchaser a true and complete copies, in all material respects, of all: (i) standard terms and conditions of employment, service or engagement with the Employees and the Independent Contractors; and (ii) staff handbooks, policies and procedures, applicable to the Employees and Independent Contractors.

(d)	Neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or alone or in combination with any other event, will give rise to (i) any transaction, retention or change of control bonus or similar payment, termination or severance payment or other payment or other form of compensation that becomes payable by any member of the Group to any present or former director, officer, Employee, shareholder or Independent Contractor of any member of the Group, or (ii) any accelerated payment, accelerated vesting (other than as provided in Section 2.9) or increased amount of payment or benefits due or becoming due from any member of the Group to any present or former director, officer, Employee, shareholder or Independent Contractor of any member of the Group.

(e)	Neither the execution of this Agreement nor the consummation of the Transactions requires any prior information, consultation or approval of any works council, employee representative body, trade union or similar employee organization under Applicable Law.

(f)	Except as disclosed in Schedule Section 3.2(23), to the knowledge of the Corporation, none of the Employees and Independent Contractors is in violation of any contractual undertakings or other legal obligations related to non-competition, non-solicitation, non-disclosure, confidentiality, intellectual property, or any similar obligations owed to a member of the Group.

(g)	All Independent Contractors are treated as independent contractors, have been remunerated and treated in accordance with the terms of their respective service Contracts, in all material respects, and no member of the Group has received since January 1, 2023 any written notice or Claim disputing the classification of any Independent Contractor.

(h)	Except as disclosed in Schedule Section 3.2(23), each member of the Group is in compliance in all material respects with all Applicable Laws respecting employment, employment practices, labour standards, labour relations, terms and conditions of employment, wages and hours classification of employees, consultants and independent contractors, overtime, vacation, occupational health and safety, human rights, privacy, employee whistle-blowing, employee leave, discrimination, psychological harassment, accessibility, labour relations, language of work, plant closures and termination of employment (including the WARN Act), employment equity, pay equity, immigration (including, for U.S. employees, timely and proper documentation evidenced on government issued I-9 forms for all employees and contract labour and the proper confirmation of employee visas), disability rights or benefits, employee trainings and notices, social security and workers’ compensation. There are no Claims pending or, to the knowledge of the Corporation, Threatened, brought or filed, by or with any Governmental Authority in connection with the employment or termination of employment of any Employee.

(i)	Except as disclosed in Schedule 3.2(23), to the knowledge of the Corporation, no member of the Group is a party to any collective bargaining agreement, labour Contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees nor is a member of the Group subject to any union organization effort since January 1, 2023. No member of the Group is currently engaged in any labour negotiation. No member of the Group is subject to a material grievance or complaint pursuant to any collective bargaining agreement, and no member of the Group is the subject of an unfair labour practice complaint, nor, to the knowledge of the Corporation, is any Threatened against a member of the Group.

(j)	There is no strike, labour dispute, picketing, work slowdown, lockout or stoppage pending or, to the knowledge of the Corporation, Threatened against a member of the Group nor has there been any such strike, labour dispute, picketing, work slowdown, lockout or stoppage since January 1, 2023.

(k)	All current assessments under Applicable Laws pertaining to occupational health and safety that relate to a member of the Group have been paid or accrued, and no member of the Group has been subject to, or, to the knowledge of the Corporation, is Threatened to be charged, any specialty or penalty assessment under such Applicable Laws.

(l)	To the knowledge of the Corporation, there has not been, and no member of the Group anticipates or has any reason to believe that there will be, any adverse change in relations with Employees as a result of the announcement of the Transactions. To the knowledge of the Corporation, no Employee with annual base compensation greater than $150,000 has notified the Group in writing of his or her intent to terminate his or her employment with the Group prior to the one-year anniversary of the Closing.

(m)	Since January 1, 2023, no U.S. member of the Group has experienced a “plant closing” or “mass layoff” as defined in the WARN Act.

(n)	Since January 1, 2023, the Group has not entered into any agreement which involved or may involve any member of the Group (and no event has occurred which may involve any member of the Group in the future) acquiring or disposing of any undertaking or part of one such that the Transfer of Undertakings (Protection of Employment Regulations) 2006/246 (as amended) applied or may apply thereto which affected or may affect any present or former Employee.

(o)	To the knowledge of the Corporation, no member of the Group is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to Employees or employment practices. To the knowledge of the Corporation, no member of the Group or any of their executive officers has received since January 1, 2023 any written notice of intent by any Governmental Authority responsible for the enforcement of labour or employment laws to conduct an investigation relating to the members of the Group and, to the knowledge of the Corporation, no such investigation is in progress.

(p)	The members of the Group have paid in full to all their respective Employees or adequately accrued in accordance with applicable accounting principles for all wages, salaries, commissions, bonuses, vacation pay, benefits, social security contributions and other compensation due to or on behalf of such Employees. Except as set forth in Schedule 3.2(23)(q) and to the knowledge of the Corporation, the Group has no outstanding obligations or liabilities toward former Employees, including in respect of wrongful termination, non-compete, non-solicitation or deferred compensation.

(q)	Since January 1, 2023 and to the knowledge of the Corporation, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Corporation, Threatened against any member of the Group or any of its or their current or former directors, officers or Employees in their capacities as such, (ii) no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) no member of the Group has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or Employees described in clause (i) hereof or any independent contractors in their capacities as such.

(24)	Employee Plans.

(a)	Schedule Section 3.2(24)(a) sets forth a complete and accurate list of each material Employee Plan of the Group and complete and accurate copies of each of the following with respect to such Employee Plan have been made available to the Purchaser, as applicable: (i) all written plan documents and amendments thereto and all related trust documents, insurance Contracts and other funding agreements, (ii) a written description of the material terms of the Employee Plan if such Employee Plan is not set forth in a written document, (iii) the employee booklets and summaries, (iv) all material correspondences, and all non-routine correspondence, to or from any Governmental Authority in writing with respect to any Employee Plan since January 1, 2023, and (v) for U.S. Employee Plans: (A) each summary plan description and summary of material modifications, (B) the three most recently filed IRS Form 5500s, (C) the most recently received IRS determination letter for each such Employee Plan, (D) IRS compliance testing for the most recent three plan years, (E) IRS Forms 1094-C and 1095-C for 2022 through 2024 and (F) the most recently prepared actuarial report and financial statement in connection with each such Plan.

(b)	No Claim (other than for benefits in the Ordinary Course of Business) has been brought or is pending or, to the knowledge of the Corporation, Threatened against or with respect to any Employee Plan or the assets, fiduciaries or funding mechanisms thereof, and, to the knowledge of the Corporation, there are no facts or circumstances exist that could reasonably be expected to give rise to any such Claim.

(c)	There are no participating employers with respect to any Employee Plan other than the Group.

(d)	Except as set forth in Schedule Section 3.2(24)(d), to the knowledge of the Corporation, no promise or commitment has been made by any member of the Group to any Employee with respect to the type or level of compensation or benefits that may be provided under the Employee Plans or otherwise because of the completion of the Transactions, either alone or in combination with any other event. Except as set forth in Schedule Section 3.2(24)(d), (and other than as provided in Section 2.9, none of the Employee Plans provide (i) for change in control, retention or transaction bonuses or similar payments, severance, termination or similar payments, or (ii) the acceleration of, or an increase in, or otherwise result in securing or funding obligations, payments, benefits, vesting, or rights, that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the Transactions, either alone or in combination with any other event. None of the Employee Plans has a deficit or is reasonably expected to have a deficit.

(e)	All of the Employee Plans are and have been established and administered in all material respects in accordance with their terms and Applicable Laws. Each Employee Plan that is required to be funded is fully funded to the extent required under Applicable Laws, and with respect to all other such Employee Plans, adequate reserves therefor have been established on the Books and Records of the Corporation. Each member of the Group has performed all obligations required to be performed by it under, and is not in any respect in default under or in violation under, any Employee Plan, nor to the knowledge of the Corporation is there any such default or violation by any other party to any Employee Plan.

(f)	Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a timely favorable determination letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters are currently available, that the Employee Plan is so qualified. To the knowledge of the Corporation, no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Employee Plan.

(g)	Except as disclosed in Schedule Section 3.2(24)(g), no Employee Plan provides health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of employment or service, other than as required to be provided pursuant to Applicable Laws and, with respect to any such entitlements under the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985 or any comparable state law, for which, for which the covered participant pays full cost of coverage.

(h)	None of the Employee Plans (i) is a benefit plan to which any member of the Group is required to contribute, (ii) is not maintained or administered by any member of the Group (other than third-party administrators engaged by or appointed by a member of the Group), and (iii) is or is required to be registered under Applicable Law. No Employee Plan is a “retirement compensation arrangement”, as such term is defined in the ITA, and no Employee Plan provides contributions or benefits in excess of the limits applicable to registered plans under the ITA.

(i)	None of the Employee Plans contains, nor have any such Employee Plans ever contained, nor has any member of the Group ever sponsored, contributed to, been obligated to contribute to or had any current or contingent liability or obligation under any Employee Plan that is, a “defined-benefit provision” (as defined in the ITA) and no such Employee Plan is or has ever been or is intended to be a “pension plan” as defined in the Supplemental Pension Plans Act (Quebec), as amended, or a similar pension benefits standards legislation of another Canadian jurisdiction, or a “pension plan” subject to Title IV of ERISA, as amended, or any corresponding Law in any foreign jurisdiction in which the Business operates, or any other defined benefit plan, whether or not subject to such laws. None of the Employee Plans is, nor have any such Employee Plans ever been, nor has any member of the Group ever sponsored, contributed to, been obligated to contribute to or had any current or contingent liability or obligation under any Employee Plan that is, a “multi-employer pension plan” (as defined in the Supplemental Pension Plans Act (Quebec), as amended, a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), or any corresponding Law in any foreign jurisdiction in which the Business operates), a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the member of the Group could incur liability under Section 4063 or 4064 of ERISA or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). All employer contributions, premiums or payments required pursuant to the terms of any Employee Plan or Applicable Laws have been made or accrued in the Ordinary Course of Business and all employee contributions (if any) have been properly withheld and fully paid into the funding arrangement for the Employee Plan in accordance with the terms of such Employee Plan and Applicable Law.

(j)	The members of the Group and their ERISA Affiliates do not maintain any U.S. Employee Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Patient Protection and Affordable Care Act and the Health Insurance Portability and Accountability Act of 1986. No member of the Group is subject to any liability, including additional contributions, taxes, fines, penalties or loss of tax deduction as a result of such administration and operation. No member of the Group has incurred (whether or not assessed) any material penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist or events have occurred that could result in the imposition of any such material penalties or Taxes.

(k)	There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Plan, in each case with respect to which a member of the Group would reasonably be expected to have any liability.

(l)	With respect to each Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan or arrangement has been operated in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; and (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code. No member of the Group has any obligation to compensate any Person for any excise taxes that may be incurred by such Person under Section 409A of the Code.

(m)	No member of the Group is obligated to make any payments, including under any Employee Plan or otherwise, that, in connection with the execution and delivery of this Agreement or the consummation of the Transactions, either alone or alone or in combination with any other event, reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code and no member of the Group has any obligation to compensate any Person for any excise taxes that may be incurred by such Person under Section 4999 of the Code.

(n)	All of the death and disability benefits which any member of the Group provides to present or former Employees are fully insured by an insurance policy.

(25)	Clients and Suppliers.

(a)	Schedule Section 3.2(25)(a) contains a list setting forth the 20 largest clients of the Group by dollar amount for the 9-month period starting on January 1, 2025 and ending on September 30, 2025 (collectively, the “Top Clients”). Except as set forth in Schedule Section 3.2(25)(a), since January 1, 2025, none of the Top Clients has notified any member of the Group in writing that it intends to terminate or cease doing business or substantially reduce its business with any member of the Group and, to the knowledge of the Corporation, there are no unresolved disputes with any such listed client.

(b)	Schedule Section 3.2(25)(b) contains a list setting forth the 20 largest suppliers of the Group by dollar amount for the 9-month period starting on January 1, 2025 and ending on September 30, 2025 (collectively, the “Top Suppliers”). Except as set forth in Schedule Section 3.2(25)(b), since January 1, 2025, none of the Top Suppliers has notified any member of the Group in writing that it intends to terminate or cease doing business or substantially reduce its business with any member of the Group and, to the knowledge of the Corporation, there are no unresolved disputes with any such supplier.

(26)	Transactions with Affiliates et al. Except as disclosed in Schedule 3.2(26) and for employment-related Contracts entered into in the Ordinary Course of Business, no member of the Group is a party to any Contract with (a) any current or former director, or officer of a member of the Group, (b) any Vendor or an Affiliate of any Vendor, or (c) any spouse, dependants or beneficiaries of a Vendor. Except as disclosed in Schedule 3.2(26), no member of the Group is liable in respect of Indebtedness or other obligations to or on behalf of any present or former, direct or indirect shareholder, officer, director, Affiliate, spouse, dependants or beneficiaries of a member of the Group or any Vendor, or any other Person with which a member of the Group does not deal at arm’s length, other than remuneration accrued in the Ordinary Course of the Business and properly reflected and accrued in the Books and Records.

(27)	Products and Services.

(a)	The products sold by the members of the Group have been designed, manufactured and labelled in accordance with, and meet all requirements of, Applicable Law in all material respects.

(b)	Except as would not reasonably be expected to be material to the Business, taken as a whole, there are no Claims involving any product liability or professional liability pending or, to the knowledge of the Corporation, Threatened against or affecting any member of the Group alleging any defect in the design or manufacture of or the materials used in any of the products of the members of the Group or damages caused by such products.

(28)	Insurance.

(a)	Schedule 3.2(28) sets forth a true and complete list and description of all insurance policies currently maintained by a member of the Group (the “Policies”), including, for each Policy, the coverage type, insurer, broker, policy number, business unit(s) covered by the Policy, policy period, limits and premium. Each of the Policies is valid and subsisting and in good standing; all premiums due thereon have been paid in full; the limits of each Policy are fully in place without any erosion; and there are no material claims pending under any Policies or predecessor insurance policies (including any such claim for which coverage has been denied or is being disputed or challenged by the applicable insurer(s)), in each case, except as disclosed in Schedule 3.2(28). There is no material default or breach under any of the Policies by a member of the Group or any other insured thereunder, and the applicable insured is entitled to all rights and benefits under the Policies.

(b)	No member of the Group has failed to give any notice or present any claim under any of the Policies in a due and timely fashion. No written notice of cancellation or non-renewal with respect to any of the Policies has been received by a member of the Group or any Vendor.

(29)	Tax Matters.

Except as set forth in Schedule 3.2(29):

(a)	Each member of the Group has duly and on a timely basis prepared and filed all material Tax Returns required to be filed by it prior to the Closing Date, including any elections and designations required by or referred to in any such Tax Return, required to be filed by or on behalf of it with any Governmental Authority. All such Tax Returns are accurate and complete in all material respects.

(b)	No Claim has ever been made by a Governmental Authority in a jurisdiction where a member of the Group does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction.

(c)	Each member of the Group has timely paid all material Taxes, including instalments or prepayments of Taxes, which are required to have been paid to any Governmental Authority pursuant to Applicable Law and no deficiency with respect to the payment of any material Taxes or Tax instalments has been asserted against it by any Governmental Authority. No member of the Group has material liability for any Taxes other than those provided for in the Annual Financial Statements and those arising in the Ordinary Course of Business since the date of the Annual Financial Statements.

(d)	No assessments or reassessments of the Taxes of any member of the Group are currently the subject of an objection or appeal. No audit by any Governmental Authority of a member of the Group is currently ongoing and there are no outstanding issues with respect to material Taxes which have been raised and communicated in writing to a member of the Group or any Vendor by any Governmental Authority. The Corporation has no knowledge of any Threatened or potential audit, assessment, reassessment, or other proceedings, negotiations or investigations in respect of Taxes, against a member of the Group, regardless of its merits.

(e)	There are no Liens for unpaid Taxes upon any member of the Group or any of its assets, other than Permitted Liens.

(f)	No member of the Group is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement (excluding for the avoidance of doubt any agreement that does not principally relate to Taxes), and no member of the Group has any liability for Taxes of any other Person by reason of being a member of an affiliated, aggregate, consolidated, combined, unitary, or similar Tax group or as a transferee or successor.

(g)	Except as provided in Section 8.8 with respect to the Pre-Closing Reorganization, no member of the Group has filed or been required to file any information return pursuant to subsection 237.3(2) of the ITA, subsection 237.4(4) of the ITA or any provisions under book X.2 of Part I of the Taxation Act (Quebec) in respect of any transaction or series of transactions. No member of the Group has participated in any Tax amnesty program (including the voluntary disclosure program maintained by the Canada Revenue Agency or Revenue Quebec).

(h)	All subsidies, government assistance, Tax refunds and Tax credits (including, for greater certainty, investment tax credits under the ITA) claimed or received by each member of the Group were claimed and received in accordance with Applicable Law. Each member of the Group has retained all prescribed documentation to support such claims for the period required under Applicable Law.

(i)	There are no circumstances existing which could result in, or which have existed and resulted in, the application to any member of the Group of sections 17, 78, 80, 80.01, 80.02, 80.03, and 80.04 of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(j)	No member of the Group has liability for Taxes of any other Person (including, for greater certainty, under section 159 and 160 of the ITA) by contract (excluding any contract that does not principally relate to Taxes) or otherwise under any Applicable Law.

(k)	No member of the Group is a party to or has executed or filed any agreement, waiver or arrangement with any Governmental Authority that relates to any extension of time with respect to the filing of any Tax Return, the payment of any material Taxes or the issuance of any assessment or reassessment.

(l)	Each member of the Group has withheld or deducted all Taxes that are required by Applicable Law to be withheld or deducted, and has paid or remitted when due the full amount of any Taxes withheld or deducted to the applicable Governmental Authority. Each member of the Group has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health Taxes and other Taxes payable by it in respect of its employees to the appropriate Governmental Authority within the time required under Applicable Laws.

(m)	Each member of the Group is duly registered for purposes of the GST/HST/QST or of any and all other similar taxes of any jurisdiction, including, for greater certainty, any ad valorem, use or sales tax, in each jurisdiction in which such member of the Group is required to be so registered under any Applicable Law, and each member of the Group has its GST/HST/QST registration number set out in Schedule 3.2(29). All input tax credits claimed by each member of the Group for purposes of the Excise Tax Act (Canada) were calculated in accordance with Applicable Laws in all material respects. Each member of the Group has duly complied, to the extent required to do so under any Applicable Law, with all registration, reporting, payment, collection and remittance requirements in a timely manner in respect of GST/HST/QST and any and all other similar taxes of any jurisdiction, including, for greater certainty, any ad valorem, use or sales tax. Where applicable, each member of the Group (i) has obtained all required information and documentation to support any zero-rating treatment of its supplies, and (ii) has been furnished with valid exemption certificates or their equivalent and has retained all such records and supporting documents in the manner required by Applicable Law.

(n)	To the extent required by Applicable Law, each member of the Group has complied with all applicable transfer pricing requirements relating to Taxes in each relevant jurisdiction.

(o)	No member of the Group has made an “excessive eligible dividend election” as defined in subsection 89(1) of the ITA, and all dividends (including any deemed dividends) designated and paid as “eligible” have been properly designated and paid in accordance with subsection 89(14) of the ITA by each member of the Group, and no member of the Group has any liability for Tax under Part III.1 of the ITA.

(p)	No member of the Group has made a capital dividend election under subsection 83(2) of the ITA in an amount which exceeded its capital dividend account immediately before the dividend became payable.

(q)	No member of the Group has claimed any reserves for purposes of the ITA for the most recent Taxation year ending prior to the Closing that requires an amount to be included in its income for any Tax period beginning on or after the Closing Date.

(r)	The Corporation has been, since its incorporation and up to immediately prior to the execution of this Agreement, a “Canadian controlled private corporation” as defined in the ITA.

(s)	At no time during the 60-month period immediately preceding the date hereof has more than 50% of the fair market value of the Purchased Shares been derived, directly or indirectly (otherwise than through a corporation, partnership or trust the shares or interests of which were not themselves “taxable Canadian property” at the particular time within the meaning of the ITA), from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, or interests in, or for civil law rights in, any such property, whether or not the property exists (as each such term is interpreted for purposes of the definition of “taxable Canadian property” in the ITA). In addition, the Purchased Shares are not “taxable Quebec property” within the meaning of the Taxation Act (Quebec).

(t)	Notwithstanding anything to the contrary in this Agreement, (i) no representation or warranty is made in respect of any Taxes, or the amount, existence, expiration date of, limitation on (or availability of) or use of any Tax attributes (including, without limiting the generality of the foregoing, losses, resource, and other pools, capital cost and undepreciated capital cost, paid-up capital, balances and investment tax and other credits) in respect of any period (or portion thereof) that commences on or after the Closing Date; and (ii) the representations and warranties set forth in this Section 3.2(29) are the sole and exclusive representations and warranties regarding Tax matters.

(30)	Absence of Certain Changes or Events. Except as set forth in Schedule 3.2(29)(l), since December 31, 2024, the members of the Group have carried on the Business in the Ordinary Course of Business and there has not occurred any Material Adverse Change.

(31)	Anti-Corruption.

(a)	Since January 1, 2021, no member of the Group nor any director, officer, Employee, or, to the knowledge of the Corporation, any agent, representative, consultant or other Person acting for or on behalf of any member of the Group has, in connection with or relating to the Business directly or indirectly, violated any Anti-Corruption Laws.

(b)	Without limiting the foregoing, no member of the Group nor any director, officer, Employee, or, to the knowledge of the Corporation, any agent, representative, consultant or other Person acting for or on behalf of any member of the Group has, directly or indirectly, since January 1, 2021 used, or authorized the use of, corporate funds or assets for any unlawful contribution, gift, entertainment, or other unlawful expense, or made, offered or promised any bribe, rebate, payoff, influence payment, kickback, facilitation payment or other unlawful payment for the purpose of: (i) influencing any act or decision of an Public Official in their official capacity; (ii) inducing such official to do or omit to do any act in violation of their lawful duty; (iii) securing any improper advantage; or (iv) inducing such official to use their influence with a government or instrumentality thereof to affect or influence any act or decision, in each case in violation of applicable Anti-Corruption Laws.

(c)	Since January 1, 2021, to the knowledge of the Corporation, no member of the Group has received or is aware of any internal or external accusations, allegations, complaints, investigations, reports, or proceedings, involving the Business or any member of the Group relating to potential violations of Anti-Corruption Laws.

(32)	Anti-Money Laundering.

(a)	None of the Corporation, any of its Subsidiaries or any of their respective directors, officers or Employees, or, to the knowledge of the Corporation, any of its agents or distributors or any other Person acting on behalf of the Corporation or any of its Subsidiaries has at any time, in any material respect, violated or is in violation of any applicable Anti-Money Laundering Laws.

(b)	None of the Corporation, any of its Subsidiaries or any of their respective directors, officers or Employees, or, to the knowledge of the Corporation, any of its agents or distributors or any other Person acting on behalf of the Corporation or any of its Subsidiaries has at any time, is or has been the subject of any allegation, voluntary disclosure, investigation, inquiry, litigation, judicial or administrative prosecution or enforcement action related to any applicable Anti-Money Laundering Laws.

(c)	Since January 1, 2021, the Group has maintained books, records, and accounts with respect to the Group or the Business that, in reasonable detail, accurately and fairly reflect all transactions and dispositions of assets, including those relating to any activities contemplated under this Agreement. Without limiting the foregoing, the Group has no undisclosed or unrecorded funds, accounts, payments, or assets established or maintained for any purpose with respect to the Group or the Business, and no false, fictitious, misleading, or artificial entries have been made in any of the Group’s books or records with respect to the Group or the Business.

(33)	Compliance with Trade Laws and Sanctions.

(a)	Since January 1, 2021, the Group and its directors and officers, and, to the knowledge of the Corporation, employees and agents (i) have been in compliance in all material respects with International Trade Laws, except disclosed in Schedule 3.2(33), (ii) have not been the subject of an investigation, audit, or any other proceeding by a Governmental Authority in relation to compliance with International Trade Laws, and (iii) have not made any voluntary disclosures to any Governmental Authority in relation to International Trade Laws compliance, except as disclosed in Schedule 3.2(33).

(b)	The Group and its directors and officers, and, to the knowledge of the Corporation, employees and agents, since January 1, 2021 (i) have been in compliance with Sanctions, except as disclosed in Schedule 3.2(33), (ii) have not engaged in any dealing or transaction with a Sanctioned Person or in a Sanctioned Jurisdiction in a manner that violated Sanctions at such time; (iii) have not been and are not currently a Sanctioned Person or acting on behalf of a Sanctioned Person, (iv) have not been and are not organized or resident in a Sanctioned Jurisdiction.

(c)	Since January 1, 2021, the Group has not received and is not aware of any current or threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory action, whether internal, by a Government Authority, including any Sanctions Authority, or a private party, alleging any violation of International Trade Laws, nor has the Group or any of its employees or representatives, been convicted of violating any International Trade Laws.

(34)	Foreign Extraterritorial Measures Act. Nothing in this Agreement requires, or shall be construed to require, the Group, any member of the Group, or any of their respective directors, officers, employees, or agents to take, have taken or refrain from taking any action to the extent that such action or omission would violate, conflict with, or expose any such person to penalties under the Foreign Extraterritorial Measures Act (Canada) or any order, directive, instruction, or communication issued under that statute.

(35)	No Brokers. Except as disclosed in Schedule 3.2(34), no member of the Group shall be liable for any brokerage commission, finder’s fee or other similar payment in connection with the Transactions because of any action taken by, or agreement or understanding reached by, any member of the Group.

Section 3.3 Representations and Warranties of the Purchaser.

Acknowledging that the Vendors are entering into this Agreement in reliance upon the representations and warranties of the Purchaser set out in this Section 3.3, the Purchaser represents and warrants to the Vendors as follows:

(1)	Incorporation and Corporate Power. Each of the Purchaser and the Parent is a corporation validly incorporated, organized and subsisting under the Laws of the jurisdiction of its incorporation. Each of the Purchaser and the Parent has the corporate power, authority and capacity to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement, the Ancillary Agreements and under all such other agreements and instruments. The Purchaser is a wholly-owned indirect subsidiary of the Parent.

(2)	Authorization. The execution and delivery of this Agreement, the Ancillary Agreements to which the Purchaser or the Parent is a party and all other agreements and instruments to be executed by it as contemplated herein and the completion of the Transactions, the Ancillary Agreements and all such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser and the Parent, as applicable.

(3)	No Contravention. Subject to receipt of the Regulatory Approvals, the execution, delivery and performance of this Agreement by the Purchaser and the Parent and the Ancillary Agreements to which the Purchaser is a party and the completion of the Transactions by the Purchaser do not and shall not result in or constitute any of the following:

(a)	a default, breach or violation of, or an event that, with notice or lapse of time or both, would be a default, breach or violation of, or conflict with, any of the terms, conditions or provisions of the Organizational Documents of the Purchaser or the Parent; or

(b)	the violation of any Applicable Law,

except, in each case of the immediately preceding clauses (a) and (b), for such breaches, violations, conflicts and defaults which would not reasonably be expected to adversely affect the Purchaser’s or the Parent’s ability to perform its obligations under this Agreement and the Ancillary Agreements to which the Purchaser is a party.

(4)	Enforceability of Obligations. This Agreement constitutes, and each of the Ancillary Agreements to which the Purchaser or the Parent, as applicable, is a party shall, when executed, constitute a valid and binding obligation of the Purchaser and the Parent, as applicable, enforceable against them in accordance with their terms. There is no Claim pending or Threatened against or affecting the Purchaser or the Parent, and there are no Orders outstanding against or affecting the Purchaser or the Parent which, in any such case, affects adversely or might affect adversely the ability of the Purchaser or the Parent to enter into this Agreement or the Ancillary Agreements or to perform its obligations hereunder or thereunder.

(5)	Financial Capability. The Purchaser has, and will have available as of the Closing Date, access to cash sufficient to fully fund all of the Purchaser’s obligations under this Agreement, including the payment of (a) the aggregate Purchase Price and any other amounts required to be paid by the Purchaser pursuant to this Agreement, and (b) all fees and expenses and other payment obligations required to be paid or satisfied by the Purchaser in connection with the Transactions. The Purchaser acknowledges that it is not a condition to the Closing or to any of its obligations under this Agreement that the Purchaser obtains financing for the Transactions.

(6)	Solvency. The Purchaser is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of any member of the Group. The Purchaser and the Parent are Solvent as of the date of this Agreement and, assuming the satisfaction of the conditions to the Vendors’ obligation to consummate the Transactions, the Purchaser and the Parent will, after giving effect to all of the Transactions, including the payment of the Purchase Price, all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the Transactions, be Solvent at and after the Closing Date.

(7)	Investment. The Purchased Shares are being acquired by the Purchaser for its own account and without a view to, or for sale in connection with, any distribution of the Purchased Shares or any interest therein. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and participation in the Transactions, and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Shares.

(8)	Accredited Investor. The Purchaser is an “accredited investor” as such term is defined in Regulation 45-106 respecting Prospectus Exemptions (Quebec).

(9)	No Brokers. No Vendor shall be liable for any brokerage commission, finder’s fee or other similar payment in connection with the Transactions because of any action taken by, or agreement or understanding reached by, the Purchaser or the Parent.

(10)	CFIUS Matters. The Purchaser is not a “foreign person” as that term is defined under CFIUS regulations (31 CFR § 800.224).

(11)	ICA. The Purchaser is a “trade agreement investor” as such term is defined and interpreted for the purposes of the ICA.

(12)	Proceeds of Crime and Sanctions. No part of the funds used by the Purchaser to pay the Purchase Price has been or will be directly or indirectly derived from any activity that contravenes any Applicable Laws, including Anti-Corruption Laws, Sanctions, Anti-Money Laundering Laws or similar Laws. Neither the Purchaser nor any of its Affiliates is a target of Sanctions, or owned (including their property being deemed to be owned), controlled, or acting on behalf of a Person that is a target of Sanctions.

(13)	Due Diligence. The Purchaser acknowledges that, prior to the execution of this Agreement, (a) the documents in the Data Room and the documents listed in the Disclosure Schedules have been made available to the Purchaser for due diligence purposes, and (b) it has satisfied itself with the results of its due diligence investigations in respect of matters related to the operations, assets, liabilities and financial position of the members of the Group prior to the execution of this Agreement.

(14)	Financing.

(a)	The Purchaser has delivered to the Vendors’ Representatives true, complete and correct copies of the Debt Commitment Letter, executed by the Purchaser and the Debt Financing Sources, dated as of the date of this Agreement (including all exhibits, schedules, annexes and term sheets thereto), together with each fee letter referred to therein (which fee letters may be redacted to omit the fee amounts, other economic terms and “market flex” provisions; it being agreed that no such redacted terms would adversely affect the availability of the Debt Financing or expand the conditions to obtaining such Debt Financing on the Closing Date). The aggregate amount of the Debt Financing committed to be provided by the Debt Financing Sources pursuant to the Debt Commitment Letter, together with other financial resources available to the Purchaser, are sufficient to consummate the Transaction and satisfy any other monetary obligations of the Purchaser contemplated by this Agreement and the other Transaction documents to which the Purchaser is or will be a party . As of the date hereof, the Purchaser has not incurred any material obligation, commitment, restriction or Liability of any kind, and the Purchaser is not contemplating or aware of any material obligation, commitment, restriction or Liability of any kind, in either case, that would reasonably be expected to materially delay, impair or adversely affect such resources.

(b)	As of the date of this Agreement: (i) the Debt Commitment Letter has not been amended or modified, and the commitments contained therein have not been withdrawn, terminated or rescinded in any respect; (ii) the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, each other party thereto, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other Applicable Laws affecting the enforcement of the rights of creditors; (iii) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of the Purchaser or, to the knowledge of the Purchaser, any other party thereto, under the Debt Commitment Letter, or that would reasonably be expected to result in the failure of any condition to the Debt Financing or otherwise result in any portion of the Debt Financing being unavailable or delayed; and (iv) the Purchaser has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing will not be available to the Purchaser on the Closing Date.

(c)	The Purchaser has paid (or caused to be paid) in full any and all commitment fees or other fees required to be paid on or before the date of this Agreement pursuant to the terms of the Debt Commitment Letter and will pay or cause to be paid all additional fees and other amounts as they become due.

(d)	There are no conditions precedent to the obligations of the Debt Financing Sources to fund the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. There are no side letters or other agreements, contracts or arrangements related to the Debt Financing other than as expressly disclosed in the Debt Commitment Letter delivered to the Vendors’ Representatives.

(e)	The Purchaser acknowledges and agrees that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon (i) the consummation of any financing arrangements by, (i) the obtaining or receipt of any financing by, or (iii) the availability, grant, provision or extension of any financing to, the Purchaser, any of its Affiliates or any other Person (including, in each case, the Debt Financing or any portion of the proceeds thereof), regardless of the reasons why financing is not obtained or whether such reasons are within or beyond the control of the Purchaser. For the avoidance of doubt, if any financing is not obtained (including the Debt Financing or any portion of the proceeds thereof), the Purchaser will continue to be obligated to consummate the Transactions contemplated by this Agreement subject to the applicable conditions set forth in Article 5.

Article 4
COVENANTS

Section 4.1 Conduct of the Business.

During the Interim Period, the Holdcos and the Corporation shall, and shall cause each member of the Group to, use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business in all material respects and to: (a) preserve intact in all material respects its business organization; (b) maintain its assets in the Ordinary Course of Business in good operating order and condition, reasonable wear and tear excepted; and (c) prevent any action which would reasonably impede the ability to complete the Transactions, or satisfy the conditions of Closing; provided, however, that, in no event shall any Holdco any member of the Group be precluded from taking any actions that (i) are required by Applicable Law, (ii) are consented to in writing or permitted by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) are expressly required by this Agreement or are reasonably required in connection with the implementation of the Pre-Closing Reorganization or the Transactions.

Section 4.2 Satisfaction of Conditions.

During the Interim Period, each Party shall use its commercially reasonable efforts to (a) cause the satisfaction of the conditions in Sections 5.1 and 5.2 which are within its control, and (b) cooperate in the other Parties’ efforts to satisfy such conditions, provided, however, that in relation to Regulatory Approvals, the Parties’ efforts shall be governed by Section 4.4 below.

Section 4.3 Notification.

(1)	Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)	cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate on the Closing Date if such failure to be true or accurate would, or would reasonably be likely to cause any condition in Section 5.1(1) or Section 5.2(1) not to be satisfied; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement prior to the Effective Time if such failure would, or would be reasonably likely to, cause any condition in Section 5.1 or Section 5.2 not to be satisfied.

Section 4.4 Regulatory Approvals; Consents.

(1)	The Purchaser and the Corporation shall use their best efforts to obtain all Authorizations and Orders of Governmental Authorities necessary or as may be required to be obtained, as promptly as practicable, to consummate the Transactions, including making or causing to be made all notifications, filings and submissions required to obtain the Regulatory Approvals. The Parties shall use their best efforts to supply any additional information, including responses to requests for production of documents and information and production of witnesses for interviews or depositions, that may be requested by any Governmental Authority for the purpose of obtaining the Regulatory Approvals.

(2)	With respect to the Regulatory Approvals:

(a)	the Purchaser and the Corporation shall make, or cause to be made, all notification and report forms required under the HSR Act with respect to the Transactions within twenty Business Days following the date of this Agreement;

(b)	to the extent the Purchaser and the Corporation determine, acting reasonably and in a timely manner, that Competition Act Clearance is required, the Purchaser shall, within twenty Business Days following the date of this Agreement, file or cause to be filed a request for an Advance Ruling Certificate under section 102 of the Competition Act with the Commissioner. Unless the Parties mutually agree in writing upon a different time period, the Purchaser and the Corporation shall, within twenty Business Days following the date of this Agreement, each file a notification pursuant to subsection 114(1) of the Competition Act;

(c)	the Purchaser shall, within five calendar days following the Closing Date, submit or cause to be submitted to the U.S. Department of State’s Directorate of Defense Trade Controls all information required by 22 C.F.R. § 122.4(a). The Purchaser and Group shall undertake to act promptly and cooperatively in providing all such information required for the purposes of this notification;

(d)	to the extent the Purchaser and the Corporation determine, acting reasonably and in a timely manner, that ICA Approval is required, the Purchaser and the Corporation shall make all initial filings, which shall mean, the Purchaser shall, within twenty Business Days following the date of this Agreement, file or cause to be filed an application for review under section 14 of the ICA, including a detailed plans document and proposed draft undertakings demonstrating why the investment is likely to be of net benefit to Canada and that would be customary or commercially reasonable to obtain ICA Approval for a transaction of the size, scope and nature of the Transactions (such proposed draft undertakings, the “Initial Undertakings”);

(e)	the Purchaser and the Corporation shall make all initial filings (which shall mean, for greater certainty, pre-filings, as applicable) required to obtain the Regulatory Approvals not listed in Sections 4.4(2)(a)-(d), as promptly as reasonably practicable following the date of this Agreement;

(f)	each of the Purchaser and the Corporation shall promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary to obtain the Regulatory Approvals; and

(g)	each of the Principal Shareholders shall be permitted an advance opportunity to review and comment any written communication, document or filing mentioning or describing the applicable Principal Shareholder(s) (and in the case of CDP, Caisse de dépôt et placement du Québec), or any of their respective Affiliates, in respect of or included in any of the Regulatory Approvals and the Parties shall consider in good faith such comments, as applicable.

(3)	In respect of the DCSA Approval, the Corporation shall, or shall cause any of its relevant Subsidiary to, submit to DCSA a notification of the Transactions in accordance with the NISPOM within ten (10) Business Days following the date of this Agreement. The Purchaser and the Corporation shall, as soon as reasonably practicable after the date hereof, coordinate to submit a customary foreign ownership, control or influence mitigation plan (the “FOCI Mitigation Plan”) in accordance with the NISPOM and each Party shall use reasonable best efforts to obtain approval from DCSA as promptly as practicable for the continuation of any necessary U.S. government facility security clearance. Without limiting the foregoing, if requested by DCSA, the Purchaser and the Corporation agree to enter into a commitment letter with DCSA to obtain the DCSA Approval.

(4)	Notwithstanding any requirement in this Agreement, in the case of a disagreement between the Purchaser and the Corporation over the strategy, tactics or decisions relating to obtaining the Regulatory Approvals, the Purchaser shall, while considering the reasonable input of the Corporation in good faith and acting reasonably, have the final and ultimate authority over the appropriate strategy, tactics and decisions related to obtaining the Regulatory Approvals.

(5)	Each of the Purchaser, the Corporation and the Vendors’ Representatives shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or any inquiry. In furtherance and not in limitation of the foregoing, each Party will:

(a)	respond at the earliest practicable date to any requests for information (including in respect of any submissions or second requests) or requests for meetings by any Governmental Authority;

(b)	permit the other Party an advance opportunity to review and comment upon any proposed substantive written communications to any Governmental Authority, consider in good faith the comments of the other Party, and provide the other Party with final copies thereof;

(c)	provide the other Party a reasonable opportunity to participate in any substantive meetings or discussions (whether in person, by email, by telephone or otherwise) with any Governmental Authority (except where the Governmental Authority expressly requests that a Party should not be present at the meeting or discussion or for parts of the meeting or discussion, in which case that Party’s counsel shall be given a reasonable opportunity to participate in such meeting or discussion or parts of the meeting or discussion); and

(d)	keep the other Party informed of the status of the Regulatory Approvals and promptly notify the other Party of receipt of any substantive communications (whether oral or written) of any nature from a Governmental Authority, and provide the other Party with copies thereof.

(6)	Notwithstanding any requirement in this Section 4.4 or any other provision in this Agreement to the contrary, (a) no Party shall be required to disclose any portions of any filing under the HSR Act or Competition Act that are not customarily furnished to other parties in connection with such filings, and (b) any Party may, as it deems necessary or advisable, reasonably redact or designate as “Outside Counsel Only” any material provided to another Party or its counsel under this Section 4.4.

(7)	Neither the Purchaser nor the Corporation shall, and each shall cause its Affiliates not to take any action or enter into any Contract or agreement in principle that could reasonably be expected to materially affect or delay the consummation of the Transactions or the approval of any Governmental Authority of any of the aforementioned Regulatory Approvals or filings, lengthen any applicable waiting period, or enter into any timing Contract with any Governmental Authority, unless both Parties have agreed to take such action in writing.

(8)	Notwithstanding any provision of this Agreement to the contrary, the Purchaser shall use its best efforts to obtain all necessary consents, approvals, Orders or waivers, in connection with the Antitrust Clearances, and to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Authority or any other party so as to enable the Parties to close the Transactions as promptly as practicable, and in any event before the Outside Date, including: (a) supplying promptly any additional information and documentary material that may be requested by a Governmental Authority pursuant to the HSR Act, the Competition Act, or any other Antitrust Laws; and (b) taking any and all actions necessary or advisable in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Authority under any Antitrust Laws, including proposing, offering, negotiating, agreeing to and undertaking, or causing the proposal, offer, negotiation, agreement or undertaking of, any (i) sale, divestiture, or disposition (including by way of a consent decree, hold separate obligation or license) by the Purchaser of any of its or its Affiliates’, or the Corporation’s or any of its Subsidiaries’, assets, interests, properties, operations or businesses, (ii) any other restriction or limitation on any or all of the Purchaser or any of its Affiliates’, or of the Corporation’s or any of its Subsidiaries’ assets, interests, properties, operations or businesses, or (iii) any other action, restriction or condition (whether or not formally expressed) of any Governmental Authority under any Antitrust Laws, including negotiating or agreeing to any other action, restriction or condition. For the avoidance of doubt, the Purchaser may not, without the prior written consent of the Vendors’ Representatives, propose, offer, negotiate, agree to or undertake (A) any sale, divestiture, or disposition (including by way of a hold separate obligation or license) of any assets, interests, properties, operations or businesses of any member of the Group, or (B) any other action, restriction, limitation or condition of all or any portion of the businesses or assets of any member of the Group; provided, that any proposal, offer, negotiation, agreement or undertaking involving any member of the Group (or any of their respective assets, interests, properties, operations or businesses) shall be expressly subject to and conditioned on the consummation of the Closing. Notwithstanding anything to the contrary in this Agreement, no action taken by Purchaser or its Affiliates pursuant to this Section 4.4 shall entitle the Purchaser to any reduction of the Purchase Price.

(9)	Notwithstanding any provision of this Agreement to the contrary, the Purchaser shall use its commercially reasonable efforts to obtain all necessary consents, approvals, Orders or waivers, in connection with the Foreign Investment Clearances, including the Purchaser shall propose, negotiate and enter into such undertakings that would be customary or commercially reasonable to obtain ICA Approval or other Foreign Investment Clearances for a transaction of the size, scope and nature of the Transactions; however, the Purchaser may not, without prior approval of the Vendors’ Representatives, make, commit to, agree to or effect any change, modification or amendment to the Initial Undertakings with the effect of restricting, limiting or diminishing the scope thereof, and shall prior to proposing, offering and negotiating any such change, modification or amendment in respect of the ICA Approval, consider the reasonable input of the Vendors’ Representatives.

(10)	In connection with this Section 4.4, if any Claim is instituted (or Threatened to be instituted) challenging the Transactions as violative of any Antitrust Laws, the Purchaser shall use its best efforts to (a) oppose or defend against such Claim, and (b) take such action as necessary to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including by appeal if necessary of any Order that makes illegal or prohibits the consummation of the Transactions.

(11)	The Purchaser shall not, without the prior written consent of the Vendors’ Representatives, submit any filings with respect to the Transactions with any Governmental Authority prior to Closing other than those required to obtain the Regulatory Approvals.

(12)	The Purchaser shall pay all filing fees payable to any Governmental Authority in connection with the Regulatory Approvals.

(13)	The Corporation shall use commercially reasonable efforts to obtain consents to the Transactions from each of the counterparties to the Material Contracts identified in Schedule 3.2(5).

Section 4.5 Confidentiality.

The Corporation and an Affiliate of the Purchaser have signed a confidentiality agreement dated October 8, 2025 between the Parent and the Corporation (the “Confidentiality Agreement”). The Purchaser agrees that the Confidentiality Agreement continues to apply and the Purchaser is bound by its terms until the Closing Date, notwithstanding anything to the contrary in the Confidentiality Agreement. If the Closing does not occur, the Confidentiality Agreement shall remain in effect in accordance with and subject to its terms.

Section 4.6 No Contact.

During the Interim Period, the Purchaser shall not, and shall cause its Affiliates and their respective Representatives not to, contact any Employee, contractor, client, supplier or any other business relations of the Group or the Vendors regarding the Business or the Transactions without the prior written consent of the Vendors’ Representatives.

Section 4.7 Exclusivity.

During the Interim Period, the Vendors shall not, and shall cause the members of the Group, and their respective Representatives, not to, directly or indirectly, through any Representative or otherwise, solicit or entertain proposals, offers or inquiries from, provide information to, negotiate with or in any manner encourage, discuss, accept or consider any proposal, offer or inquiry from any other Person relating to the acquisition of the Group, in whole or in part, whether through direct or indirect purchase, amalgamation, consolidation, asset sale, or other business combination or similar transaction or series of related transactions.

Section 4.8 Termination of the Affiliate Transactions.

Effective at the Closing, all arrangements, understandings or Contracts between any member of the Group, on the one hand, and a Vendor or any of its Affiliates, on the other hand, including all Affiliate Transactions and the Shareholders Agreements, shall be terminated without any party having any continuing obligations or liability to the other, except for (a) this Agreement and the Ancillary Agreements, (b) employment-related Contracts between any member of the Group and the Vendors who are Employees, and (c) the other arrangements, understandings or Contracts listed in Schedule 4.8.

Section 4.9 Personal Information Privacy.

The Purchaser shall comply in all material respects with all Privacy Laws applicable to the Purchaser’s Processing of Transaction Personal Information. The Purchaser shall only collect, use or transfer such Transaction Personal Information for the purposes of investigating the Business and completing the Transactions, and as otherwise agreed by the Parties in writing. The Purchaser may only disclose Transaction Personal Information as authorized under Privacy Laws. The Purchaser shall use commercially reasonable efforts to safeguard all Transaction Personal Information collected from the members of the Group in a manner consistent with the degree of sensitivity of the Transaction Personal Information and, furthermore, use commercially reasonable efforts to maintain the security and integrity of the Transaction Personal Information. If the Transactions are not completed for any reason, the Purchaser shall return all Transaction Personal Information to the Vendors and promptly destroy such Transaction Personal Information at the Vendors’ request. Notwithstanding the foregoing, the Vendors acknowledge that the Purchaser may retain copies of the Personal Information to comply with any legislative or regulatory requirement or in accordance with the Purchaser’s automatic computer back-up procedures or any written document retention policy. For the avoidance of doubt, no obligations under this Section 4.9 shall survive the Closing.

Section 4.10 Director and Officer Indemnification.

(1)	For a period of six years after the Closing Date, the Corporation shall not amend, repeal or modify any provision in its Organizational Documents relating to the exculpation or indemnification of any current or former officer or director (unless required by any Applicable Law), it being the intent of the Parties that the officers and directors of the Corporation continue to be entitled to such exculpation and indemnification to the full extent of the Law. If the Corporation or any successor or assign (a) consolidates or amalgamates with or merges into any other Person, or (b) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Person assume all of the obligations set forth in this Section 4.10.

(2)	Prior to the Closing, the Corporation will purchase an extended reporting period endorsement or “tail” under each of its existing directors’ and officers’ liability insurance policy (the “Tail Policy”) to provide the Corporation, and all individuals afforded coverage under such policy prior to the Closing, with tail coverage for a period of no less than six years after the Closing Date for acts or omissions of the Corporation and such individuals occurring prior to the Closing. The Corporation shall bear all costs of obtaining the Tail Policy. The Corporation shall maintain, and the Purchaser shall cause the Corporation to maintain, in effect, at no additional cost of the Corporation, the Tail Policy for a period of six years after the Closing Date. The Corporation shall not, and the Purchaser shall cause the Corporation not to, amend or modify the terms and guarantees under the Tail Policy without the prior written consent of the Vendors’ Representatives, which consent may not be unreasonably withheld.

(3)	This Section 4.10 is intended for the benefit of, and is enforceable by, each current and former officers and directors of the Corporation and his or her heirs, executors and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by Contract or otherwise.

Section 4.11 Fondation Previan.

Prior to Closing, Previan Technologies and the Corporation will cause the Options held by the Fondation Previan to be transferred and assigned to an entity outside of the Group and to remove Previan Technologies and the Corporation as members of Fondation Previan.

Section 4.12 Joinder Agreements.

Promptly following the execution of this Agreement, the Corporation shall use commercially reasonable efforts to obtain from each Employee Shareholder the execution of joinders to this Agreement, in form and substance satisfactory to the Vendors’ Representative and the Purchaser, each acting reasonably (the “Joinder Agreements”) and, after having consulted and considered the Purchaser’s reasonable input, Martin may exercise the drag-along rights set forth in the applicable Shareholder Agreement (each, the “Drag-Along Right”).

Section 4.13 Assignment of Carved-Out IP Rights.

Prior to the Closing, the Corporation shall, and shall cause the applicable members of the Group, to:

(1)	execute and deliver assignment instruments sufficient to transfer to Martin or any corporation designated by Martin (the “Designated Transferee”) all rights, titles, and interests in and to the “Previan” trademarks, including all associated goodwill, rights to sue and recover for past, present, and future infringements, and all registrations and applications therefor (collectively, the “Carved-Out IP Rights”);

(2)	make all required filings and registrations with the relevant intellectual property offices, domain registrars, and any other applicable registries, in each case to evidence and perfect the transfer of the Carved-Out IP Rights to the Designated Transferee; and

(3)	update chain-of-title records and internal asset registers to reflect the transfer of the Carved-Out IP Rights.

Section 4.14 Change of Name.

As soon as practicable following the Closing Date, and no later than ten days following the Closing Date, the Purchaser shall remove all “Previan” logos on any documents, assets or property related to the Business and change the name of Previan Technologies to a name which does not include the word “Previan”, and the Purchaser covenants and agrees not to use, and to cause its Affiliates not to use the name “Previan” and any “Previan” logo from and after the expiry of such 10-day delay after the Closing Date.

Section 4.15 Quebec Undertaking.

The Purchaser hereby covenants and undertakes in favour of the Vendors that, during the period between the Closing and the date that is three years following the Closing:

(1)	the Purchaser shall, and shall cause its Affiliates to, (a) maintain the head office, principal place of business and decision-making centre of the Group in the Province of Quebec, and (b) ensure that at least three of the following functions of the Group (or any other individual who performs functions similar to those normally performed by an individual occupying any of those foregoing offices) are held by individuals residing in, and working predominantly from, the Province of Quebec: Head of the Group, Head of Finance, Head of Legal, Head of Operations or Head of People and Culture; and

(2)	the Purchaser shall not, and shall cause its Affiliates not to, materially downsize (a) the workforce of the Group currently based in the Province of Quebec, and (b) the research and development activities currently conducted in the Province of Quebec.

Section 4.16 Purchaser Financing.

(1)	The Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions contained in the Debt Commitment Letter, including using its reasonable best efforts to:

(a)	maintain in effect the Debt Commitment Letter in accordance with its terms (except for such amendments, supplements, modifications, replacements or waivers permitted under this Section 4.16);

(b)	negotiate and enter into the Debt Financing Documents on the terms and conditions contemplated in the Debt Commitment Letter;

(c)	pay all commitment or other fees and amounts that become due and payable under or with respect to the Debt Commitment Letter as they become due and payable;

(d)	satisfy or obtain the waiver of all conditions to funding in the Debt Commitment Letter (or Debt Financing Documents entered into with respect to the Debt Commitment Letter) applicable to the Purchaser to enable the consummation of the Debt Financing at or prior to the Effective Time; and

(e)	enforce its rights under the Debt Commitment Letter in the event of a breach by any party to the Debt Commitment Letter that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (it being agreed that any delay to a date that would be later than the Outside Date would be a material delay).

(2)	The Purchaser shall comply with the Debt Commitment Letter and shall not permit, without the prior written consent of the Corporation, any amendment or modification to be made to, or any waiver or release of any provision or remedy to be made under, the Debt Commitment Letter (it being understood that the exercise of any “flex” provisions shall not be deemed to be an amendment, modification, waiver or release) if such amendment, modification, waiver or release would:

(a)	reduce the aggregate amount of cash proceeds available from the Debt Financing contemplated by the Debt Commitment Letter to an amount that, together with the Purchaser’s cash on hand and cash equivalents, would be less than the amount required to satisfy the aggregate Purchase Price payable under the terms of this Agreement and all other obligations payable by the Purchaser pursuant to this Agreement;

(b)	impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing contemplated by the Debt Commitment Letter in a manner reasonably likely to prevent or delay or impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement or make the funding of any portion of the Debt Financing contemplated by the Debt Commitment Letter (or satisfaction of any condition to obtaining any portion of the Debt Financing contemplated by the Debt Commitment Letter) less likely to occur; or

(c)	amend or modify any other term in a manner reasonably likely to prevent or impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement or adversely impact the ability of the Purchaser to enforce its rights against the other parties to the Debt Commitment Letter.

Notwithstanding the foregoing: (i) the Purchaser shall be permitted to amend the Debt Commitment Letter solely to add lenders, arrangers, book-runners, syndication and documentation agents or similar entities who have not executed the Debt Commitment Letter as at the date of this Agreement and (ii) the Purchaser shall be permitted to assign its rights and obligations under the Debt Commitment Letter to certain wholly-owned Subsidiaries of the Purchaser to the extent permitted under the Debt Commitment Letter (provided that any such assignment shall not affect the liabilities or obligations of the Purchaser under the terms of this Agreement and the Purchaser shall cause any such assignee to perform any such obligations to the extent necessary to preserve the original intent of the Parties under this Agreement).

The Purchaser shall deliver to the Vendors’ Representatives true, correct and complete copies of any amendment, modification, waiver or release relating to the Debt Commitment Letter. Any reference in this Agreement to (1) “Debt Financing” shall be deemed to include the financing contemplated by the Debt Commitment Letter as amended or modified and (2) the “Debt Commitment Letter” shall be deemed to include such document as amended or modified.

(3)	Upon reasonable request by the Corporation or the Vendors, the Purchaser will provide the Corporation or the Vendors with information, in reasonable detail, with respect to the current status of all material activity concerning arranging and obtaining the Debt Financing; provided, that, upon reasonable request by the Corporation, the Purchase shall confirm in writing (i) whether it has any reason to believe that any condition to the Debt Financing will not be satisfied on a timely basis and (ii) whether it is aware of any event or circumstance that would reasonably be expected to result in the Debt Financing not being available on the Closing Date.

(4)	The Purchaser shall give the Corporation notice as soon as reasonably practicable:

(a)	of any actual breach or default by any party to the Debt Commitment Letter of which the Purchaser becomes aware;

(b)	if and when the Purchaser becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter would reasonably be expected to not be available for Closing;

(c)	of the receipt of any written notice or other communication with respect to any actual breach, default, termination or repudiation by any party to the Debt Commitment Letter or ;

(d)	if the Purchaser determines in good faith that it will not be able to satisfy any of the obligations to, or otherwise be able to, obtain some or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter prior to the Outside Date; and

(e)	if the Debt Commitment Letter expires or is terminated for any reason.

As soon as reasonably practicable after the date the Corporation delivers to the Purchaser a written request, the Purchaser shall provide any information reasonably requested by the Corporation relating to the circumstances referred to in clauses (a) to (e).

(5)	If any portion of the Debt Financing contemplated by the Debt Commitment Letter that is required to fund the Purchaser’s obligations under the terms of this Agreement becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated by the Debt Commitment Letter, the Purchaser shall use its commercially reasonable efforts to arrange and obtain, as promptly as practicable, alternative financing from alternative sources which alternative financing:

(a)	shall provide for an aggregate commitment amount that is sufficient to consummate the transactions contemplated by this Agreement;

(b)	be subject to conditions (i) not less favourable to the Purchaser (in the reasonable judgment of the Purchaser) than the conditions contained in the Debt Commitment Letter (including the “flex” provisions thereof); and (ii) could not reasonably be expected to materially delay or prevent the Closing Date or the consummation of the Closing or materially adversely impact the ability of the Purchaser to enforce its rights against any other party to any debt commitment letter or definitive agreements with respect thereto, the Debt Commitment Letter or other Debt Financing Document, the ability of the Purchaser to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby.

The Purchaser shall deliver to the Vendors’ Representatives true, correct and complete copies of such alternative commitments when available (provided that such copies may be subject to customary redactions with respect to fee amounts, economic terms and “flex” provisions). In the event that alternative financing as contemplated under this Section 4.16(5) is obtained, all reference in this Agreement to “Debt Financing” shall be deemed to include such alternative financing and all references to the “Debt Commitment Letter” shall be deemed to include the applicable commitment or similar letter(s) and any related fee letter(s) for the alternative financing.

Section 4.17 Financing Cooperation.

(1)	Prior to the Closing, the Corporation shall, and shall cause each member of the Group (and each of their respective Representatives) to, use commercially reasonable efforts to provide to the Purchaser, at the Purchaser’s sole cost and expense, all cooperation that is reasonably requested by the Purchaser in writing and customary in connection with the arrangement, syndication and consummation of the Debt Financing, including, using commercially reasonable efforts:

(a)	causing the Corporation’s senior officers to participate (which may be virtual) in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with the Debt Financing Sources or rating agencies in connection with the Debt Financing (in each case, at reasonable times and upon reasonable prior notice);

(b)	assisting with the preparation of appropriate and customary materials for a rating agency presentation, confidential information memorandum, a bank information memorandum, a lender presentation and other customary marketing, offering and syndication documents in connection with the Debt Financing;

(c)	furnishing the Purchaser and the Debt Financing Sources with:

(i)	the audited consolidated balance sheets and the related statements of earnings, comprehensive income, changes in equity, and cash flows of the Group for the fiscal year December 31, 2025, which audited financial statements shall be delivered no later than 90 days after the end of such fiscal year and shall be conducted in accordance with the same accounting principles, policies, treatments, categorizations, practices, methods, bases, and estimates applied (including the exercise of management judgment and discretion) used in the preparation of the most recent Annual Financial Statements;

(ii)	the unaudited consolidated balance sheet and related unaudited consolidated statements of income and cash flows of the Group as of and for each fiscal quarter ended at least 45 days prior to the Closing Date (commencing with the fiscal quarter ended September 30, 2025), which unaudited financial statements shall be delivered no later than 45 days after the end of each such fiscal quarter;

(d)	furnishing the Purchaser and the Debt Financing Sources at least three (3) Business Days prior to the Closing Date with all documentation and other information required by any Governmental Authority with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations that is reasonably requested by the Purchaser at least ten (10) Business Days prior to the Closing Date;

(e)	facilitating the pledging of collateral and the provision of guarantees by the members of the Group; provided however that no such pledges or guarantees of the Group under any such document, agreement or pledge shall be effective until the Closing or be effective if the Closing does not occur;

(f)	assisting in the preparation of, and executing and delivering (effective as of the Closing), customary definitive financing documents, including credit agreements, guarantee agreements, collateral agreements, pledge agreements, security agreements and other documents, and customary closing certificates and resolutions authorizing the Debt Financing; provided however that no obligation of the Group under any such document, agreement or pledge shall be effective until the Closing or be effective if the Closing does not occur;

(g)	having an authorized officer of the Corporation execute and deliver a customary authorization letter with respect to information regarding the Group contained in any bank information memorandum;

(h)	providing reasonable and customary assistance with respect to obtaining customary evidence of authority, customary officer’s certificates, customary insurance certificates and customary solvency certificates;

(i)	cooperating in connection with the repayment or defeasance of any existing Indebtedness of the Group as of, and subject to occurrence of, the Closing and the release of related Liens following the repayment in full of such Indebtedness, including delivering customary payoff letters and Lien releases;

(j)	taking such corporate or other organizational action, subject to the occurrence of the Closing, as the Purchaser may reasonably request to permit the consummation of the Debt Financing;

(k)	cooperating with the due diligence investigation of the Debt Financing Sources and any initial purchasers or underwriters, including making appropriate officers and employees of the Group available to participate in a reasonable number of due diligence sessions (including accounting due diligence sessions with the Corporation’s independent accountants) at reasonable times and upon reasonable prior notice; and

(l)	providing customary authorization letters to the Debt Financing Sources and any initial purchasers or underwriters authorizing the distribution of information regarding the Group to prospective lenders or investors and, with respect to any offering of debt securities, containing a customary representation that the public-side materials do not include material non-public information about the Group.

(2)	Any information provided to the Purchaser pursuant to the cooperation obligation of the Corporation under this Agreement shall, for greater certainty, be subject to the Confidentiality Agreement; provided that Purchaser shall be permitted to disclose such information to the Debt Financing Sources, rating agencies and prospective Debt Financing Sources subject to customary confidentiality undertakings with respect to such information. The Purchaser shall not, and shall cause its Affiliates not to, make any such information public during the Interim Period without the prior written consent of the Vendors’ Representatives, other than customary financial information required by Applicable Law or otherwise pursuant to customary market practices for any capital markets transactions undertaken by the Parent or any of its Affiliates.

(3)	Notwithstanding anything in Section 4.17(1) to the contrary, neither the Corporation nor any member of the Group shall be required to:

(a)	approve, execute or deliver any Debt Financing Document that, in each case, is not effective or conditioned, as applicable upon the occurrence of the Closing Date and the consummation of the Closing;

(b)	pay any commitment or other similar fee, bear any cost or expense (other than reasonable out-of-pocket expenses that are promptly reimbursed by the Purchaser), incur any liability (including any indemnification obligation) or give any indemnities to any third party in connection with the Debt Financing prior to the Closing;

(c)	provide any financial (or other) information that (i) is not produced in the Ordinary Course of Business or (ii) cannot be produced or provided without unreasonable cost or expense;

(d)	to take any action other than at the Purchaser’s request and with reasonable prior notice;

(e)	take any action that would unreasonably interfere with the ongoing operations of any member of the Group;

(f)	take any action that would conflict with, or result in any violation or breach of, or default under, any Applicable Law or any Contract to which any member of the Group is a party;

(g)	take any action that would cause any director, manager, officer or employee of any member of the Group to incur any personal liability;

(h)	provide access to or disclose information that the Corporation reasonably determines would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, any member of the Group;

(i)	cause any director or manager of any member of the Group to pass resolutions or consents to approve or authorize the Debt Financing that would be effective prior to the Closing;

(j)	be required to provide access to or disclose information that the Vendors or any member of the Group determines in good faith would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, any of the Vendors or any member of the Group;

(k)	take any action that would cause any representation, warranty or covenant in this Agreement to be breached or any condition to Closing set forth in Article 5 to fail to be satisfied;

(l)	waive or amend any terms of this Agreement or any other Contract;

(m)	deliver or cause to be delivered any legal opinion or negative assurance letter;

(n)	prepare any pro forma financial statements, projections, risk factors or other forward-looking information (provided that the Group shall provide reasonable assistance to the Purchaser in the preparation thereof);

(o)	be required to permit any investigative procedures that involve physical disturbance or damage to any property or other assets of the Vendors or any member of the Group;

(p)	take any action or enter into any agreement that is not contingent upon the Closing; or

(q)	pay any fees or expenses of accountants in connection with any comfort letter or consent

(4)	The Purchaser shall promptly reimburse the Corporation and the members of the Group for all reasonable and documented out-of-pocket costs and expenses incurred by the Corporation or any member of the Group in connection with the cooperation contemplated by this Section 4.17, including reasonable fees and expenses of legal counsel, accountants and rating agencies.

(5)	The Purchaser shall indemnify and hold harmless the Corporation, the members of the Group, the Vendors and their respective Affiliates, directors, officers, employees, agents and representatives from and against any and all losses, damages, claims, costs and expenses (including reasonable attorneys’ fees) suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, except to the extent such losses arise out of the gross negligence, fraud or willful misconduct of the Corporation or any member of the Group. This indemnification shall survive the Closing and any termination of this Agreement.

(6)	Notwithstanding anything to the contrary in this Agreement, the obligations of the Corporation and the members of the Group under this Section 4.17 shall not be breached unless (a) the Corporation has knowingly, willfully and materially breached its obligations under this Section 4.17, (b) the Purchaser has provided to the Corporation written notice of such breach within ten (10) Business Days of first becoming aware of such breach specifying in reasonable detail the steps to cure such breach, (c) the Corporation fails to cure such breach by the earlier of ten (10) Business Days after such notice is provided or the Outside Date, and (d) such breach is the direct cause of the Purchaser’s failure to obtain a material portion the Debt Financing.

(7)	The Purchaser may amend, supplement, modify, replace or waive any provision of the Debt Commitment Letter; provided that such amendment, supplement, modification, replacement or waiver does not (a) impose new or additional conditions to the receipt of the Debt Financing contemplated by the Debt Commitment Letter or expand, amend or modify any of the existing conditions in a manner that would reasonably be expected to delay or prevent the Closing, (b) reduce the aggregate amount of the Debt Financing contemplated by the Debt Commitment Letter below the amount required to consummate the Transactions, or (c) adversely affect the ability of the Purchaser to enforce its rights against the Debt Financing Sources under the Debt Commitment Letter.

(8)	The Purchaser shall keep the Vendors’ Representatives reasonably informed in reasonable detail of the status of its efforts to arrange the Debt Financing, including promptly notifying the Vendors’ Representatives of any material breach, default, termination or repudiation of the Debt Commitment Letter.

(9)	If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, the obligations of the Corporation and the members of the Group under this Section 4.17 shall apply to any alternative debt financing obtained by the Purchaser to replace all or any portion of the Debt Financing to the same extent as if such alternative financing were the Debt Financing.

Section 4.18 Equity Financing

Prior to the Closing, to the extent the Purchaser or any of its Affiliates proposes to consummate a U.S.-registered offering or private placement of equity or equity-linked securities (an “Equity Financing”), the provisions of Section 4.17 shall apply to such Equity Financing, mutatis mutandis, as if references to “Debt Financing” were references to such Equity Financing and references to “Debt Financing Sources” included any underwriters, initial purchasers, placement agents or investors in connection therewith.

Section 4.19 Books and Records.

All Books and Records in the Vendors’ and the Corporation’s possession or control shall be delivered to the Purchaser as soon as reasonably practical after the Closing Date, provided that if such Books and Records are located at the offices of any member of the Group, the Vendors and the Corporation shall be deemed to have delivered such Books and Records to the Purchaser.

Section 4.20 Language.

To the extent CDP is legally required to have this Agreement translated into French, it will do so promptly after the date hereof, at its own expense, and will provide or cause to be provided a legal opinion addressed and delivered to the Parties hereto confirming that the French version of this Agreement is in all material respects complete and proper translations of the English version of this Agreement. Each Party hereto undertakes to execute the French version of this Agreement as soon as reasonably practicable following the delivery thereof by CDP, it being understood that in the event of any inconsistency between the provisions of the English version of this Agreement and the provisions of the French version of this Agreement, the provisions of the English version of this Agreement shall prevail over the provisions of the French version of this Agreement.

Section 4.21 Pre-Closing Reorganization.

The Corporation shall implement, or cause to be implemented, the Pre-Closing Reorganization prior to the Closing. Any substantive change or modification to the Pre Closing Reorganization which would be, or would be reasonably likely to be, adverse to the Purchaser or the Group shall require the prior written approval of the Purchaser, acting reasonably. No later than five (5) days prior to the completion of each step of the Pre-Closing Reorganization, all draft documentation relating to such step of the Pre-Closing Reorganization shall be provided to the Purchaser for review and approval (not to be unreasonably withheld). No representation, warranty or covenant made by the Vendors or the Corporation hereunder shall be considered to be breached solely as a result of or in connection with the implementation of the Pre-Closing Reorganization. Notwithstanding Section 8.1(1), the Corporation shall, to the extent applicable, prepare, or cause to be prepared, all elections, forms and designations to be prepared and/or filed in relation to the Pre-Closing Reorganization and the Purchaser undertakes to execute and file, or cause to be executed and filed by the relevant member of the Group and the Holdcos, all such elections, forms and designations, as requested by the Vendors. For greater certainty, the Vendors shall be entitled to designate the “agreed amount” for purposes of any election to be made jointly by any of the Vendors and a member of the Group or any of the Holdcos or by two members of the Group and/or the Holdcos under subsection 85(1) or subsection 85(2) of the ITA (and any similar provision of an Applicable Law of any province or territory of Canada) (and the corresponding provisions of an Applicable Law of any province or territory of Canada) within the limit of the ITA and in accordance with the Pre-Closing Reorganization steps.

Article 5
CONDITIONS OF CLOSING

Section 5.1 Conditions Precedent in favour of the Purchaser.

The obligations of the Purchaser to purchase the Purchased Shares shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent, which are for the Purchaser’s exclusive benefit and may be waived by the Purchaser, in whole or in part, by the Purchaser in its sole discretion:

(1)	Truth of Representations and Warranties. The Fundamental Representations and Warranties made by the Vendors and the Corporation in favour of the Purchaser shall be true and correct in all respects, except for de minimis inaccuracies, on and as of the date hereof and the Closing Date with the same force and effect as if made on and as of the date hereof. The representations and warranties other than the Fundamental Representations and Warranties made by the Vendors and the Corporation in favour of the Purchaser pursuant to this Agreement shall be true and correct in all respects on and as of the date hereof and the Closing Date with the same force and effect as if made on and as of the date hereof, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; provided, however, that (a) if a representation and warranty is qualified by any materiality, “material” or “Material Adverse Change” qualification, such qualification shall be disregarded for the purposes of this Section 5.1(1), and (b) if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date.

(2)	Performance of Covenants. The obligations and covenants of the Vendors and the Corporation under this Agreement to be performed or complied with on or before the Closing Date shall have been performed or complied with in all material respects.

(3)	Regulatory Approvals. The Regulatory Approvals have been obtained, expired, terminated or otherwise satisfied, as applicable, and remain in full force and effect.

(4)	No Order. No Order shall have been issued and remain outstanding by any Governmental Authority of competent jurisdiction, in each case, prohibiting or restricting the consummation of the Transactions.

(5)	Deliveries. The Vendors and the Corporation, as applicable, shall deliver or cause to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser, acting reasonably:

(a)	a certificate duly executed by a senior officer of the Corporation, acting as an officer of the Corporation and without personal liability, confirming as of the Closing Date the matters set forth in Section 5.1(1) and Section 5.1(2);

(b)	certificates representing all but not less than all of the Purchased Shares registered in the name of the respective Vendors, accompanied, in each case, by irrevocable security transfer powers of attorney duly executed in blank by the holders of record;

(c)	certified copies of resolutions of the board of directors of the Corporation and each of the Holdcos authorizing the entering into of this Agreement and the Ancillary Agreements to which it is a party and the performance of its obligations hereunder and thereunder;

(d)	a certificate of status, good standing or like certificate with respect to each member of the Group issued by appropriate government officials of its jurisdiction of incorporation;

(e)	the Escrow Agreement duly executed by the Vendors’ Representatives and the Escrow Agent;

(f)	the Paying Agent Agreement duly executed by the Vendors’ Representatives and the Paying Agent;

(g)	duly executed resignation and mutual release from each director of each member of the Group and each director and officer of the Holdcos, effective as at the Closing, in form and substance satisfactory to the Vendors’ Representatives and the Purchaser, each acting reasonably;

(h)	Joinder Agreements, duly executed by each Employee Shareholder or, if the Drag-Along Right was exercised pursuant to Section 4.12, by Martin as power of attorney to the Employee Shareholders;

(i)	a duly executed consent from the counterparty to Material Contract [No. 7] included in the list of Material Contracts on Schedule 3.2(5), evidencing such counterparty’s consent to the Transactions, in form and substance satisfactory to the Purchaser, acting reasonably; and

(j)	the Payout Letters, duly executed by each party thereto.

Section 5.2 Conditions Precedent in favour of the Vendors.

The obligations of the Vendors to sell the Purchased Shares shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent (each of which is for the Vendors’ exclusive benefit and may be waived by the Vendors’ Representatives, in whole or in part at their option):

(1)	Truth of Representations and Warranties. The Fundamental Representations and Warranties made by the Purchaser in favour of the Vendors pursuant to this Agreement shall be true and correct in all respects, except for de minimis inaccuracies, on and as of the date hereof and the Closing Date with the same force and effect as if made on and as of the date hereof. The representations and warranties other than the Fundamental Representations and Warranties made by the Purchaser in favour of the Vendors pursuant to this Agreement shall be true and correct in all respects on and as of the date hereof and the Closing Date with the same force and effect as if made on and as of the date hereof, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; provided, however, that (a) if a representation and warranty is qualified by any materiality, “material” or “Material Adverse Change” qualification, such qualification shall be disregarded for the purposes of this Section 5.2(1), and (b) if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date.

(2)	Performance of Covenants. The obligations and covenants of the Purchaser under this Agreement to be performed or complied with on or before the Closing Date shall have been performed or complied with in all material respects.

(3)	Regulatory Approvals. The Regulatory Approvals have been obtained, expired, terminated or otherwise satisfied, as applicable, and remain in full force and effect.

(4)	No Order. No Order shall have been issued and remain outstanding by any Governmental Authority of competent jurisdiction, in each case, prohibiting or restricting the consummation of the Transactions.

(5)	Deliverables. The Purchaser shall deliver or cause to be delivered to the Vendors’ Representatives in form and substance satisfactory to the Vendors’ Representatives, acting reasonably:

(a)	a certificate duly executed by a senior officer of the Purchaser, acting as an officer and without personal liability, confirming as of the Closing Date the matters set forth in Section 5.2(1) and Section 5.2(2);

(b)	certified copies of the resolutions of the board of directors of the Purchaser authorizing the entering into of this Agreement and the Ancillary Agreements to which it is a party and the performance of its obligations hereunder and thereunder;

(c)	a certificate of status, good standing or like certificate with respect to the Purchaser issued by appropriate government officials of its jurisdiction of incorporation;

(d)	the Escrow Agreement duly executed by the Purchaser;

(e)	the Paying Agent Agreement duly executed by the Purchaser; and

(f)	the payments referred to in Section 2.4.

Section 5.3 Frustration of Closing Conditions.

No Party may rely on the failure of any condition set forth in this Article 5 to be satisfied if such Party’s failure to act in compliance with the provisions of this Agreement has been a principal cause of the failure of such condition to be satisfied.

Article 6
CLOSING

Section 6.1 Date, Time and Place of Closing.

The Transactions shall be completed by way of electronic closing or any location agreed upon in writing by the Vendors’ Representatives and the Purchaser the fifth Business Day after the day on which the conditions to Closing set forth in Article 5 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by the Party entitled to waive such condition) or on such other time as may be agreed upon in writing between the Vendors’ Representatives and the Purchaser (the date on which the Closing occurs being referred to in this Agreement as the “Closing Date”) and the Closing shall be effective, for all purposes, as of 10:00 a.m. (Eastern Time) on the Closing Date, or such other time as is agreed upon in writing between the Vendors’ Representatives and the Purchaser before the Closing Date (the “Time of Closing”).

Article 7
SURVIVAL

Section 7.1 No Reliance.

(a)	Except for the representations and warranties contained in Sections 3.1 and 3.2 (as qualified by the Disclosure Schedules, as the case may be), none of the Vendors, the members of the Group and their respective Affiliates and other Representatives or any other Person has made or makes or is authorized to make, and the Purchaser waives, any other express or implied representation or warranty, whether written or oral, express or implied, made by or on behalf of the Vendors, the members of the Group or their respective Affiliates or other Representatives or any other Person.

(b)	To the fullest extent permitted by Applicable Law, except for the representations and warranties expressly set forth in Sections 3.1 and 3.2 (as qualified by the Disclosure Schedules, as the case may be), none of the Vendors, the members of the Group, the Holdcos and their respective Affiliates and other Representatives shall have or be subject to any liability or indemnification obligation on any basis (including in contract or tort, under applicable securities Laws or otherwise) to the Purchaser, its Representatives or any other Person resulting from the sharing with the Purchaser or its Representatives, or the Purchaser’s use of any information, documents, projections, forecasts or other materials made available to the Purchaser in the Data Room, any other “data room” or management presentations (or omissions therefrom) in connection with the Transactions or otherwise. Except for the representations and warranties expressly set forth in Sections 3.1 and 3.2 (as qualified by the Disclosure Schedules, as the case may be), it is understood and the Purchaser hereby acknowledges that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to the Purchaser are not and will not be deemed to be or to include representations and warranties of the Vendors, any member of the Group, any of the Holdcos or any of their respective Affiliates. Except for the representations and warranties expressly set forth in Section 3.1 and Section 3.2 (as qualified by the Disclosure Schedules, as the case may be), the Purchaser acknowledges and agrees, on behalf of itself and its Affiliates and other Representatives to the express disclaimer of the Vendors, the Corporation and the Holdcos set forth in this Section 7.1. In furtherance of the foregoing, and not in limitation thereof, the Purchaser specifically acknowledges and agrees, on behalf of itself and its Affiliates and other Representatives, that none of the Vendors, the members of the Group and their respective Affiliates and Representatives makes or has made any representation or warranty, whether written or oral, express or implied, with respect to any financial projection or forecast delivered to the Purchaser with respect to the performance of any member of the Group either before or after the Closing Date. The Purchaser acknowledges and agrees, on its own behalf and on behalf of its Affiliates and other Representatives, that (a) such projections or forecasts are being provided solely for the convenience of the Purchaser to facilitate its own independent investigation of the Business, the members of the Group and the Holdcos, (b) there are uncertainties inherent in attempting to make such projections or forecasts, (c) the Purchaser is familiar with such uncertainties, and (d) the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections or forecasts (including the reasonableness of the underlying assumptions). The Purchaser acknowledges and agrees, on behalf of itself and its Affiliates and other Representatives, that it has conducted to its satisfaction its own independent investigation of the condition, operations and businesses of the Business, the members of the Group and the Holdcos and, in making its determination to proceed with the Transactions and Closing, the Purchaser has been provided and have evaluated such documents and information as it has deemed necessary and has relied solely on the results of its own independent investigation and verification and the representations and warranties expressly set forth in Section 3.1 and Section 3.2 (as qualified by the Disclosure Schedules, as the case may be).

(c)	The Purchaser acknowledges and agrees, on behalf of itself and its respective Affiliates and other Representatives, that, except for the representations and warranties expressly set forth in Section 3.1 and Section 3.2 (as qualified by the Disclosure Schedules, as the case may be), no other statutory, express or implied representation or warranty, whether written or oral, concerning the Purchased Shares, the Closing, the Business or the assets or liabilities of each member of the Group and each of the Holdcos, the execution, delivery or performance of this Agreement and the Ancillary Agreements or any other matter, including any implied warranties of merchantability and implied warranties of fitness for a particular purpose, is or has been made.

Section 7.2 No Survival.

(1)	The representations, warranties, covenants and agreements of the Parties contained in this Agreement will terminate effective as of the Closing and thereafter notwithstanding anything to the contrary set forth in this Agreement, the Purchaser acknowledges and agrees that none of the Vendors, the Corporation or the Holdcos shall have any direct or indirect liability, whether such liability has accrued prior to or after the Closing, with respect to any of the representations, warranties, covenants or other agreements of, respectively, the Vendors, the Corporation or the Holdcos, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the Closing, for which such post-Closing obligations will survive in accordance with their terms and, if no term is specified, then for the longest period permitted by Law. Furthermore, without limiting the generality of this Section 7.2 and Section 7.3, but subject to Section 7.4, no Claim will be brought, encouraged, supported or maintained by, or on behalf of, the Purchaser or its Affiliates or any member of the Group (after the Closing Date) against any of the Vendors or the Vendors’ Affiliates or any member of the Group or any of the Holdcos, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Vendors, any member of the Group, any of the Holdcos or any other Person set forth or contained in this Agreement or any other Ancillary Agreements delivered by any Vendor, any member of the Group, any of the Holdcos or any other Person, including in respect of the Business, the ownership, operation, management, use or control of the Business, any assets of the members of the Group or the Holdcos, or any actions or omissions at, or prior to, the Closing Date. The Purchaser acknowledges and agrees that, from and after the Closing, any and all rights, Claims and causes of action it may have against any one or more Vendors relating to the operation of any member of the Group or the Business or relating to the subject matter of this Agreement or any Exhibit or Schedule hereto, whether arising under, or based upon, any Law (including any right to seek indemnification, contribution, cost recovery, losses, liability, damages or any other recourse or remedy) are hereby irrevocably waived, except as otherwise set forth in this Section 7.2, Section 7.4 and Section 9.6(1)(b).

(2)	The Parties hereby: (a) acknowledge and agree that the limitations on liability set forth in this Agreement were expressly bargained for and are a material inducement for the Parties to enter into this Agreement and consummate the Transactions; (b) knowingly, voluntarily and irrevocably waive any rights and remedies to which they would otherwise be entitled absent such limitations; and (c) covenant not to make or bring any Claim not permitted by this Article 7 or Section 9.6(1)(b), in all cases, whether in contract, at Law, in equity or otherwise. The Parties intend that this Article 7 and Section 9.6(1)(b) shall alter all applicable statutes of limitation and all applicable prescription periods.

Section 7.3 Release.

Effective upon the Closing, each of the Purchaser, the Corporation and the Holdcos, in each case on behalf of itself and its respective Affiliates (including the other member of the Group) and other Representatives (each, a “Releasing Party”), hereby releases and forever discharges each Vendor, its Affiliates and each of their respective Representatives (each, a “Released Party”) from any and all actions, causes of action, liabilities, claims and demands of any kind or nature whatsoever, both at Law and in equity, known or unknown, accrued or unaccrued, which have been or could be asserted against any Released Party, which a Releasing Party has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing in respect of matters relating to the members of the Group; provided that, for the avoidance of doubt, the Parties acknowledge and agree that this Section 7.3 does not apply to, and shall not constitute a release of, any rights or obligations of the Parties under this Agreement.

Section 7.4 Fraud.

Notwithstanding anything to the contrary contained herein, nothing in this Article 7 or elsewhere in this Agreement shall limit claims or remedies against a Party for Fraud committed by such Party.

Section 7.5 R&W Insurance Policy.

(1)	If the Purchaser desires to obtain a buyer-side representations and warranties insurance policy with respect to the representations and warranties set forth in Section 3.1 and Section 3.2 for the benefit of the Purchaser and any additional insureds named thereunder (if any, the “R&W Insurance Policy”), the Purchaser shall cause the R&W Insurance Policy to expressly provide that (a) the insurance carriers thereunder shall have no subrogation rights or contribution rights or any other recourse against any of the Vendors, or any of their respective Affiliates, or any of their respective directors, officers, employees and other representatives other than against a Vendor in the case of Fraud committed by such Vendor in the making of its representations and warranties hereunder, and (b) the Vendors, their respective Affiliates and their respective directors, officers, employees and other representatives shall be express third party beneficiaries under the R&W Insurance Policy to the extent of, and have a right of enforcement under, the terms prohibiting the insurance carriers of the R&W Insurance Policy from pursuing claims against any of the Vendors, or any of their respective Affiliates, or any of their respective directors, officers, employees and other representatives, as described in the foregoing clause (a). The Purchaser shall pay the premiums, commissions, due diligence and underwriting fees, Taxes and other fees, costs and expenses of procuring and maintaining the R&W Insurance Policy.

(2)	The Purchaser shall provide the Vendors’ Representatives with the opportunity to reasonably review and comment on any draft of the R&W Insurance Policy and any material amendment thereto. The Purchaser shall not, and shall cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the R&W Insurance Policy or otherwise enter any side letters or other arrangements related to the insuring of the Transactions in a manner that would be adverse to the Vendors without the prior written consent of the Vendors’ Representatives.

(3)	The Corporation shall, and shall cause any member of the Group to, if reasonably requested by the Purchaser or the Parent or their counsel, to use their reasonable commercial efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary or advisable to reasonably support the Purchaser, the Parent and their counsel in arranging and binding coverage of the RWI Insurance Policy, including: (a) providing reasonable access to applicable management representatives who can provide appropriate responses to any questions or other enquires from the RWI underwriters or their counsel, (b) deliver any necessary documentation in their possession to the extent reasonably requested by the Purchaser, the Parent or their counsel and not already previously provided in the Data Room in respect of the Transactions, and (c) continue to keep the Data Room operational and populated with any documentation reasonably requested by the Purchaser, the Parent, the RWI underwriters or their respective counsel and generally support continued access to the Purchaser, the Parent, the RWI underwriters and their respective counsel to support the completion of all due diligence investigations in respect of the RWI Insurance Policy.

(4)	The Purchaser acknowledges and agrees that, except as expressly provided in Section 7.5(3), (i) it has completed its due diligence review of the Corporation, the Group and their respective businesses, operations, assets, liabilities, financial condition and results of operations; (ii) it is not relying upon the availability of, and shall not request, any further access, investigation, inspection, verification, diligence, inquiries, reviews, analyses or information from any Vendor or any member of the Group or any of their representatives, after the date of this Agreement; and (iii) neither the Corporation nor any member of the Group nor any of their respective representatives shall have any obligation to provide (or procure the provision of) any such additional information, access or assistance, nor shall the Corporation be required to make any change or update to the Disclosure Schedules. For greater certainty, the limited cooperation obligations expressly set forth in Section 7.5(3) are solely for the purposes of supporting the underwriting and binding of the R&W Insurance Policy and shall not be construed as permitting or requiring any further due diligence or expanding the Purchaser’s rights to conduct any confirmatory or supplemental due diligence following the date of this Agreement.

Article 8
TAX MATTERS

Section 8.1 Tax Returns.

(1)	The Purchaser shall prepare, or cause to be prepared, all Tax Returns required by Applicable Law to be filed by the members of the Group after the Closing Date with respect to all Pre-Closing Tax Periods. Such Tax Returns shall be prepared in a manner consistent with past practice of the applicable member of the Group and any Pre-Closing Reorganization, unless otherwise required by Applicable Law. Notwithstanding the foregoing, in any such Tax Return, no member of the Group shall deduct any amount in the nature of a reserve outside of the Ordinary Course of Business, unless the Tax liability in respect of such income (determined as though such income were the only income or loss of the entity for the tax period and without regard for the availability of any loss carryforwards or carrybacks) is taken into account in computing the Purchase Price. The Purchaser shall provide to the Vendors with a draft of any such Tax Return no later than 30 days (or, in the case of any non-income Tax Return, 15 days) before the filing due date for such Tax Return, and the Purchaser shall consider in good faith any reasonable changes to such Tax Return requested by any Vendor no later than 10 days (or, in the case of any non-income Tax Return, 5 days) after being provided with drafts by the Purchaser. The Purchaser shall cause the applicable member of the Group to provide to the Vendors access to such Books and Records relating to any Pre-Closing Tax Period (including, for greater certainty, any Straddle Period) as any Vendor reasonably requests for purposes of reviewing such Tax Returns. The Purchaser shall cause such Tax Returns to be filed when due.

(2)	The Purchaser shall, at the written request of the Vendors, cause the Corporation and any other member of the Group to make one or more designations under paragraph 111(4)(e) of the ITA (and the corresponding provisions of any Applicable Law of any province or territory of Canada) in the relevant Tax Returns of the applicable member of the Group for the applicable Pre-Closing Tax Period, in each case in accordance with the assets and the amounts (the “Designated Amounts”) as described in Exhibit E, provided that each such Designated Amount shall be within the limit provided in the ITA. For greater certainty, none of these designations or an election under subsection 256(9) of the ITA shall be made by any member of the Group in the absence of a specific request from the Vendors to do so.

(3)	No election under Section 336 or Section 338 of the Internal Revenue Code of 1986, as amended (or any comparable elections for U.S. state or local Tax purposes) will be made in connection with the transfer of the Purchased Shares pursuant to this Agreement.

(4)	In the event that any Option Holders are otherwise eligible to claim a deduction pursuant to paragraph 110(1)(d) of the ITA, the Parties agree and acknowledge that (a) Previan Technologies shall, and the Purchaser shall cause Previan Technologies to, elect pursuant to subsection 110(1.1) of the ITA, in prescribed form, in respect of the surrendered Options for which such a deduction is otherwise available and file such election with the relevant Governmental Authority in accordance with the ITA, that neither Previan Technologies, nor any Person who does not deal at arm’s length (within the meaning of the ITA) with Previan Technologies, will deduct, in computing income for the purposes of the ITA, any amount in respect of a payment made to the applicable Option Holders in consideration for the surrender and cancellation of their Options; and (b) Previan Technologies will provide such Option Holders with evidence in writing of such election.

Section 8.2 Negative Covenants

Unless required by Applicable Law, the Purchaser shall not, and shall not permit or cause any member of the Group to, (a) amend any Tax Return for a Pre-Closing Tax Period, (b) extend or waive any limitation period for the assessment of any Tax related to a Pre-Closing Tax Period, (c) make (other than in the Ordinary Course of Business) any Tax election (other than the elections contemplated and filed in accordance with this Agreement) or change any Tax election that relates to a Pre-Closing Tax Period or that has retroactive effect to a Pre-Closing Tax Period, or (d) enter into any voluntary disclosure agreement (or initiate discussions or examinations with any Governmental Authority regarding Taxes of any member of the Group) with respect to any Pre-Closing Tax Period; in each case of the immediately preceding clauses (a) to (d), if doing so would reasonably be expected to either increase any of the Vendors’ Tax liability, decrease the Purchase Price, or decrease any amount payable to the Vendors pursuant to Section 8.2.

Section 8.3 Straddle Periods.

For the purposes of this Agreement, whenever a Tax is imposed with respect to a taxation year or fiscal period that begins before and ends after the Closing (a “Straddle Period”), the portion of such Tax that is allocable to the portion of such Straddle Period which ends immediately before the Closing shall:

(a)	in the case of any Taxes imposed on a periodic basis, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending immediately before the Closing and the denominator of which is the number of days in the entire Straddle Period; and

(b)	in the case of any Tax not described in clause (a) immediately above (such as Taxes based upon or related to gross receipts, sales, transfer, assignment, production, use or income), be deemed to be equal to the amount which would be payable based on the Books and Records as if the relevant taxation year or fiscal period ended immediately before the Closing.

Section 8.4 Excessive Eligible Dividend Designation Election.

If it is determined within four years of the date of this Agreement that any member of the Group made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the ITA) on or before the Closing Date, other than during the course of the Pre-Closing Reorganization, each Vendor either: (a) hereby concurs (or shall use reasonable efforts to cause the recipient of the relevant dividend that is not a member of the Group to concur) in the making of an election under subsection 185.1(2) of the ITA in respect of the full amount thereof, and such election shall be made by the relevant member of the Group in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the ITA; or, with the Vendors’ Representatives prior approval (b) where the particular Vendor was the sole shareholder of the class of shares of the relevant Group member on which was paid the “eligible dividend” (as defined in subsection 89(1) of the ITA) in respect of which the excessive eligible dividend designation was made, agrees to pay to the Purchaser an amount equal to any Part III.1 tax assessed against the relevant member of the Group that is attributable to that eligible dividend, plus any arrears interest or penalties payable by the relevant Group member in relation to the Part III.1 tax assessment.

Section 8.5 Excessive Capital Dividend Election.

If it is determined within four years of the date of this Agreement that any member of the Group has made an election under subsection 83(2) of the ITA in respect of the full amount of any dividend payable by it in any taxation year ending prior to the Closing (other than during the course of the Pre-Closing Reorganization) on shares of any class of its capital stock, and that the full amount of such dividend exceeded the amount of such corporation’s “capital dividend account” (as defined in the ITA) immediately before the dividend became payable, each Vendor either: (a) hereby concurs (or shall use reasonable efforts to cause the recipient of the relevant dividend that is not a member of the Group to concur) in the making of an election under subsection 184(3) of the ITA in respect of such dividend; or with the Vendors’ Representatives prior approval (b) where the particular Vendor was the sole shareholder of the class of shares of the relevant Group member on which was paid the “capital dividend” (as defined in subsection 83(2) of the ITA) in respect of which the excessive capital dividend election was made, agrees to pay to the Purchaser an amount equal to any Part III tax assessed against the relevant member of the Group that is attributable to that capital dividend, plus any arrears interest or penalties payable by the relevant Group member in relation to the Part III tax assessment.

Section 8.6 Tax Contest

(1)	After the Closing Date, the Purchaser shall promptly notify the Vendors’ Representatives in writing upon its receipt of any written notice of any pending or threatened audit or assessment, proposed adjustment, deficiency, proceeding or similar claim relating to an excessive eligible dividend designation or an excessive capital dividend election in respect of which Section 8.4 or Section 8.5, respectively, may apply (each, a “Tax Contest”); provided, however that, the Purchaser’s delay or failure to so notify the Vendors’ Representatives of such Tax Contest shall only relieve the Vendors of their obligations under Section 8.4 or Section 8.5, as the case may be, to the extent, if at all, the Vendors are materially prejudiced by reason of such delay or failure.

(2)	The Vendors’ Representatives shall have control of any Tax Contest, provided that the Purchaser shall have the right to participate, at the Purchaser’s sole cost and expense, in such Tax Contest and the Vendors’ Representatives shall not settle such Tax Contest unless the Purchaser consents to such settlement, which consent shall not be unreasonably withheld, delayed, or conditioned. The Purchaser’s right to participate in such Tax Contest shall include: (a) consulting with the Vendors’ Representatives regarding the conduct of such Tax Contest at reasonable intervals; (b) timely receiving from the Vendors’ Representatives any material correspondence and other documents received by the Vendors’ Representatives regarding the Tax Contest from the relevant taxation authority; and (c) being provided drafts of material correspondence and other documents that will be provided to the taxation authority with respect to such Tax Contest within a reasonable period prior to the planned submission to the taxation authority.

Section 8.7 Cooperation.

(1)	The Purchaser and the Corporation shall cooperate with each other as and to the extent reasonably requested by the other Party in connection with Tax matters relating to any member of the Group or the transactions contemplated by this Agreement, including: (a) the preparation and filing of any Tax Returns (including any extensions thereto); (b) the examination of Tax Returns; and (c) any audit, administrative or judicial proceeding with respect to Taxes assessed or proposed to be assessed.

(2)	Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information with respect to any Tax proceeding and explanation of any material provided under this Agreement.

Section 8.8 Disclosures.

If, at any time after the Closing, any of the Parties determines, or becomes aware that an “advisor” (as this term is defined for purposes of sections 237.3 and 237.4 of the ITA) or an “adviser” (as this term is defined for purposes of the Taxation Act (Quebec)) has determined that a transaction contemplated by this Agreement (including the Pre-Closing Reorganization) should be disclosed to any applicable Governmental Authority in accordance with sections 237.3 and 237.4 of the ITA or section 1079.8.5 to 1079.8.6.4 of the Taxation Act (Quebec) (or any analogous provision of any similar Applicable Law), including following a future or proposed amendment to such legislative provisions described in this Section 8.8 (the “Disclosure Requirements”), the relevant Party shall notify the other Parties of its intent, or its advisor’s or adviser’s intent, to comply with the Disclosure Requirements. If any such transaction is mutually determined to be required to be so reported, the Parties shall cooperate in good faith in preparing the information to be reported therein and in filing any such disclosure on a timely basis and in accordance with Applicable Laws. Notwithstanding the foregoing, no Party shall be under any obligation not to report a transaction that it determines, acting reasonably, to be subject to a reporting requirement pursuant to the Disclosure Requirements. Each Party agrees to notify the other Party thirty (30) Business Days prior to the earliest deadline to file any information return pursuant to any applicable Disclosure Requirement if the Party intends to file any information return in connection with this Agreement pursuant to any Disclosure Requirement.

Article 9
TERMINATION

Section 9.1 Mutual Termination.

This Agreement may be terminated by the mutual written agreement of the Parties at any time prior to Closing.

Section 9.2 Outside Date.

This Agreement may be terminated by either the Vendors’ Representatives or the Purchaser if the Closing has not occurred prior to or on the Outside Date, provided that neither the Vendors’ Representatives nor the Purchaser may terminate this Agreement pursuant to this Section 9.2 if the failure of the Closing to so occur prior to or on the Outside Date has been caused by, or is a result of, the failure by the Purchaser (if the Vendors’ Representatives are the terminating parties), or the Vendors or the Corporation (if the Purchaser is the terminating party), to perform or comply with any of its or their obligations or covenants under this Agreement, or the inaccuracy of any of its or their representations or warranties.

Section 9.3 Termination by the Purchaser.

The Purchaser, provided that the Purchaser is not in default in any material respect in the performance of its obligations under this Agreement, may elect, without prejudice to any other rights, to terminate this Agreement at any time prior to the Closing by written notice to the Vendors’ Representatives if (a) the obligations and covenants of the Vendors or the Corporation under this Agreement which are required to be performed or complied with on or before the Closing Date have not been performed or complied with such that one or more of the conditions contained in Section 5.1 would not be satisfied, or (b) the representations and warranties made by the Vendors or the Corporation under this Agreement shall not have been true or correct on the Closing Date such that the condition contained in Section 5.1(1) would not be satisfied.

Section 9.4 Termination by the Vendors.

The Vendors’ Representatives, provided that the Vendors or the Corporation are not in default in any material respect in the performance of their obligations under this Agreement, may elect, without prejudice to any other rights, to terminate this Agreement at any time prior to the Closing by written notice to the Purchaser if (a) the obligations and covenants of the Purchaser under this Agreement which are required to be performed or complied with on or before the Closing Date have not been performed or complied with such that one or more of the conditions contained in Section 5.2 would not be satisfied, or (b) the representations and warranties made by the Purchaser under this Agreement shall have not been true or correct on the date hereof or on the Closing Date such that the condition contained in Section 5.2(1) would not be satisfied.

Section 9.5 Termination Notice.

No Party may elect to exercise its right to terminate this Agreement pursuant to Section 9.3 or 9.4 unless the Party or Parties (the Vendors’ Representatives or the Purchaser, as applicable) seeking to terminate this Agreement has or have delivered a notice to the other Party or Parties (the Vendors’ Representatives or the Purchaser, as applicable) specifying all failures to perform or comply with obligations and covenants or inaccuracies of representations and warranties hereunder.

Section 9.6 Effect of Termination.

(1)	In the case of any termination of this Agreement pursuant to this Article 9, this Agreement shall be of no further force and the Parties will be released from all obligations under this Agreement, except that:

(a)	Section 4.5 [Confidentiality], Section 7.1 [No Reliance], Section 7.2 [No Survival], Section 9.6 [Effect of Termination], Section 9.7 [Termination Fee], Section 11.1 [Expenses], Section 11.2 [Public Announcements], Section 11.3 [Notices], Section 11.7 [Entire Agreement], Section 11.11 [Governing Law] and Section 11.12 [Successors and Assigns; Assignments] will continue in full force and effect; and

(b)	no termination of this Agreement shall relieve any Party from its liability, obligation, duty and responsibility for a material and willful breach of this Agreement.

Section 9.7 Termination Fee.

(1)	In the event that this Agreement is terminated by the Vendors in accordance with either Section 9.2 or Section 9.4 as a result of any of the Regulatory Approvals not being obtained by the Outside Date, then the Purchaser shall pay, or cause to be paid, a termination fee to the Corporation of an amount equal to $50,750,000 (the “Termination Fee”).

(2)	The Termination Fee shall be paid to the Corporation within five Business Days following the termination date by wire transfer of immediately available funds to an account or accounts specified by the Corporation in writing to the Purchaser. If the Purchaser is required or reasonably believes it is required by any Applicable Law to withhold any Taxes from the payment of the Termination Fee due pursuant to this Section 9.7, the amount of the Termination Fee shall be increased by the Purchaser when payable as necessary so that after making or allowing for the required withholding to be made, the Corporation receives an amount equal to the amount it would have received had no such withholding been required.

(3)	The Parties acknowledge (a) that the agreements contained in this Section 9.7 are an integral part of the Transactions, (b) that without these agreements the Vendors would not enter into this Agreement, and (c) that the amounts payable pursuant to this Section 9.7 are payments in consideration for the disposition of the Vendors’ rights under this Agreement and represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damages and out-of-pocket expenditures, which the Corporation will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties, and for greater certainty are not and are not intended to be an inducement, refund, reimbursement or assistance to either Vendor for entering into this Agreement. The Purchaser irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive, including under article 1623 of the Civil Code of Québec. In addition, if the Purchaser fails to timely pay the Termination Fee when due pursuant to this Section 9.7, and, in order to obtain payment, the Vendors commence a legal proceeding that results in a final, non-appealable order against the Purchaser, the Purchaser shall pay, or cause to be paid, to the Vendors based on their respective Designated Percentage their reasonable costs and expenses (including the fees and disbursements of legal counsel) in connection with such legal proceeding, together with interest on the Termination Fee at a rate per annum equal to the prime rate of the Bank of Canada plus 5% from the date such fee, cost or expense was required to be paid through (but excluding) the date such payment is actually received.

Section 9.8 Remedies.

(1)	Each Party hereby agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Prior to the valid termination of this Agreement pursuant to this Article 9, the Purchaser and the Vendors shall be entitled to seek an injunction, specific performance and other equitable relief to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Purchaser and the Vendors are entitled at Law or in equity.

(2)	Each Party hereby acknowledges and agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (a) there is adequate remedy at Law, or (b) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.

Article 10
VENDORS’ Representatives

Section 10.1 Vendors’ Representatives.

(1)	Each Vendor hereby appoints the Vendors’ Representatives, jointly, with full power and authority on such Vendor’s behalf, (a) to consummate the Transactions, (b) to receive, give receipt for and disburse any funds received hereunder, under the Escrow Agreement or under the Paying Agent Agreement on behalf of or to each such Vendor, (c) to hold back from disbursement to all of the Vendors collectively any such funds to the extent they reasonably determine may be necessary or required under the terms and conditions of this Agreement, the Escrow Agreement, the Paying Agent Agreement or Applicable Law, (d) to execute and deliver on behalf of each such Vendor, all Ancillary Agreements (other than the Joinders Agreements) contemplated herein, and any amendment or waiver to this Agreement or the Ancillary Agreements, (e) to negotiate, settle, compromise and otherwise handle all disputes with the Purchaser under this Agreement, the Escrow Agreement or the Paying Agent Agreement, including disputes regarding any adjustment pursuant to Section 2.7, (f) to give and receive any notices under this Agreement, the Escrow Agreement and the Paying Agent Agreement, and (g) to do each and every act and exercise any and all rights which the Vendors, collectively, are permitted or required to do or exercise under this Agreement, the Escrow Agreement or the Paying Agent Agreement. The Vendors, by accepting the consideration payable to them hereunder, irrevocably grant to the Vendors’ Representatives an irrevocable mandate to act as the Vendors mandatary and agent, with full power and authority to do and perform each and every act and thing necessary or required to be done in connection with the Transactions as fully to all intents and purposes as the Vendors might or could do in person. Such mandate is coupled with an interest, irrevocable and shall not be subject to termination by any Vendor or by operation of law, whether by death or incapacity or dissolution of any Vendor or the occurrence of any other event or events.

(2)	Each of the Parties acknowledges and agrees that the Vendors’ Representatives are serving in that capacity solely for purposes of administrative convenience, and are not personally liable in such capacity for any of the obligations of any Vendor under this Agreement, any Ancillary Agreement or any other deliverable contemplated by this Agreement, and each of the Parties agrees that he, she or it, as applicable, will not look to the personal assets of the Vendors’ Representatives, acting in such capacity, for the satisfaction of any obligations to be performed by any Vendor hereunder or thereunder.

(3)	Each decision of the Vendors’ Representatives shall be unanimous as evidenced by any instrument made in writing and executed by all of the Vendors’ Representatives. For certainty, any failure by the Vendors’ Representatives to reach a unanimous decision shall not in any way defer, diminish, waive or amend the timely fulfilment of any obligation of the Vendors’ Representatives pursuant to this Agreement, any Ancillary Agreement or any other deliverable contemplated by this Agreement.

(4)	All decisions, actions, consents and instructions of the Vendors’ Representatives authorized to be made, taken or given pursuant to Section 10.1(1) shall be final and binding upon all the Vendors, and no Vendor shall have any right to object, dissent, protest or otherwise contest to the same, except for the intentional or gross fault of the Vendors’ Representatives in connection therewith. Neither the Vendors’ Representatives nor any mandatary or agent employed by the Vendors’ Representatives shall incur any liability to any Vendor relating to the performance of its duties as authorized hereunder except for actions or omissions constituting fraud or intentional or gross fault of the Vendors’ Representatives in connection therewith. The Vendors’ Representatives shall not have by reason of this Agreement a fiduciary relationship in respect of any Vendor, except in respect of amounts actually received on behalf of such Vendor.

(5)	The Vendors shall be bound by all actions taken and documents executed by Vendors’ Representatives in connection with this Agreement and the Corporation’s obligations hereunder, and the Purchaser shall be entitled to rely on any action or decision of all Vendors’ Representatives (and, for the avoidance of doubt, the Vendors shall be responsible to the Purchaser on a joint and not solidary basis (the equivalent of severally and not jointly and severally at common law) basis and proportionately in accordance with their Designated Percentage for any action or inaction of the Vendors’ Representatives in their respective capacities as such under this Agreement or related to their respective obligations hereunder as if the same were taken or not taken by the Vendors under this Agreement). Notices or communications to or from the Vendors’ Representatives shall constitute notice to or from each of the Vendors.

(6)	The Vendors agree, on a joint and not solidary basis (the equivalent of severally and not jointly and severally at common law) basis and proportionately in accordance with their Designated Percentage, to indemnify the Vendors’ Representatives for, and to hold the Vendors’ Representatives harmless against, any losses, damages, claims or expenses (including attorneys’ fees) incurred without fraud or intentional or gross fault on the part of the Vendors’ Representatives, arising out of or in connection with the Vendors’ Representatives’ carrying out their respective duties under this Article 10, including costs and expenses of successfully defending the Vendors’ Representatives against any claim of liability with respect thereto. The Vendors’ Representatives may consult with counsel of their respective own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel. The indemnity obligations of this Section 10.1(6) shall survive the resignation, replacement or removal of any Vendors’ Representatives or the termination of this Agreement pursuant to Article 9.

(7)	In the event that any amount is owed to the Vendors’ Representatives, whether for fees payable to third party advisors, expense reimbursement or indemnification incurred for the benefit or on behalf of the Vendors pursuant to this Agreement, the Vendors’ Representatives shall each be entitled to be reimbursed by the Vendors proportionately in accordance with their respective Designated Percentage, and the Vendors agree to so reimburse such Vendors’ Representatives promptly upon receipt of a written notice from either Vendors’ Representative including a reasonably detailed description as to such owed amount.

(8)	Upon any distribution of any funds to the Vendors’ Representatives or the Paying Agent, as applicable, in accordance with this Agreement, the Purchaser shall be deemed to have fully satisfied any and all obligations to the Vendors under this Agreement with respect to the amount of such distribution.

Article 11
GENERAL

Section 11.1 Expenses.

Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it or on its behalf in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Transactions (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

Section 11.2 Public Announcements.

All public notices to third parties and all other announcements, press releases and publicity concerning the Agreement or the Transactions must be jointly planned and coordinated by the Vendors and the Purchaser. Neither Party shall act unilaterally in this regard without the prior written consent of the other Party unless, and only to the extent that, disclosure is required to meet the timely disclosure obligations of any Party under applicable securities Laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable, or the disclosure is to the Party’s board of directors, senior management and its legal, accounting, financial or other professional advisers. Notwithstanding the foregoing, nothing in this Section 11.2 shall limit any disclosure by any Vendor or its Affiliates or successors or permitted assigns, in its non-publicly distributed marketing materials and in any non-public update or communication to its limited partners, investors or prospective investors, financing sources, accountants, consultants and others (so long as such disclosure has a valid business purpose and the recipients are bound by customary confidentiality provisions).

Section 11.3 Notices.

Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (a) delivered personally, (b) sent by prepaid courier service or mail, or (c) sent by e-mail or other similar means of electronic communication, in each case to the applicable address set out below:

(a)	if to the Purchaser or the Parent, to:

c/o ESAB Corporation
909 Rose Avenue,
North Bethesda, MD 20852 USA

Attn:	[***]
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Bennett Jones LLP
900 Blvd. de Maisonneuve Ouest, Suite 1800
Montreal (Quebec) H3A 0A8

Attention:	[***], [***] and [***]
Email:	[***], [***] and [***]

(b)	if to CDP, to:

Price Building

65 Sainte-Anne Street

14th Floor

Quebec (Quebec) G1R 3X5

Attention:	[***]
Email:	[***]

with a copy to:

Jacques-Parizeau Building

1000 Place Jean-Paul-Riopelle

Montreal (Quebec) H2Z 2B3

Attention:	[***]
Email:	[***] and [***]

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

365 Abraham-Martin Street

Suite 600

Quebec (Quebec) G1K 8N1

Attention:	[***]
Email:	[***]

(c)	if to the Novacap Vendors, to:

3400 de l’Éclipse Street

Suite 700
Brossard (Quebec) J4Z 0P3

Attention:	[***]
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
1 Place Ville Marie

Suite 3000
Montreal (Quebec) H3B 4N8

Attention:	[***] and [***]
Email:	[***] and [***]

(d)	if to the Group, any of the Holdcos and Martin, to:

Eddyfi Holding Inc.

3425 Pierre-Ardouin Street

Quebec (Quebec) G1P 0B3

Attention:	[***] and [***]
Email:	[***], [***] and [***]

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP
1000 De La Gauchetière Street West

Suite MZ400
Montreal (Quebec) H3B 0A2

Attention:	[***], [***] and [***]
Email:	[***], [***] and [***]

(e)	if to the Vendors’ Representatives, to each of the Novacap Vendors, CDP and Martin.

Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, e-mailed or sent before 5:00 p.m. (Eastern Time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided, however, that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt. Any Party may from time to time change its address under this Section 11.3 by notice to the other Parties given in the manner provided by this Section 11.3.

Section 11.4 Time of Essence.

Time shall be of the essence of this Agreement in all respects.

Section 11.5 Disclosure Schedules.

(1)	Contemporaneously with the execution and delivery of this Agreement, the Corporation is delivering to the Purchaser the Disclosure Schedules required to be delivered pursuant to this Agreement, which are deemed to constitute an integral part of this Agreement. The purpose of the Disclosure Schedules is to set out the qualifications and other information called for in this Agreement. The Parties acknowledge and agree that the Disclosure Schedules and the disclosures and other information contained therein do not constitute or imply, and will not be construed as: (a) any representation, warranty, covenant or obligation which is not expressly set out in this Agreement; (b) an admission of any liability or obligation of the Vendors or the Group; (c) an admission that the information is material or within or outside the Ordinary Course of Business; (d) a standard of materiality, a standard for what is or is not in the Ordinary Course of Business, or any other standard contrary to the standards contained in the Agreement; or (e) an expansion of the scope of effect of any of the representations, warranties, covenants and obligations set out in the Agreement.

(2)	Disclosure of any information in the Disclosure Schedules will be deemed to be made for purposes of (a) the Section of this Agreement to which they correspond in number, and (b) any Section of this Agreement to which they are related if it is reasonably apparent on the face of the disclosures that they also pertain to such other Section.

(3)	The Disclosure Schedules themselves are confidential information and shall be treated by the Purchaser in accordance with the terms of this Agreement.

Section 11.6 Further Assurances.

Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that any other Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

Section 11.7 Entire Agreement.

This Agreement, together with the Confidentiality Agreement, the Escrow Agreement, the Paying Agent Agreement and the Joinder Agreements, constitutes the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement and no Party has relied or is relying on any other information, discussion or understanding in entering into and completing the Transactions.

Section 11.8 Amendment.

No amendment of this Agreement shall be effective unless made in writing and signed by the Vendors’ Representatives and the Purchaser.

Section 11.9 Waiver.

A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver, and then only in the specific instance and for the specific purpose for which it has been given. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by any other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of such Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

Section 11.10 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.11 Governing Law.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable in such Province and this Agreement shall be treated, in all respects, as a Quebec contract. Each Party agrees (a) that any Claim relating to this Agreement shall be brought in any court of competent jurisdiction in the City of Quebec in the Province of Quebec, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such court, (b) that it irrevocably waives any right to, and shall not, oppose any such Claim in the Province of Quebec on any jurisdictional basis, including forum non conveniens, and (c) not to oppose the enforcement against it in any other jurisdiction of any Order duly obtained from a Quebec court as contemplated by this Section 11.11.

Section 11.12 Successors and Assigns; Assignment.

This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors, heirs, Representatives and permitted assigns. No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Parties; provided that, without the prior consent of the Vendors or the Corporation, the Purchaser may assign this Agreement (a) to any of its Affiliates, or (b) to any Debt Financing Source (or any agent or collateral trustee for such Debt Financing Source) pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided, further, that no such assignment shall relieve the Purchaser of any of its obligations hereunder.

Section 11.13 Third Party Beneficiaries.

Except as set forth in Section 4.10(3) and Section 11.16, this Agreement is for the sole benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.14 Legal Representation.

In any proceeding by or against the Purchaser wherein the Purchaser asserts or prosecutes any Claim under, or otherwise seeks to enforce, this Agreement or any Ancillary Agreement, the Purchaser agrees in connection with such proceeding (a) that neither the Purchaser nor counsel therefor will move to seek disqualification of any Vendor Counsel, (b) to waive any right the Purchaser may have to assert the attorney-client privilege against any Vendor Counsel or the Vendors or any of their Affiliates with respect to any communication or information contained in the Vendor Counsel’s possession or files, and (c) to consent to the representation of the Vendors and their Affiliates by any Vendor Counsel, notwithstanding that such Vendor Counsel has or may have represented any Vendor or any of its Affiliates (including any member of the Group) as counsel in connection with any matter, including any transaction (including the Transactions by this Agreement), negotiation, investigation, proceeding or action, prior to the Closing. This consent and waiver extends to the Vendor Counsel representing the respective Vendors against the Purchaser or any member of the Group in litigation, arbitration or mediation in connection with this Agreement or any Ancillary Agreement or the Transactions. In addition, all communications between any Vendor and any member of the Group, on the one hand, and any Vendor Counsel, on the other hand, related to the Transactions or any other proposed sale of shares of the Group, the Agreement or the Ancillary Agreements shall be deemed to be attorney-client confidences that belong solely to the Vendors and their respective Affiliates (and not the Group) (the “Vendors Pre-Closing Communications”). Accordingly, no member of the Group nor the Purchaser shall have access to any such Vendors Pre-Closing Communications or to the files of the Vendor Counsel relating to such engagement from and after the Closing, and all Books and Records and other materials of any member of the Group in any medium (including electronic copies) containing or reflecting any of the Vendors Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby retained by, assigned and transferred to the Vendors effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement and shall be delivered to the Vendors immediately prior to the Closing with no copies thereof retained by the Group, the Purchaser or any of the Purchaser’s Affiliates or representatives. From and after the Closing, the Purchaser and the Group shall maintain the confidentiality of all such material and information. To the extent that any such materials or information are not delivered to the Vendors prior to the Closing, they will be held for the benefit of the Vendors, and the Purchaser, the Group and their respective Affiliates will deliver all such material and information to the Vendors promptly upon discovery thereof, without using or retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (i) the Vendors and their respective Affiliates (and not the member of the Group) shall be the sole holders of the attorney-client privilege with respect to such engagement and the Vendors Pre-Closing Communications, and no member of the Group shall be a holder thereof, (ii) to the extent that files of any Vendor Counsel in respect of such engagement and with respect to the Vendors Pre-Closing Communications constitute property of the client, only the Vendors and their respective Affiliates (and not the Group) shall hold such property rights, and (iii) no Vendor Counsel shall have any duty whatsoever to reveal or disclose any such attorney-client communications, files or the Vendors Pre-Closing Communications to the Corporation by reason of any attorney-client relationship between the Vendor Counsel and the Corporation or otherwise. “Vendor Counsel” means, collectively, McCarthy Tétrault LLP, Fasken Martineau DuMoulin LLP and Blake, Cassels & Graydon LLP.

Section 11.15 Parent Guaranty.

Parent hereby absolutely, unconditionally and irrevocably guarantees and hereby assumes jointly, severally and solidarily with the Purchaser, the obligations of the Purchaser (or its assignee or assignees, as permitted by Section 11.12) under this Agreement. The guaranty provided pursuant to this Section 11.15 (the “Guaranty”) is a guaranty of payment and performance. The liability of Parent under this Guaranty shall be immediate and independent of the obligations of the Purchaser (or its assignee or assignees) hereunder, subject only to prior demand made upon the Purchaser by the Corporation and the Vendors’ Representatives (if before the Closing) or the Vendors’ Representatives (if after the Closing) for payment or performance thereunder, as the case may be, and failure by the Purchaser (or its assignee or assignees) to make such payment or performance as provided hereunder. Parent’s obligations hereunder shall not be contingent upon the exercise or enforcement of any other rights or remedies the Vendors may have against the Purchaser (or its assignee or assignees). The Parties acknowledge and agree that Parent and its successors and assigns may exercise any and all defenses, counterclaims and other rights and remedies of the Purchaser (or its assignee or assignees) under this Agreement in the event that the Corporation or the Vendors’ Representatives, as applicable, make a demand upon Parent pursuant to the terms hereof. This Guaranty shall automatically terminate and become null, void and without effect with respect to any obligation of the Purchaser (or its assignee or assignees) under this Agreement upon the earlier to occur of: (a) the Purchaser’s satisfaction of such obligation and (b) the Corporation and the Vendors’ Representatives’ (if before the Closing) or the Vendors’ Representatives (if after the Closing) express written waiver of such obligation.

Section 11.16 Debt Financing Sources.

Notwithstanding anything to the contrary in this Agreement, each of the Corporation, the Holdcos, the Vendors, their Subsidiaries and their respective Affiliates hereby:

(1)	agrees that any Claim, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source arising out of or relating to this Agreement, the Debt Commitment Letter, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan in the City of New York, and any appellate court thereof, and each such Person irrevocably submits itself and its property with respect to any such Claim to the exclusive jurisdiction of such court;

(2)	agrees that any such Claim shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing;

(3)	agrees not to bring or support any Claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Commitment Letter, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan in the City of New York;

(4)	irrevocably waives, to the fullest extent permitted by Applicable Law, (i) the defense of an inconvenient forum to the maintenance of any such Claim in any such court, (ii) any objection which it may now or hereafter have to the laying of venue of any such Claim in any such court, and (iii) trial by jury in any Claim against any Debt Financing Source arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby;

(5)	agrees that, notwithstanding anything to the contrary in this Agreement, none of the Debt Financing Sources shall have any liability to the Corporation, the Holdcos, the Vendors or any of their respective Affiliates relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing or any of the transactions contemplated hereby or thereby, whether in law or in equity, whether in contract or in tort or otherwise; and

(6)	agrees that the Debt Financing Sources are express third party beneficiaries of this Section 11.16, and may enforce the provisions of this Section 11.16, and that this Section 11.16 and the definitions of “Debt Commitment Letter”, “Debt Financing” and “Debt Financing Sources” (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 11.16) shall not be amended, waived or otherwise modified in any way adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 11.17 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by e-mail or by other electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Parties.

Section 11.18 Language.

The Parties acknowledge that they have required that this Agreement and all related documents be drawn up in English. Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

9559-2796 QUÉBEC INC.			NOVACAP INTERNATIONAL TMT V, L.P., by its general partner, NOVACAP MANAGEMENT INC.

By:	/s/ Kevin J. Johnson		By:	/s/ Pascal Tremblay
	Name:	Kevin J. Johnson		Name:	Pascal Tremblay
	Title:	Director		Title:	Authorized Signatory

NOVACAP TMT V CO-INVESTMENT (PREVIAN), L.P., by its general partner, NOVACAP MANAGEMENT INC.			NOVACAP TMT V, L.P., by its general partner, NOVACAP MANAGEMENT INC.

By:	/s/ Pascal Tremblay		By:	/s/ Pascal Tremblay
	Name:	Pascal Tremblay		Name:	Pascal Tremblay
	Title:	Authorized Signatory		Title:	Authorized Signatory

NOVACAP TMT V-A, L.P., by its general partner, NOVACAP MANAGEMENT INC.			NVC TMT V, L.P., by its general partner, NOVACAP MANAGEMENT INC.

By:	/s/ Pascal Tremblay		By:	/s/ Pascal Tremblay
	Name:	Pascal Tremblay		Name:	Pascal Tremblay
	Title:	Authorized Signatory		Title:	Authorized Signatory

NVC TMT V-A, L.P., by its general partner, NOVACAP MANAGEMENT INC.			CDP INVESTISSEMENTS INC.

By:	/s/ Pascal Tremblay		By:	/s/ Jacques Marchand
	Name:	Pascal Tremblay		Name:	Jacques Marchand
	Title:	Authorized Signatory		Title:	Authorized Signatory

			By:	/s/ André Levesque
				Name:	André Levesque
				Title:	Authorized Signatory

HMT INC.			EDDYFI HOLDING INC.

By:	/s/ Martin Thériault		By:	/s/ Martin Thériault
	Name:	Martin Thériault		Name:	Martin Thériault
	Title:	Authorized Signatory		Title:	Authorized Signatory

NDT NATION INC.			NDT ALLIANCE INC.

By:	/s/ Martin Thériault		By:	/s/ Martin Thériault
	Name:	Martin Thériault		Name:	Martin Thériault
	Title:	Authorized Signatory		Title:	Authorized Signatory

GESTION MICHAEL SIROIS INC.			GESTION FLORIAN HARDY INC.

By:	/s/ Michael Sirois		By:	/s/ Florian Hardy
	Name:	Michael Sirois		Name:	Florian Hardy
	Title:	Authorized Signatory		Title:	Authorized Signatory

9519-8420 QUÉBEC INC.			FIDUCIE FAMILIALE MICHAEL SIROIS

By:	/s/ Michael Sirois		By:	/s/ Florian Hardy
	Name:	Michael Sirois		Name:	Florian Hardy
	Title:	Authorized Signatory		Title:	Trustee

			By:	/s/ Michael Sirois
				Name:	Michael Sirois
				Title:	Trustee

PLACEMENTS M.S.R. INC.			9519-8404 QUÉBEC INC.

By:	/s/ Michael Sirois		By:	/s/ Florian Hardy
	Name:	Michael Sirois		Name:	Florian Hardy
	Title:	Authorized Signatory		Title:	Authorized Signatory

9519-8388 QUÉBEC INC.			FIDUCIE FAMILIALE FLORIAN HARDY

By:	/s/ Florian Hardy		By:	/s/ Michael Sirois
	Name:	Florian Hardy		Name:	Michael Sirois
	Title:	Authorized Signatory		Title:	Trustee

FIDUCIE FAMILIALE FLORIAN HARDY 2023			INVESTISSEMENTS FLORIAN HARDY INC

By:	/s/ Florian Hardy		By:	/s/ Florian Hardy
	Name:	Florian Hardy		Name:	Florian Hardy
	Title:	Authorized Signatory		Title:	Authorized Signatory

H3A INC.			FIDUCIE FAMILIALE MARTIN THÉRIAULT

By:	/s/ Martin Thériault		By:	/s/ Martin Thériault
	Name:	Martin Thériault		Name:	Martin Thériault
	Title:	Authorized Signatory		Title:	Trustee

			By:	/s/ Benoit Thériault
				Name:	Benoit Thériault
				Title:	Trustee

By:	/s/ Louis-Georges Gauvin
	Name:	Louis-Georges Gauvin
	Title:	Trustee

3ALPHA CAPITAL INC.

By:	/s/ Martin Thériault
	Name:	Martin Thériault
	Title:	Authorized Signatory

/s/ Michael Sirois	/s/ Florian Hardy
MICHAEL SIROIS	FLORIAN HARDY

/s/ Martin Thériault	/s/ Samuel Nasso
MARTIN THÉRIAULT, individually and in his capacity as Vendors’ Representative	SAMUEL NASSO, in his capacity as Vendors’ Representative

/s/ André Lévesque
ANDRÉ LÉVESQUE, in his capacity as Vendors’ Representative

ESAB CORPORATION, solely with respect to providing the Guaranty in Section 11.15 of this Agreement

By:	/s/ Shyam P. Kambeyanda
	Name:	Shyam P. Kambeyanda
	Title:	President and Chief Executive Officer